  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1996.

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                       SERVICEMASTER LIMITED PARTNERSHIP
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE              8741, 0782, 7342              36-3497008
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                             ONE SERVICEMASTER WAY
                      DOWNERS GROVE, ILLINOIS 60515-9969
                                (630) 271-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               VERNON T. SQUIRES
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                             ONE SERVICEMASTER WAY
                      DOWNERS GROVE, ILLINOIS 60515-9969
                                (630) 271-1300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                              ROBERT H. KINDERMAN
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
     TITLE OF EACH CLASS OF             PROPOSED MAXIMUM           AMOUNT OF
   SECURITIES TO BE REGISTERED      AGGREGATE OFFERING PRICE    REGISTRATION FEE
--------------------------------------------------------------------------------
Shares of limited partnership
 interest                                  $69,000,000(1)           $20,909
--------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share,
 of ServiceMaster Incorporated of
 Delaware ("SMI Shares")                       (2)                    (2)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.
(2) The partnership shares registered hereunder will be automatically converted into SMI Shares upon consummation of a Reincorporating Merger involving ServiceMaster Limited Partnership and ServiceMaster Incorporated of Delaware approved prior to the date of this registration statement and the issuance of the partnership shares registered hereby. The Reincorporating Merger is scheduled to occur on December 31, 1997. Therefore, pursuant to Rule 457(j), no additional registration fee is payable with respect to SMI Shares as they will be issued upon the mandatory conversion of the partnership shares in the Reincorporating Merger.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES       +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A         +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES + +IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL + +PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED DECEMBER 12, 1996.

OFFERING CIRCULAR/PROSPECTUS                                                LOGO

                                    OFFER BY

                       SERVICEMASTER LIMITED PARTNERSHIP

              TO ACQUIRE EACH OUTSTANDING SHARE OF COMMON STOCK OF

                                 BAREFOOT INC.

           FOR, AT THE ELECTION OF THE HOLDER, (I) $16.00 IN CASH, OR
        (II) A FRACTION OF A SHARE OF SERVICEMASTER LIMITED PARTNERSHIP


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
            NEW YORK CITY TIME, ON           , 1997 UNLESS EXTENDED.


  ServiceMaster Limited Partnership ("ServiceMaster"), a Delaware limited partnership, hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," together with the Offering Circular/Prospectus, as they may be amended or supplemented from time to time, the "Offer"), to acquire each outstanding share ("Share" or "Barefoot Share") of common stock, par value $0.01 per share, of Barefoot Inc. ("Barefoot" or the "Company"), a Delaware corporation, together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Stock Purchase Rights") not already owned by ServiceMaster, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon (the "Cash Consideration"); or (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Share Consideration" and collectively with the Cash Consideration, the "Offer Consideration"). Pursuant to the Offer, Barefoot stockholders may elect to receive all cash or all ServiceMaster Shares or any combination thereof. There is no limit on the percentage of the Offer Consideration which may be received as cash or as ServiceMaster Shares.

  The Offer is conditioned on a minimum number (the "Minimum Number") of the outstanding Barefoot Shares being tendered for either cash or ServiceMaster Shares pursuant to the Offer such that, when added to all Barefoot Shares owned by ServiceMaster prior to consummation of the Offer, ServiceMaster will own at least 75.0% of the Barefoot Shares which shall be outstanding at the Closing Time (as defined). ServiceMaster, as of the date of this Offering Circular/Prospectus, beneficially owns 289,000 Barefoot Shares or approximately 2.0% of the outstanding Barefoot Shares. The Offer is also subject to certain other conditions, any or all of which may be waived by ServiceMaster. See "The Offer--Conditions to the Offer."

  The Offer is being made by ServiceMaster pursuant to an Acquisition Agreement (the "Acquisition Agreement") dated as of December 5, 1996, among ServiceMaster, ServiceMaster Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of ServiceMaster, and Barefoot. To complete its acquisition of Barefoot, ServiceMaster has agreed to effect as promptly as possible after consummation of the Offer a cash-out merger (the "Merger" and collectively with the Offer, the "Transaction") of Merger Sub with and into the Company for $16.00 in cash per Share without interest thereon (the "Merger Consideration") and upon the terms and subject to the conditions set forth in a Plan and Agreement of Merger executed simultaneously with the Acquisition Agreement (the "Merger Agreement"). See "The Offer" and "Description of Acquisition Agreement and Merger Agreement."

                                                        (Continued on next page)

                                  -----------

 THE SERVICEMASTER SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR  DISAPPROVED
  BY  THE  SECURITIES  AND  EXCHANGE   COMMISSION  OR  ANY  STATE   SECURITIES
   COMMISSION NOR  HAS THE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
    PASSED   UPON   THE    ACCURACY   OR   ADEQUACY    OF   THIS    OFFERING
     CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A  CRIMINAL
      OFFENSE.

                                  -----------

          THE DEALER MANAGERS FOR THE OFFER ARE: GOLDMAN, SACHS & CO.

                                  -----------

       The date of this Offering Circular/Prospectus is           , 1997.

(Cover page continued)

  ServiceMaster and the Company believe that, for United States federal income tax purposes: (i) the Cash Consideration received by any holder of Barefoot Shares tendered and accepted by ServiceMaster pursuant to the Offer will be treated as the receipt of cash in a taxable sale of the Shares, and (ii) for United States persons who hold Barefoot Shares as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code ("Code"), the exchange of Barefoot Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution of property to ServiceMaster within the meaning of
Section 721 of the Code. The foregoing is based upon the laws, regulations, rulings and decisions currently in effect, all of which are subject to change. Barefoot stockholders should consult their own tax advisors to determine the federal, state, local and other tax consequences of participating in the Offer or the Merger. Stockholders should note that no rulings have been or will be sought from the Internal Revenue Service (the "IRS") with respect to the federal income tax consequences of the Offer or the Merger, and no assurance can be given that the IRS will not take contrary positions. See "Certain Federal Income Tax Consequences."

  Upon the terms and subject to the conditions of the Offer, ServiceMaster will accept pursuant to the Offer any and all Shares validly tendered and not
withdrawn prior to 12:00 midnight, New York City time, on           , 1997,
unless extended (such date, or such later date to which the Offer may be extended, the "Expiration Date"), on the next business day following the Expiration Date. Tenders of Shares may be withdrawn pursuant to the procedures for withdrawal set forth herein. See "The Offer--Withdrawal Rights." The Cash Consideration will be paid and the ServiceMaster Shares will be delivered as promptly as practicable after acceptance of the Shares by ServiceMaster. See "The Offer--Acceptance of Shares; Delivery of the Offer Consideration." Any Shares not accepted pursuant to the Offer for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Offer.

  Any holder desiring to tender Barefoot Shares should either (i) complete and sign the Letter of Transmittal and Form of Election (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal and Form of Election and deliver them with such certificates representing Shares and all other required documents to the Exchange Agent or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A holder of Shares having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such holder desires to tender such Shares. Any holder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Exchange Agent by 12:00 midnight, New York City time, on the Expiration Date must tender such Shares pursuant to the guaranteed delivery procedures set forth under "The Offer--Procedure for Tendering Shares."

  The Acquisition Agreement provides that ServiceMaster shall cause ServiceMaster Shares issued pursuant to the Offer to be approved for listing on the NYSE prior to the Closing (as defined).

  BAREFOOT'S BOARD OF DIRECTORS HAS DETERMINED THAT THE CASH CONSIDERATION AVAILABLE IN THE OFFER AND THE MERGER CONSIDERATION ARE FAIR TO THE BAREFOOT STOCKHOLDERS AND IN THEIR BEST INTERESTS. THE BAREFOOT BOARD HAS ALSO DETERMINED THAT THE SHARE CONSIDERATION WHICH THE STOCKHOLDERS HAVE THE RIGHT TO CHOOSE AS AN ALTERNATIVE TO RECEIVING $16.00 PER SHARE IN CASH IS FAIR TO STOCKHOLDERS AND IN THEIR BEST INTERESTS, PROVIDED THAT THE BAREFOOT BOARD EXPRESSES NO OPINION AS TO THE FAIRNESS OF THE SHARE CONSIDERATION IF THE AVERAGE SERVICEMASTER SHARE PRICE (AS DEFINED IN THE FIRST PARAGRAPH OF THE COVER PAGE TO THIS OFFERING CIRCULAR/ PROSPECTUS) TURNS OUT TO BE LESS THAN $23.00. SUBJECT TO THIS PROVISO, THE BAREFOOT BOARD HAS CONCLUDED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF BAREFOOT AND ITS STOCKHOLDERS AND THAT SUCH TRANSACTIONS ARE FAIR TO THE STOCKHOLDERS OF BAREFOOT, AND IT RECOMMENDS THAT BAREFOOT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT. SEE "THE OFFER--RECOMMENDATION OF THE BAREFOOT DIRECTORS."

(Cover page continued)

  Because the market price for ServiceMaster Shares will fluctuate, the market price for the fraction of a ServiceMaster Share issuable in exchange for each Share at any time on or after the Closing Date is likely to be higher or lower than $16.00. Each Barefoot stockholder has the right to decide whether to receive ServiceMaster Shares or cash in the Offer. Factors a Barefoot stockholder may wish to consider in connection with such decision include: the value to the Barefoot stockholder of the ability to defer recognition of any capital gain for federal income tax purposes by electing to receive ServiceMaster Shares; the inclination of such stockholder to continue to hold the ServiceMaster Shares received in the Offer (since a capital gain tax may be imposed when the ServiceMaster Shares are sold); the stockholder's willingness to assume the risk inherent in holding ServiceMaster equity securities with a view to possibly realizing future gains (as to which no assurance can be given); and the stockholder's evaluation of the attractiveness of alternative investments which the stockholder would be able to make with the net after tax proceeds which the stockholder would receive if the stockholder elected to receive the Cash Consideration. A stockholder who would be subject to little or no tax upon the disposition of Shares will likely give little or no weight to the tax related factors identified above and may accordingly evaluate the relative attractiveness of the Share Consideration and Cash Consideration differently from a stockholder who is in a taxable situation. The foregoing does not purport to be a complete list of all of the factors which may be relevant to a stockholder's decision to receive cash or ServiceMaster Shares. See "Certain Federal Income Tax Consequences."

  In addition, if, and to the extent, the Average ServiceMaster Share Price (determined as described in the first paragraph on the cover of this prospectus) should turn out to be below $23.00, the risk that the market value on the Closing Date of the Share Consideration will be less than the $16.00 Cash Consideration available to Barefoot stockholders would increase. ServiceMaster will issue a press release and file an 8-K report with the SEC promptly after the Average ServiceMaster Share Price is determined disclosing the amount of that price. Since Barefoot stockholders have the ability to switch their elections between Share Consideration and Cash Consideration until midnight on the Expiration Date of the Offer, Barefoot stockholders should review this ServiceMaster announcement so that their final election can take into account the Average ServiceMaster Share Price as well as the market price for ServiceMaster Shares on or near the Expiration Date.

  Patrick J. Norton (Barefoot's Chief Executive Officer) has advised ServiceMaster that it is his present intention to tender all of his Barefoot Shares (which represent approximately 9.5% of all outstanding Barefoot Shares) and to elect the Share Consideration for substantially all of such Tendered Shares. Mr. Norton's action is not intended to constitute advice or a recommendation as to whether or not any stockholder should tender or how any other Barefoot stockholder should choose between the Cash Consideration and Share Consideration alternatives.

  NEITHER BAREFOOT NOR SERVICEMASTER MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE SHARE CONSIDERATION PURSUANT TO THE OFFER. EACH BAREFOOT STOCKHOLDER MUST MAKE THEIR OWN DECISION WITH RESPECT TO SUCH ELECTION.

  On December 4, 1996, the last full trading day prior to the announcement by ServiceMaster and Barefoot that they had entered into the Acquisition Agreement, the closing price of ServiceMaster Shares as reported by the NYSE Composite Tape, was $24.625 per ServiceMaster Share and the closing price of the Shares, as reported on the Nasdaq National Market, was $12.75 per Barefoot Share. The closing price of ServiceMaster Shares and the Barefoot Shares on December 11, 1996, the most recent date prior to the printing of this Offering Circular/Prospectus, as reported by the NYSE Composite Tape and the Nasdaq National Market, respectively, were $25.25 per ServiceMaster Share and $15.375 per Barefoot Share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

(Cover page continued)

  THIS OFFERING CIRCULAR/PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or additional copies of this Offering Circular/Prospectus, the Letter of Transmittal and the Form of Election may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offering Circular/Prospectus.

  This Offering Circular/Prospectus, together with the Letter of Transmittal,
is being sent to holders of Shares on or about              , 1997.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS OFFERING CIRCULAR/PROSPECTUS IN CONNECTION WITH THE OFFER, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SERVICEMASTER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SERVICEMASTER SHARES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. THE DELIVERY OF THIS OFFERING CIRCULAR/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  NO ACTION HAS BEEN OR WILL BE TAKEN BY SERVICEMASTER THAT WOULD PERMIT A PUBLIC OFFERING OF THE SERVICEMASTER SHARES OR THE CIRCULATION OR DISTRIBUTION OF THIS OFFERING CIRCULAR/PROSPECTUS OR ANY OFFERING MATERIAL IN RELATION TO SERVICEMASTER OR THE SERVICEMASTER SHARES IN ANY COUNTRY OR JURISDICTION OTHER THAN THE UNITED STATES WHERE ACTION FOR THAT PURPOSE IS REQUIRED.

  IN ACCORDANCE WITH VARIOUS STATE SECURITIES LAWS APPLICABLE TO THE OFFER WHICH REQUIRE THE OFFER TO BE MADE TO THE PUBLIC BY A LICENSED BROKER OR DEALER, THE OFFER IS HEREBY MADE TO HOLDERS OF SHARES RESIDING IN EACH SUCH STATE BY GOLDMAN, SACHS & CO. ON BEHALF OF SERVICEMASTER.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   3
INCORPORATION OF DOCUMENTS BY REFERENCE.....................................   3
SUMMARY.....................................................................   5
THE OFFER...................................................................  20
DESCRIPTION OF ACQUISITION AGREEMENT AND MERGER AGREEMENT...................  45
CERTAIN RELATIONSHIPS.......................................................  53
DESCRIPTION OF SERVICEMASTER SHARES.........................................  53
DESCRIPTION OF THE BAREFOOT SHARES..........................................  54
COMPARISON OF SERVICEMASTER SHARES AND THE SHARES...........................  56
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................................  57
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................................  64
VALIDITY OF THE SERVICEMASTER SHARES........................................  65
EXPERTS.....................................................................  66
ANNEX A-I--THE ACQUISITION AGREEMENT
ANNEX A-II--THE MERGER AGREEMENT
ANNEX B--OPINION OF ROBERT W. BAIRD & CO. INCORPORATED
ANNEX C-I--OPINION OF VORYS, SATER, SEYMOUR AND PEASE
ANNEX C-II--OPINION OF KIRKLAND & ELLIS
ANNEX D--CERTAIN PORTIONS OF SERVICEMASTER'S 1995 FORM 10-K
SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS OF SERVICEMASTER

                             AVAILABLE INFORMATION

  ServiceMaster has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities being offered hereby. This Offering Circular/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Such additional information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and 75 Park Place, New York, New York 1007. Copies of such material can be obtained by mail from the public reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a WEB site that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission. The address of such WEB site is http://www.sec.gov. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete but are complete in all material respects for the purposes made herein. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  ServiceMaster is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, New York, New York 10007. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or by accessing the Commission's WEB site. Such reports and other information with respect to ServiceMaster are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by ServiceMaster (File No. 1-9378) pursuant to the Exchange Act are specifically incorporated herein by reference:

    1. ServiceMaster's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 ("ServiceMaster 1995 10-K");

    2. ServiceMaster's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    3. ServiceMaster's Current Report on Form 8-K dated January 15, 1996.

  The following documents previously filed with the Commission by Barefoot (File No. 1-9602) pursuant to the Exchange Act are specifically incorporated herein by reference:

    1. Barefoot's Transition Report on Form 10-K for the nine month period ended December 31, 1995 ("Barefoot 1995 10-K");

    2. Barefoot's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and

    3. Barefoot's Current Report on Form 8-K dated December 11, 1996.

  All documents filed by ServiceMaster or Barefoot with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination or completion of the Offer shall be deemed to be incorporated by reference in this Offering Circular/Prospectus and to be part of this Offering Circular/Prospectus from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular/Prospectus.

  ServiceMaster and Barefoot each hereby undertake to provide without charge to each person, including a beneficial owner, to whom a copy of this Offering Circular/Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information filed by it that has been incorporated by reference in this Offering Circular/Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such information should be directed to ServiceMaster at One ServiceMaster Way, Downers Grove, Illinois 60515-9969, Attention: Investor Relations (telephone number: (630) 271-1300) and to Barefoot at 450 West Wilson Bridge Road, Worthington, Ohio 43085, Attention: Investor Relations (telephone number: (614) 846-1800).

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) contained elsewhere (including the Annexes and Schedules), or incorporated by reference in, this Offering Circular/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Offering Circular/Prospectus. Unless the context otherwise requires, references to "ServiceMaster" mean ServiceMaster Limited Partnership, a Delaware limited partnership, and its subsidiaries. Unless the context otherwise requires, references to "Barefoot" or the "Company" mean Barefoot Inc., a Delaware corporation and its subsidiaries. Prospective investors are urged to read this Offering Circular/Prospectus (including the Annexes and Schedules) in its entirety.

                                 SERVICEMASTER

BUSINESS

  ServiceMaster, and its subsidiary, The ServiceMaster Company Limited Partnership ("SMCLP"), were formed in December 1986 as limited partnerships to succeed to the business and assets of ServiceMaster Industries Inc., which began its operation in 1947. ServiceMaster is a holding company whose limited partnership shares are listed on the New York Stock Exchange and whose principal asset consists of all of the common limited partner interest of SMCLP.

  ServiceMaster, through its subsidiaries, provides a range of services to individual consumers, businesses and institutions in the United States and 30 other countries throughout the world. ServiceMaster is divided into four operating groups: Consumer Services, Management Services, Diversified Health Services and International. Consumer Services and Management Services are the principal operating groups.

  ServiceMaster Consumer Services L.P. provides services to over 6,000,000 residential and commercial customers through seven market leading companies:
TruGreen L.P., which provides lawn care, tree and shrub services and indoor plant maintenance under the "TruGreen", "ChemLawn" and "TruGreen-ChemLawn" service marks; The Terminix International Company L.P., which provides termite, pest control and radon testing services under the "Terminix" service mark; ServiceMaster Residential/Commercial Services L.P., which provides residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; Merry Maids L.P., which provides domestic housekeeping services under the "Merry Maids" service mark; American Home Shield Corporation, which provides home system and appliance warranty contracts and home inspection services under the "American Home Shield" and "AmeriSpec" service marks; and Furniture Medic L.P., which provides in-home furniture repair and restoration services under the "Furniture Medic" service mark. These services are part of the "ServiceMaster Quality Network" and may be accessed by calling a single toll-free telephone number: 1-800-WE SERVE.

  ServiceMaster Management Services L.P. is organized into three discrete operating units: ServiceMaster Healthcare Management Services, Education Management Services and Business and Industry Management Services. Each of these three units provides to their respective customers a variety of supportive management services, including the management of housekeeping, plant operations and maintenance, clinical equipment maintenance, laundry and linen, grounds and landscaping, energy management services and food service.

  The business of ServiceMaster and its organizational structure are discussed in further detail in the ServiceMaster 1995 10-K. Such portions of the ServiceMaster 1995 10-K are set forth in Annex D and are specifically incorporated by reference in this Offering Circular/Prospectus. See "Incorporation of Documents by Reference."

THE 1992 REORGANIZATION; THE REINCORPORATING MERGER

  ServiceMaster, as a publicly traded limited partnership, is currently treated as a partnership for tax purposes. This means that ServiceMaster is not directly subject to Federal and most state income taxes; instead, its taxable income is allocated to its partners. However, the Internal Revenue Code provides that after December 31, 1997, publicly traded partnerships such as ServiceMaster will be taxed as if they were corporations. As a result, ServiceMaster can expect that after the year 1997, its taxable income will be subject to the corporate tax rate and that its dividends will be taxed to its stockholders.

  Recognizing that the tax benefits of the partnership form of organization were likely to expire at the end of 1997, on January 13, 1992 the shareholders of ServiceMaster approved a "Reorganization Package" consisting of a comprehensive amendment and restatement of ServiceMaster's partnership agreement and a merger by which ServiceMaster can convert to corporate form. Such conversion is planned to occur at the end of December 1997; however, pursuant to the Reorganization Package, the Board of Directors of ServiceMaster Management Corporation (the "ServiceMaster Board"), ServiceMaster's general partner (the "Corporate General Partner"), has the authority to accelerate the conversion date to a date prior to December 31, 1997. The best interests of the holders of a majority of ServiceMaster's Shares will be the determinative consideration in whether or not to accelerate the conversion date. No such acceleration is currently anticipated.

  The merger agreement which was approved as part of the Reorganization Package provides for the merger by which ServiceMaster expects to return to corporate form (the "Reincorporating Merger"). ServiceMaster Incorporated of Delaware has been organized to become the successor entity through which the public will invest in ServiceMaster after the Reincorporating Merger. UPON CONSUMMATION OF THE REINCORPORATING MERGER, ALL OF THE SERVICEMASTER SHARES, INCLUDING THE SERVICEMASTER SHARES ISSUED PURSUANT TO THE OFFER, WILL BE CONVERTED ON A NON-TAXABLE ONE-FOR-ONE BASIS INTO NEW SHARES OF COMMON STOCK OF SERVICEMASTER INCORPORATED. As a result of these conversions, ServiceMaster Incorporated will be entirely owned by the persons who, collectively, owned all of the limited partner shares of ServiceMaster immediately prior to the Reincorporating Merger. The Reincorporating Merger is not expected to cause any change in ServiceMaster's dividend payment policy which, for the past 26 years, has been to increase the dividend each year.

  For further information concerning the changes effected by the 1992 Reorganization, see the discussion captioned "Description of the Structure of the ServiceMaster Enterprise" beginning on page 11 of the ServiceMaster 1995 10-K, which is specifically incorporated by reference in this Offering Circular/Prospectus and set forth in Annex D hereof. See "Incorporation of Documents by Reference" and "Description of ServiceMaster Shares."

MISCELLANEOUS

  As of November 30, 1996, (i) approximately 142,600,000 ServiceMaster Shares were issued and outstanding, (ii) not more than 11,000,000 ServiceMaster Shares were reserved for option and employee benefit plans of ServiceMaster, and (iii) the number of additional shares which ServiceMaster may be required to issue as a result of convertible debt and other outstanding rights (in addition to the rights cited in clause (ii)) did not exceed 3,000,000 shares.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of ServiceMaster are set forth in Schedule I hereto.

  ServiceMaster's principal executive offices are located at One ServiceMaster Way, Downers Grove, Illinois 60515-9969. Its telephone number at that address is (630) 271-1300.

                                    BAREFOOT

  Barefoot, operating through its subsidiaries, is the second largest professional residential lawn care service company in the United States. The Company provides periodic applications of fertilizer and as-needed applications of weed and insect controls for residential and commercial customers. Barefoot's standard lawn care program consists of five to eight applications per year depending on the climate of the service area. The Company exclusively uses dry granular fertilizer, which it believes enables it to more readily tailor its lawn care treatments to the specific needs of customers' lawns. The Company also provides its lawn care customers with additional service options, such as tree and shrub care, lawn aeration, liming and seeding.

  The Company's services are provided to customers in 103 metropolitan markets, primarily in the central and eastern United States. Of these markets, 53 are served by Company-owned branches, 47 are served by franchises and three are served by "branchises", which are franchises managed by the Company under management agreements, with the Company retaining a purchase option at a specified price.

  The business of Barefoot is discussed in further detail in the Barefoot 1995 10-K, which is specifically incorporated by reference in this Offering Circular/Prospectus. See "Incorporation of Documents by Reference."

  The authorized capital stock of Barefoot consists of 40,000,000 Shares and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). As of the date hereof, 14,519,760 Shares are issued and outstanding and 2,277,000 Shares are held in the treasury of Barefoot. As of the date hereof, ServiceMaster beneficially owns 289,000 Shares or approximately 2.0% of the outstanding Shares. As of the date hereof, no shares of Preferred Stock are issued and outstanding and 400,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock issuable upon exercise of the Stock Purchase Rights. As of the date hereof, options to acquire an aggregate of 412,550 Shares have been issued pursuant to stock options. See "Description of the Barefoot Shares," and "Comparison of ServiceMaster Shares and the Shares."

  Barefoot's principal executive offices are located at 450 West Wilson Bridge Road, Worthington, Ohio 43085. Its telephone number at that address is (614) 846-1800.

                                   MERGER SUB

  Merger Sub is a Delaware corporation organized in December 1996. Merger Sub has no operations and has not engaged in any significant activities other than in connection with the Acquisition Agreement, the Merger Agreement and the transactions contemplated thereby. Merger Sub's principal executive offices are located at One ServiceMaster Way, Downers Grove, Illinois 60515-9969. Its telephone number at that address is (630) 271-1300.

                          POST-ACQUISITION OPERATIONS

  Upon completion of the Transaction, ServiceMaster expects to combine the operations of Barefoot with the operations of ServiceMaster's TruGreen-ChemLawn subsidiary ("TruGreen-ChemLawn"). The objective in combining the operations of the two companies is to expand market opportunities, enhance economies of scale and achieve productivity improvements. Because the branch networks of Barefoot overlap substantially with the branch networks of TruGreen-ChemLawn, ServiceMaster expects to consolidate a number of locations, increase route density and reduce overheads.

  ServiceMaster also expects to add Barefoot's over 500,000 customers to ServiceMaster's over 6,000,000 Consumer Services customers. ServiceMaster will be able, through its Consumer Services subsidiaries, to offer these Barefoot customers the full array of high quality consumer services which are available through ServiceMaster's Quality Service Network.

  Upon the completion of the Transaction, Barefoot will exist as a wholly owned subsidiary of ServiceMaster. ServiceMaster may transfer the business and assets of such subsidiary to ServiceMaster's TruGreen Limited Partnership or another limited partnership subsidiary in exchange for a partnership interest in such transferee, or ServiceMaster may decide to retain the business and assets of Barefoot within the separate Barefoot structure. In either case, ServiceMaster expects that changes will be made in Barefoot's business and in the composition of its management and personnel.

                                   THE OFFER

HISTORY OF THE NEGOTIATIONS

  For a complete description of the events leading up to the approval of the Acquisition Agreement and the Merger Agreement by the Board of Directors of Barefoot (the "Barefoot Board"), see "The Offer--History of the Negotiations."

RECOMMENDATION OF THE BAREFOOT BOARD

  BAREFOOT'S BOARD HAS DETERMINED THAT THE CASH CONSIDERATION AVAILABLE IN THE OFFER AND THE MERGER CONSIDERATION ARE FAIR TO THE BAREFOOT STOCKHOLDERS AND IN THEIR BEST INTERESTS. THE BAREFOOT BOARD HAS ALSO DETERMINED THAT THE SHARE CONSIDERATION WHICH THE STOCKHOLDERS HAVE THE RIGHT TO CHOOSE AS AN ALTERNATIVE TO RECEIVING $16.00 PER SHARE IN CASH IS FAIR TO STOCKHOLDERS AND IN THEIR BEST INTERESTS, PROVIDED THAT THE BAREFOOT BOARD EXPRESSES NO OPINION AS TO THE FAIRNESS OF THE SHARE CONSIDERATION IF THE AVERAGE SERVICEMASTER SHARE PRICE TURNS OUT TO BE LESS THAN $23.00. SUBJECT TO THIS PROVISO, THE BAREFOOT BOARD HAS CONCLUDED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF BAREFOOT AND ITS STOCKHOLDERS AND THAT SUCH TRANSACTIONS ARE FAIR TO THE STOCKHOLDERS OF BAREFOOT, AND IT RECOMMENDS THAT THE BAREFOOT STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT. SEE "THE OFFER-- RECOMMENDATION OF THE BAREFOOT DIRECTORS."

  In determining to recommend that the stockholders of Barefoot accept the Offer and approve the Merger, the Board considered a number of factors, including among others:

  . the current and historical market prices of the Shares and that the Offer Consideration and the Merger Consideration (collectively, the "Consideration") represent a premium over recent market prices;

  . the opinion of its financial advisor regarding the fairness of the Consideration from a financial point of view; and

  .  the terms and conditions of the Acquisition Agreement.

See "The Offer--Recommendation of the Barefoot Board," and "--Reasons for the Transaction" and "--Opinion of Barefoot Financial Advisor."

OPINION OF BAREFOOT FINANCIAL ADVISOR

  The Company has retained Robert W. Baird & Co. Incorporated ("Baird") as its financial advisor. On December 4, 1996, Baird rendered its opinion to the Barefoot Board to the effect that, as of such date the Cash Consideration and the Merger Consideration are fair, from a financial point of view, to the Barefoot stockholders. Baird has also rendered its opinion to the Barefoot Board to the effect that, as of December 4, 1996 the Share Consideration is fair, from a financial point of view, to the Barefoot stockholders subject to the proviso that because the Barefoot stockholders can elect to receive cash pursuant to the Offer at any time prior to the expiration of the Offer, Baird expresses no opinion as to the fairness of the Share Consideration if the Average ServiceMaster Share Price (calculated as described in the first paragraph on the cover of this Offering Circular/Prospectus) is less than $23.00. See "The Offer--Opinion of Barefoot Financial Advisor."

TERMS OF THE OFFER; OFFER CONSIDERATION

  ServiceMaster is offering to acquire each outstanding Barefoot Share, together with the associated Series A Junior Participating Preferred Stock Purchase Rights, not already owned by ServiceMaster, for, at the election of the holder, either (i) $16.00 in cash, without any interest thereon or (ii) a fraction of a ServiceMaster Share determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price of ServiceMaster Shares on the NYSE as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date and rounding the result to the nearest one one-hundred thousandth of a share. To be eligible to receive cash or ServiceMaster Shares pursuant to the Offer, a holder of Barefoot Shares must validly tender and not withdraw Shares on or prior to the Expiration Date. Pursuant to the Offer, Barefoot stockholders may elect to receive all cash or all ServiceMaster Shares or any combination thereof. There is no limit on the percentage of the Offer Consideration which may be received as cash or as ServiceMaster Shares. Barefoot stockholders that validly tender Shares but do not make an election will receive the Cash Consideration. See "The Offer--Terms of the Offer" and "--Offer Consideration."

  Because the market price for ServiceMaster Shares will fluctuate, the market price for the fraction of a ServiceMaster Share issuable in exchange for each Share at any time on or after the Closing Date is likely to be higher or lower than $16.00. Each Barefoot stockholder has the right to decide whether to receive ServiceMaster Shares or cash in the Offer. Factors a Barefoot stockholder may wish to consider in connection with such decision include: the value to the Barefoot stockholder of the ability to defer recognition of any capital gain for federal income tax purposes by electing to receive ServiceMaster Shares; the inclination of such stockholder to continue to hold the ServiceMaster Shares received in the Offer (since a capital gain tax may be imposed when the ServiceMaster Shares are sold); the stockholder's willingness to assume the risk inherent in holding ServiceMaster equity securities with a view to possibly realizing future gains (as to which no assurance can be given); and the stockholder's evaluation of the attractiveness of alternative investments which the stockholder would be able to make with the net after tax proceeds which the stockholder would receive if the stockholder elected to receive the Cash Consideration. A stockholder who would be subject to little or no tax upon the disposition of Shares will likely give little or no weight to the tax related factors identified above and may accordingly evaluate the relative attractiveness of the Share Consideration and Cash Consideration differently from a stockholder who is in a taxable situation. The foregoing does not purport to be a complete list of all of the factors which may be relevant to a stockholder's decision to receive cash or ServiceMaster Shares. See "Certain Federal Income Tax Consequences."

  In addition, if, and to the extent, the Average ServiceMaster Share Price (determined as described in the first paragraph on the cover of this prospectus) should turn out to be below $23.00, the risk that the market value on the Closing Date of the Share Consideration will be less than the $16.00 Cash Consideration available to Barefoot stockholders would increase. ServiceMaster will issue a press release and file an 8-K report with the SEC promptly after the Average ServiceMaster Share Price is determined disclosing the amount of that price. Since Barefoot stockholders have the ability to switch their elections between Share Consideration and Cash Consideration until midnight on the Expiration Date of the Offer, Barefoot stockholders should review this ServiceMaster announcement so that their final election can take into account the Average ServiceMaster Share Price as well as the market price for ServiceMaster Shares on or near the Expiration Date.

  Patrick J. Norton (Barefoot's Chief Executive Officer) has advised ServiceMaster that it is his present intention to tender all of his Barefoot Shares (which represent approximately 9.5% of all outstanding Barefoot Shares) and to elect the Share Consideration for substantially all of such Tendered Shares. Mr. Norton's action is not intended to constitute advice or a recommendation as to whether or not any stockholder should tender or how any other Barefoot stockholder should choose between the Cash Consideration and Share Consideration alternatives.

  NEITHER BAREFOOT NOR SERVICEMASTER MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE SHARE CONSIDERATION PURSUANT TO THE OFFER. EACH BAREFOOT STOCKHOLDER MUST MAKE THEIR OWN DECISION WITH RESPECT TO SUCH ELECTION.

  On December 4, 1996, the last full trading day prior to the announcement by ServiceMaster and Barefoot that they had entered into the Acquisition Agreement, the closing price of ServiceMaster Shares as reported by the NYSE Composite Tape, was $24.625 per share and the closing price of the Shares, as reported on the Nasdaq National Market, was $12.75 per share. The closing price of ServiceMaster Shares and the Shares on December 11, 1996, the most recent date prior to the printing of this Offering Circular/Prospectus, as reported by the NYSE Composite Tape and the Nasdaq National Market, respectively, were $25.25 per share and $15.375 per share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

THE EXPIRATION DATE

  12:00 midnight, New York City time, on         , 1997, unless ServiceMaster
in its sole discretion extends the Offer, in which case the term "Expiration Date" shall refer to the latest time and date at which the Offer, as extended by ServiceMaster, shall expire. See "The Offer--Terms of the Offer."

CONDITIONS OF THE OFFER

  The Offer is conditioned on a minimum number (the "Minimum Number") of the outstanding Shares being tendered for either cash or ServiceMaster Shares pursuant to the Offer such that, when added to all Shares owned by ServiceMaster prior to consummation of the Offer, ServiceMaster will own at least 75.0% of the Shares which shall be outstanding at the Closing Time. ServiceMaster, as of the date of this Offering Circular/Prospectus, beneficially owns 289,000 Shares or approximately 2.0% of the outstanding Shares. The Offer is also subject to certain other conditions, and all such conditions may be waived in the sole discretion of ServiceMaster. See "The Offer--Conditions to the Offer."

ELECTION PROCEDURES

  Each holder of Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date ("Tendered Shares"), shall have the right, subject to the limitations set forth under the caption "The Offer--Election Procedures," to submit a request (an "Election") specifying the number of Tendered Shares that such holder desires to have exchanged into the Share Consideration pursuant to the Offer and the number of Tendered Shares that such holder desires to have exchanged for the Cash Consideration pursuant to the Offer. Any Election shall have been made properly only if the Exchange Agent shall have received, by 12:00 midnight New York City time on the Expiration Date, a form of election (the "Form of Election"), a copy of which is being mailed simultaneously with this Offering Circular/Prospectus, properly completed and signed and accompanied or preceded by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates). Any Company stockholder may at any time prior to 12:00 midnight New York City time on the Expiration Date, change his or her Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, accompanied by a properly completed and signed, revised Form of Election. A revised Form of Election shall be deemed to invalidate any previously submitted Form of Election. Each Tendered Share for which a Cash Election has been received and each Tendered Share as to which an Election is not in effect at 12:00 midnight New York City time on the Expiration Date, (a "Non-Electing Share") shall be, at the Closing, exchanged for the Cash Consideration in the Offer.

  All Cash Elections and Share Elections must be made on the Form of Election and must be received and accepted by 12:00 midnight New York City time on the Expiration Date. Additional copies of the Form of Election will be available
upon request from the Exchange Agent, by calling (800)    -    . If
ServiceMaster shall determine that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes of the Offer, be deemed to be Non-Electing Shares.

PROCEDURE FOR TENDERING

  Holders of Shares desiring to accept the Offer must complete and sign the Letter of Transmittal, with any required signature guarantees and any other required documents, and forward or hand deliver it to the Exchange Agent, accompanied or preceded by certificates for the Shares to which such Letter of Transmittal relates (or by compliance with the specified procedures for guaranteed delivery of such certificates). Certain financial institutions may also effect tenders by book-entry delivery. Holders of Shares having such Shares registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such person promptly if they wish to tender any Shares pursuant to the Offer. See "The Offer--Procedures for Tendering Shares."

WITHDRAWAL RIGHTS

  Subject to the conditions set forth herein, tenders of Shares may be withdrawn at any time on or prior to the Expiration Date, and, unless accepted
for exchange, after            , 1997. See "The Offer--Withdrawal Rights."

NO FRACTIONAL SHARES

  No fractional ServiceMaster Shares will be distributed. Holders of Shares who would otherwise be entitled to receive a fractional ServiceMaster Share will be paid cash in lieu of such fraction. See "The Offer--Election Procedures."

DELIVERY OF CASH OR SERVICEMASTER SHARES

  ServiceMaster will deliver cash or ServiceMaster Shares in accordance with the election made by each holder of Tendered Shares, or cash if no election is made, as soon as practicable after acceptance of such Tendered Shares. See "The Offer--Offer Consideration," "The Offer--Election Procedures" and "The Offer-- Acceptance of Shares; Delivery of the Offer Consideration."

EXCHANGE AGENT

  The Exchange Agent for the Offer is Harris Trust Company of New York.

DEALER MANAGER

  The Dealer Managers for the Offer are Goldman, Sachs & Co.

INFORMATION AGENT

  The Information Agent for the Offer is D. F. King & Co., Inc.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  ServiceMaster and the Company believe that, for United States federal income tax purposes: (i) the Cash Consideration received pursuant to the Offer will be treated as the receipt of cash in a taxable sale of the Barefoot Shares, and
(ii) for United States persons who hold Barefoot Shares as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code, the exchange of Barefoot Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution of property to ServiceMaster within the meaning of Section 721 of the Code. The foregoing is based upon the laws, regulations, rulings and decisions currently in effect, all of which are subject to change. Barefoot stockholders should consult their own tax advisors to determine the federal, state, local and other tax consequences of participating in the Offer or the Merger. Barefoot stockholders should note that no rulings have been or will be sought from the IRS with respect to the federal income tax consequences of the Offer or the Merger, and no assurance can be given that the IRS will not take contrary positions. See "Certain Federal Income Tax Consequences." The discussion contained in "Certain Federal Income Tax Consequences--The Offer" constitutes the opinions of Vorys, Sater, Seymour and Pease and Kirkland & Ellis, subject to the qualifications stated therein. Copies of such opinions have been included as Annex C-I and Annex C-II, respectively, to this Offering Circular/Prospectus. Such opinions, however, have no binding effect on the IRS or the courts.

REGULATORY APPROVALS

  In addition to required compliance with federal and state securities laws and state corporate laws, the Offer is subject to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain acquisition transactions may not be consummated unless certain required information is filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and certain waiting period requirements have been satisfied. See "The Offer--Certain Legal Matters; Regulatory Approvals."

EFFECTS OF THE OFFER

  The purchase of Barefoot Shares pursuant to the Offer will reduce the number of Barefoot Shares that might otherwise trade publicly and the number of holders of Barefoot Shares, which could adversely affect the liquidity and market value of the remaining Barefoot Shares held by the public pending completion of the Merger. The Barefoot Shares are currently traded on the Nasdaq National Market, and depending on the number of Barefoot Shares acquired pursuant to the Offer, the Barefoot Shares may no longer meet the requirements for listing on the Nasdaq National Market, and the Barefoot Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If the Barefoot Shares are no longer listed on a national securities exchange and there are fewer than 300 record holders of the Barefoot Shares, registration of the Barefoot Shares under the Exchange Act may be terminated, which would reduce the amount of publicly available information about Barefoot and would make certain provisions of the Exchange Act inapplicable to Barefoot. See "The Offer--Effects of the Offer."

THE MERGER

  The Acquisition Agreement and the Merger Agreement provide that, following the completion of the Offer, the approval and adoption of the Merger Agreement by the holders of Barefoot Shares, if required by applicable law, and the satisfaction or waiver of certain other conditions, Merger Sub will be merged with and into Barefoot with Barefoot as the surviving corporation, and the separate existence of Merger Sub shall cease. As a result of the Merger, Barefoot will become a wholly owned subsidiary of ServiceMaster. Pursuant to the Merger, each outstanding Barefoot Share (other than Barefoot Shares held by ServiceMaster or any subsidiary of ServiceMaster and any Barefoot stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration ($16.00 per Barefoot Share in cash without interest thereon). See "The Offer--The Merger."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION OF SERVICEMASTER

  The summary of selected historical financial information set forth below as of and for each of the years in the five year period ended December 31, 1995 has been derived from the consolidated financial statements of ServiceMaster and its subsidiaries, which statements have been audited by Arthur Andersen LLP, independent public accountants for ServiceMaster. The historical data as of and for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements which, in the opinion of ServiceMaster management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such dates and for such periods. Historical results for the interim periods ended September 30 are not necessarily indicative of the results for the full year.

                  (IN MILLIONS, EXCEPT FOR PER SHARE DATA)(1)

                                                                    NINE MONTHS
                                                                       ENDED
                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                ---------------------------------- -------------
                                 1991   1992   1993   1994   1995   1995   1996
                                ------ ------ ------ ------ ------ ------ ------
                                                                    (UNAUDITED)
OPERATING RESULTS
Operating revenue.............  $2,110 $2,489 $2,759 $2,985 $3,203 $2,415 $2,584
Cost of services rendered and
 products sold................   1,763  2,030  2,193  2,350  2,486  1,881  2,002
Selling and administrative
 expenses.....................     226    326    393    421    465    347    367
Restructuring charges.........     --      70    --     --     --     --     --
                                ------ ------ ------ ------ ------ ------ ------
Operating income (2)..........     121     63    173    214    252    187    215
Non-operating expense.........      40     37     55     71     74     56     29
Realized gain on issuance of
 subsidiary shares............     (6)  (105)   (30)    --     --     --     --
Provision for income taxes....       1      1      2      3      6      4      5
Cumulative effect of change in
 accounting for postretirement
 medical benefits.............     --       8    --     --     --     --     --
                                ------ ------ ------ ------ ------ ------ ------
Net income (2)................  $   86 $  122 $  146 $  140 $  172 $  127 $  181
                                ====== ====== ====== ====== ====== ====== ======
Net income per share (2)......  $ 0.79 $ 1.08 $ 1.27 $ 1.20 $ 1.45 $ 1.07 $ 1.25
Cash distributions per share
 to shareholders..............  $ 0.57 $ 0.58 $ 0.59 $ 0.61 $ 0.63 $ 0.47 $ 0.49
FINANCIAL POSITION AT PERIOD
 END
Current assets................  $  218 $  258 $  291 $  331 $  393 $  424 $  493
Current liabilities...........     158    207    244    304    373    346    402
Working capital...............      60     51     47     27     20     78     91
Total assets..................     844  1,006  1,122  1,231  1,650  1,424  1,828
Non-current liabilities.......     377    511    471    484    518    544    624
Minority interest.............      78     78    118    135     13    134     15
Deferred gain.................     109    --     --     --     --     --     --
Shareholders' equity..........     122    210    289    307    747    400    787
Book value per share..........  $ 1.12 $ 1.85 $ 2.51 $ 2.65 $ 6.28 $ 3.36 $ 5.44
--------
(1) All per share data reflect the three-for-two share splits in 1992, 1993 and
    1996.
(2) Operating results on a basis which excludes restructuring and unusual charges, gains on issuance of subsidiary shares and the change in accounting for postretirement benefits in prior years are as follows (there were no such unusual items in 1994, 1995 or 1996):

                                                                    NINE MONTHS
                                                                       ENDED
                                     YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                ---------------------------------- -------------
                                 1991   1992   1993   1994   1995   1995   1996
                                ------ ------ ------ ------ ------ ------ ------
                                                                    (UNAUDITED)
  Operating income............  $  121 $  141 $  173 $  214 $  252 $  187 $  215
  Net income..................      80     94    116    140    172    127    181
  Net income per share........  $ 0.73 $ 0.83 $ 1.01 $ 1.20 $ 1.45 $ 1.07 $ 1.25

SELECTED HISTORICAL FINANCIAL INFORMATION OF BAREFOOT

  In 1995, Barefoot elected to change its fiscal year end to December 31 from March 31. The following table presents selected consolidated financial information of Barefoot for each of the four fiscal years ended March 31, 1995, the nine month period ended December 31, 1995, and for each of the nine month periods ended September 30, 1995 and 1996. (In light of the change in the fiscal year end, the financial information as of and for the nine months ended September 30, 1995 was prepared by Barefoot to provide comparative data in the September 30, 1996 Form 10-Q). The results of operations for the nine months ended December 31, 1995 are not necessarily indicative of the results for the full year. The selected information for each of the periods in the four fiscal years ended March 31, 1995 and the period ended December 31, 1995 have been derived from financial statements which have been audited by Arthur Andersen LLP, independent public accountants of Barefoot. The information for the nine month periods ended September 30, 1995 and 1996 is unaudited but, in the opinion of Barefoot management, reflects all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of such data. The results of operations for any interim period are not necessarily indicative of the results of operations for the full year.

                  (IN MILLIONS, EXCEPT FOR PER SHARE DATA)(1)

                                                                   NINE MONTHS
                             YEAR ENDED MARCH 31,    NINE MONTHS      ENDED
                                      (2)               ENDED     SEPTEMBER 30,
                            ------------------------ DECEMBER 31, -------------
                            1992   1993  1994  1995      1995      1995   1996
                            -----  ----- ----- ----- ------------ ------ ------
                                                                   (UNAUDITED)
OPERATING RESULTS
Total revenue.............  $  41  $  51 $  74 $  95    $  93     $   82 $   83
Income before interest,
 income taxes and
 extraordinary item.......     11     13    19    23       21         21     19
Interest expense (income),
 net......................      3      1   --    --       --         --     --
Income taxes..............      3      5     7     9        8          8      7
Extraordinary item........      1    --    --    --       --         --     --
                            -----  ----- ----- -----    -----     ------ ------
Net income................  $   4  $   7 $  12 $  14    $  13     $   13 $   12
                            =====  ===== ===== =====    =====     ====== ======
Per share:
 Income before
  extraordinary item......  $0.38  $0.47 $0.69 $0.82    $0.84     $ 0.79 $ 0.83
 Extraordinary item.......  (0.05)   --    --    --       --         --     --
                            -----  ----- ----- -----    -----     ------ ------
 Net income...............  $0.33  $0.47 $0.69 $0.82    $0.84     $ 0.79 $ 0.83
                            =====  ===== ===== =====    =====     ====== ======
Cash dividends per share
 to stockholders..........  $ --   $ --  $ --  $0.10    $0.12     $ 0.11 $ 0.15
FINANCIAL POSITION AT
 PERIOD END
Working capital...........  $  (2) $   2 $   8 $  12    $   6     $   15 $    6
Total assets..............     35     49    65    93       66         79     81
Non-current obligations...     14      6     7    11        8          9     10
Stockholders' equity......      5     24    38    51       39         46     45
Book value per share......  $0.37  $1.56 $2.28 $3.02    $2.55     $ 2.89 $ 3.09

--------
(1) All per share data reflect the two-for-one share split in July 1994.
(2) In 1995, Barefoot elected to change its fiscal year end to December 31 from March 31.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

  The unaudited selected pro forma financial information set forth below has been prepared based upon the historical consolidated financial statements of ServiceMaster and its subsidiaries and of Barefoot and its subsidiaries, adjusted for transactions described in the Notes to the pro forma financial information of ServiceMaster included under "Unaudited Pro Forma Financial Information--Selected Pro Forma Financial Data of ServiceMaster." For purposes of the unaudited selected pro forma financial information set forth below, ServiceMaster has assumed that holders of 30% of the Shares will elect to receive the Share Consideration. If all the Barefoot stockholders were to elect to receive the Cash Consideration, pro forma net income per share for the nine months ended September 30, 1996 and year ended December 31, 1995 would total $1.29 and $1.40, respectively, and pro forma non-current liabilities at September 30, 1996 would total $867 million. If all the Barefoot stockholders were to elect to receive the Share Consideration, pro forma net income per share for the nine months ended September 30, 1996 and year ended December 31, 1995 would total $1.26 and $1.38, respectively, and pro forma non-current liabilities at September 30, 1996 would total $635 million.

  THE PRO FORMA FINANCIAL INFORMATION DOES NOT PURPORT TO REPRESENT WHAT SERVICEMASTER'S FINANCIAL POSITION AS OF SEPTEMBER 30, 1996 OR RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 OR THE YEAR ENDED DECEMBER 31, 1995 WOULD ACTUALLY HAVE BEEN HAD THE MERGER IN FACT OCCURRED ON THAT DATE OR AT THE BEGINNING OF THE PERIODS INDICATED OR TO PROJECT SERVICEMASTER'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                  (IN MILLIONS, EXCEPT FOR PER SHARE DATA) (1)

                                                                     PRO FORMA
                                                               FINANCIAL INFORMATION
                                                     -----------------------------------------
                                                                YEAR              NINE MONTHS
                                                                ENDED                ENDED
                           HISTORICAL SERVICEMASTER         DECEMBER 31,         SEPTEMBER 30,
                            FINANCIAL INFORMATION               1995                 1996
                          -------------------------- --------------------------- -------------
                                           NINE
                              YEAR        MONTHS             (UNAUDITED)          (UNAUDITED)
                             ENDED         ENDED         WMX        BAREFOOT
                          DECEMBER 31, SEPTEMBER 30, TRANSACTION      & WMX        BAREFOOT
                              1995         1996       ONLY (2)   TRANSACTION (2)  TRANSACTION
                          ------------ ------------- ----------- --------------- -------------
                                        (UNAUDITED)
OPERATING RESULTS
Operating revenue.......     $3,203       $2,584       $3,203        $3,306         $2,668
Cost of services
 rendered and products
 sold...................      2,486        2,002        2,486         2,527          2,034
Selling and
 administrative
 expenses...............        465          367          471           510            395
                             ------       ------       ------        ------         ------
Operating income........        252          215          246           269            239
Non-operating expense...         74           29           37            50             39
Provision for income
 taxes..................          6            5            6            11             11
                             ------       ------       ------        ------         ------
Net income..............     $  172       $  181       $  203        $  208         $  189
                             ======       ======       ======        ======         ======
Net income per share....     $ 1.45       $ 1.25       $ 1.39        $ 1.40         $ 1.28
Cash distributions per
 share to shareholders..     $ 0.63       $ 0.49       $ 0.63        $ 0.63         $ 0.49
FINANCIAL POSITION AT
 PERIOD END
Current assets..........     $  393       $  493                                    $  524
Current liabilities.....        373          402                                       446
Working capital.........         20           91                                        78
Total assets............      1,650        1,828                                     2,115
Non-current liabilities.        518          624                                       797
Minority interest.......         13           15                                        15
Shareholders' equity....        747          787                                       856
Book value per share....     $ 6.28       $ 5.44                                    $ 5.81

--------
(1) All per share data reflect the three-for-two share split in June 1996.
(2) On December 31, 1995, ServiceMaster acquired WMX Technologies, Inc.'s 27.76% minority ownership interest in ServiceMaster Consumer Services L.P. (the "WMX Transaction"). The pro forma information above presents the pro forma impact of the WMX Transaction only, as well as the combined pro forma effects of both the Barefoot and WMX transactions. Since the WMX Transaction occurred on December 31, 1995, its impact is already included in the historical results for the nine months ended September 30, 1996. See "Unaudited Pro Forma Financial Information--Transaction with WMX Technologies, Inc." for a discussion of the WMX Transaction.

                      UNAUDITED COMPARATIVE PER SHARE DATA

  The following table sets forth for Barefoot and ServiceMaster certain historical and pro forma equivalent per share data at and for the nine months ended September 30, 1996 and at and for the year ended December 31, 1995. All per share data reflect ServiceMaster's three-for-two share split in June 1996. The information presented herein should be read in conjunction with the selected historical financial information and the unaudited pro forma financial information appearing elsewhere in this Offering Circular/Prospectus. See "Incorporation of Documents by Reference," "Selected Historical Financial Information" and "Unaudited Pro Forma Financial Information."

                                         AT OR FOR THE        AT OR FOR THE
                                       NINE MONTHS ENDED       YEAR ENDED
                                       SEPTEMBER 30, 1996 DECEMBER 31, 1995 (1)
                                       ------------------ ---------------------
SERVICEMASTER
Income from continuing operations per
 share:
  Historical..........................       $1.25                $1.45
  Pro forma combined (2)..............        1.28                 1.40 (3)
Book value per share:
  Historical..........................        5.44                 6.28
  Pro forma combined (2)..............        5.81                  --
Cash dividends per share:
  Historical..........................        0.49                 0.63
  Pro forma combined..................        0.49                 0.63
BAREFOOT
Income from continuing operations per
 share:
  Historical..........................       $0.83                $0.66
  Pro forma equivalent for the
   fraction of a ServiceMaster Share
   available in exchange for any
   Barefoot Share (4).................        0.83                 0.91
Book value per share:
  Historical..........................        3.09                 2.55
  Pro forma equivalent for the
   fraction of a ServiceMaster Share
   available in exchange for any
   Barefoot Share (4).................        3.77                  --
Cash dividends per share:
  Historical..........................        0.15                 0.15
  Pro forma equivalent for the
   fraction of a ServiceMaster Share
   available in exchange for any
   Barefoot Share (4).................        0.32                 0.41

--------
(1) In 1995, Barefoot elected to change its fiscal year end to December 31 from March 31. Barefoot's historical income and book value per share were computed using the unaudited financial information for the year ended December 31, 1995 presented in Barefoot 1995 10-K. The cash dividends per share data for the year end December 31, 1995 were derived by summing the data for the quarter ended March 31, 1995 and the dividends per share for the nine months ended December 31, 1995.
(2) The pro forma combined income per share and book value per share amounts have been computed under the assumption that holders of 30% of the Barefoot Shares will elect to receive the Share Consideration. If all the Barefoot stockholders were to elect to receive the Cash Consideration, pro forma net income per share for the nine months ended September 30, 1996 and year ended December 31, 1995 would total $1.29 and $1.40, respectively. If all the Barefoot stockholders were to elect to receive the Share Consideration, pro forma net income per share for the nine months ended September 30, 1996 and year ended December 31, 1995 would total $1.26 and $1.38, respectively.
(3) ServiceMaster's pro forma information for the year ended December 31, 1995 includes the pro forma impact of the December 31, 1995 WMX Transaction. The pro forma adjustments related to this transaction resulted in a pro forma decrease in earnings per share of $.06. The Transaction results in a pro forma increase in earnings per share of $.01, after giving effect to the WMX Transaction. See "Unaudited Pro Forma Financial Information-- Transaction with WMX Technologies, Inc." for a description of the WMX Transaction.
(4) The pro forma equivalent share data is calculated by multiplying 0.6497, which is an assumed exchange ratio for the conversion of Shares into ServiceMaster Shares (determined by dividing $16.00 by $24.625, which was the closing ServiceMaster Share price on the day prior to announcement of the Transaction), by ServiceMaster's pro forma income per share, book value per share and cash distributions per share, which have been prepared using adjustments included in the Unaudited Pro Forma Financial Information contained elsewhere in this Offering Circular/Prospectus. The actual number of ServiceMaster Shares to be received with respect to each Share by stockholders of Barefoot who elect Share Consideration will be determined by dividing $16.00 by the greater of the Average ServiceMaster Share Price or $23.00. The Average ServiceMaster Share Price is defined as the 15-day average closing price as reported on the NYSE Composite Tape for the period ending five NYSE trading days prior to the expiration of the Offer.

                      MARKET PRICE DATA AND DISTRIBUTIONS

  ServiceMaster Shares are listed and traded on the NYSE under the symbol "SVM." The Shares are listed and traded on the Nasdaq National Market under the symbol "BARE." The table below sets forth, for the quarters indicated, (i) the high and low prices of ServiceMaster Shares as reported by the NYSE Composite Tape, (ii) the high and low prices of Shares, as reported on the Nasdaq National Market, (iii) the quarterly per share cash distributions paid to holders of ServiceMaster Shares, and (iv) the quarterly per share cash dividends paid to the holders of Shares. In 1995, Barefoot elected to change its fiscal year end to December 31 from March 31. All per share data reflect ServiceMaster's three-for-two share split in June 1996 and Barefoot's two-for-one share split in July 1994.

                                                  PRICE OF        DISTRIBUTIONS
                                            SERVICEMASTER SHARES  DECLARED PER
                                            ---------------------   SERVICE-
                                               HIGH       LOW     MASTER SHARE
                                            ---------- ---------- -------------
SERVICEMASTER
Year ended December 31, 1994:
  First Quarter............................ $    18.92 $    14.67     $0.15
  Second Quarter...........................      17.59      15.09      0.15
  Third Quarter............................      17.67      16.00      0.15
  Fourth Quarter...........................      16.92      14.33      0.15
Year ended December 31, 1995:
  First Quarter............................      16.67      14.33      0.15
  Second Quarter...........................      18.17      15.75      0.16
  Third Quarter............................      19.25      17.67      0.16
  Fourth Quarter...........................      20.25      18.42      0.16
Year ended December 31, 1996:
  First Quarter............................      22.33      19.42      0.16
  Second Quarter...........................      23.50      20.63      0.16
  Third Quarter............................      24.75      21.50      0.17
  Fourth Quarter (through December 6,
   1996)...................................      26.63      23.75      0.17

                                                        PRICE OF
                                                        BAREFOOT     DIVIDENDS
                                                         SHARES     DECLARED PER
                                                      -------------   BAREFOOT
                                                       HIGH   LOW      SHARE
                                                      ------ ------ ------------
BAREFOOT
Year ended March 31, 1995:
  First Quarter...................................... $18.88 $16.38    $0.02
  Second Quarter.....................................  18.25  14.63     0.02
  Third Quarter......................................  16.00  12.25     0.03
  Fourth Quarter.....................................  16.50   9.00     0.03
Nine months ended December 31, 1995:
  Quarter Ended June 30, 1995........................  13.88   9.75     0.04
  Quarter Ended September 30, 1995...................  15.00  12.50     0.04
  Quarter Ended December 31, 1995....................  13.00  10.13     0.04
Year ended December 31, 1996:
  First Quarter......................................  12.13  10.13     0.05
  Second Quarter.....................................  12.63  10.50     0.05
  Third Quarter......................................  10.94   9.13     0.05
  Fourth Quarter (through December 6, 1996)..........  15.44  10.00     0.05

  On December 4, 1996, the last full trading day prior to the announcement by ServiceMaster and Barefoot that they had entered into the Acquisition Agreement, the closing price of ServiceMaster Shares, as reported by the NYSE Composite Tape, was $24.625 per share and the closing price of the Shares, as reported on the Nasdaq National Market, was $12.75 per share. The closing price of the ServiceMaster Shares and the Barefoot Shares on December 11, 1996, the most recent date prior to the printing of this Offering Circular/Prospectus, as reported by the NYSE Composite Tape and the Nasdaq National Market, respectively, were $25.25 per share and $15.375 per share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

  On December 9, 1996, there were approximately 22,500 holders of record of ServiceMaster Shares and approximately 170 holders of record of Barefoot Shares.

  In December 1995, ServiceMaster's Board of Directors authorized a share repurchase program in the amount of $150,000,000 under which ServiceMaster has been repurchasing ServiceMaster Shares. ServiceMaster's financial officers have discretion as to the price and volume under which repurchases are made, subject to an overall average repurchase price, provided that repurchases under the program are conducted within the limitations of the SEC's Rules 10b-6 and 10b-
18. The volume of ServiceMaster Shares repurchased under the program during 1996 amounted to 1,281,586 ServiceMaster Shares during the first quarter, 875,744 ServiceMaster Shares during the second quarter, 639,427 ServiceMaster Shares during the third quarter and 345,554 ServiceMaster Shares during the fourth quarter through December 10, 1996. ServiceMaster intends to continue to make repurchases under this program up to the beginning of the 15 NYSE trading days during which the Average ServiceMaster Share Price will be determined for purposes of the Offer but will not make purchases during such 15 NYSE trading days.

                                   THE OFFER

HISTORY OF THE NEGOTIATIONS

  On October 9, 1996, the President of ServiceMaster telephoned the President of Barefoot and requested an opportunity to meet to discuss maximizing stockholder value of their respective companies. The Presidents of Barefoot and ServiceMaster met on October 16, 1996, at which time the President of ServiceMaster expressed ServiceMaster's interest in combining the lawn care operations of the two companies. The President of ServiceMaster presented a proposal in which the stockholders of Barefoot would have the opportunity to obtain cash or ServiceMaster Shares in exchange for their Shares, and that on a preliminary basis and without conducting any due diligence, ServiceMaster believed that it could pay a price for the outstanding Shares within a range of $13.00 to $15.00 per share. The President of ServiceMaster also stated that the proposal for the acquisition of Barefoot had not been approved by the ServiceMaster Board and that it should be considered as a preliminary expression of interest on the part of ServiceMaster. The closing price of the Barefoot Shares on October 16, 1996, as reported on the Nasdaq National Market was $10.75 per share.

  The Barefoot Board met on October 23, 1996 to review the ServiceMaster proposal. At that meeting, the directors discussed whether or not Barefoot should continue its discussions with ServiceMaster with respect to a possible acquisition by ServiceMaster. The directors also discussed with Barefoot's investment bankers the reasonableness of the range of prices for Barefoot proposed by ServiceMaster. The directors concluded that it was in the best interest of the Barefoot stockholders to continue discussions with representatives of ServiceMaster with regard to a possible business combination. The directors concluded, however, that Barefoot should seek a price above the proposed price range of $13.00 to $15.00 per Share.

  ServiceMaster advised Barefoot that it could not submit a more formal acquisition proposal unless it first conducted preliminary due diligence with respect to Barefoot. On November 11, 1996, Barefoot and ServiceMaster entered into a Confidentiality Agreement (the "Confidentiality Agreement"). Barefoot agreed that for a period ending on December 12, 1996, it would not solicit any prospective purchasers of all or substantially all of the assets of Barefoot or of equity interests in Barefoot. ServiceMaster agreed that for a period of two years from the date of the Confidentiality Agreement it would not, without the prior consent of Barefoot, acquire, directly or indirectly, any additional Barefoot Shares or take certain other actions in regard to Barefoot. Following the execution of the Confidentiality Agreement, ServiceMaster conducted a preliminary due diligence investigation.

  The President of Barefoot continued to discuss a possible acquisition with representatives of ServiceMaster and members of the Barefoot Board following the October 23, 1996 meeting of the Barefoot Board. On November 15, 1996, the President of Barefoot and representatives of Baird met with ServiceMaster financial executives in Downers Grove, Illinois and presented arguments and analyses in support of their position that the value per Share to ServiceMaster was in excess of $15.00. They were advised that ServiceMaster considered $15.00 per Share to be the maximum amount that ServiceMaster was willing to pay. Both the President of Barefoot and the ServiceMaster representatives agreed that, if discussions were to continue, the discussions would have to progress quickly because of the seasonal nature of the lawn care business.

  On November 22, 1996, ServiceMaster submitted to Barefoot a letter from the President of ServiceMaster in which he stated that he was prepared to recommend to the ServiceMaster Board an acquisition by ServiceMaster of all of the outstanding Shares at a price of $15.00 per Share. The ServiceMaster proposal stated that each Barefoot stockholder would have the right to take cash or ServiceMaster Shares in exchange for such stockholder's Barefoot Shares. The ServiceMaster proposal also addressed severance payments and employment continuation bonuses to Barefoot employees and issues relating to Barefoot's franchisees.

  The Barefoot Board held a telephonic meeting later that day to discuss the proposal from ServiceMaster. The directors discussed the proposed price and reviewed possible structures for accomplishing the acquisition. The directors discussed the potential benefit to the Barefoot stockholders of a transaction in which such stockholders could elect to receive cash or ServiceMaster Shares. The Barefoot Board concluded that it could not fully evaluate the ServiceMaster proposal until it had an opportunity to review in detail the terms of the proposed transaction. The Barefoot Board requested that the President of Barefoot obtain from ServiceMaster a more detailed explanation of the acquisition proposal or a draft of an acquisition agreement. The Barefoot Board also instructed the President of Barefoot to continue to seek an increase in the proposed purchase price.

  On November 26, 1996, Barefoot received from ServiceMaster an initial draft of an acquisition agreement. The President of Barefoot discussed the principal terms of the proposed transaction as set forth in the draft of the acquisition agreement with a majority of the members of the Barefoot Board. The directors with whom the Barefoot President spoke recommended that the President continue to seek an increase in the proposed purchase price and concessions on other terms of the acquisition agreement.

  On November 27, 1996, the President of Barefoot advised the President of ServiceMaster by telephone that the Barefoot Board could not accept a price of $15.00 per Share. The President of ServiceMaster responded that he was not prepared to recommend to the ServiceMaster Board a price in excess of $15.00 per Share. However, the President of ServiceMaster suggested that he might be willing to consider a price greater than $15.00 per Share if Barefoot were willing to consider committing to pay a termination fee if ServiceMaster's Offer failed to attract enough Shares to give ServiceMaster ownership of at least 75.0% of the outstanding Shares. The President of Barefoot agreed to take that idea under consideration and, on that basis, the two officers agreed to keep in touch with each other over the forthcoming holiday. Later that day, the President of Barefoot discussed the proposal with the members of the Barefoot Board and received their oral authorization to proceed with further discussions.

  On November 28, 1996 (Thanksgiving Day), the President of ServiceMaster called the President of Barefoot and indicated that he might be able to support a price greater than $15.00 per Share if Barefoot agreed to pay a termination fee in the event that the requisite 75.0% Share ownership were not obtained as a result of the Offer and that he would state his position to the President of Barefoot during the next day.

  On November 29, 1996, the President of ServiceMaster advised the President of Barefoot in a telephone call that he (the President of ServiceMaster) would support an increase in the acquisition price from $15.00 per Share to $16.00 per Share if the key terms and conditions set forth in the initial draft of the acquisition agreement were satisfactory to Barefoot and if such terms and conditions were expanded to include the payment of a termination fee in the event that the requisite 75.0% Share ownership by ServiceMaster was not attained as a result of the Offer and provided, as to all of the foregoing, that the transaction was approved by the ServiceMaster Board. Following this telephone conversation, the President of Barefoot communicated with the directors of Barefoot and they authorized him to proceed with the negotiation of the final terms of the acquisition agreement and to authorize Baird to consider whether the proposed acquisition was fair to the stockholders of Barefoot from a financial point of view.

  From November 30, 1996 through December 4, 1996, Barefoot and ServiceMaster conducted extensive negotiations of the terms and conditions of the acquisition agreement. The principal points at issue were the duration of the Offer, the circumstances in which the termination fee would be payable and the amount of the termination fee. With respect to the tender offer, ServiceMaster considered that, because of the seasonality of the lawn care business and the resulting need to commence combined operations as soon as possible, the Offer should remain open no longer than the time legally required, i.e., 20 business days. Barefoot, on the other hand, insisted on a longer period. On December 4, 1996, the two sides agreed on a period of 25 business days. With respect to the termination fee, ServiceMaster considered that a fee of approximately $9,300,000 was appropriate in all circumstances in which a fee was payable. Barefoot sought a lower fee. On December 4, 1996, the two sides agreed on a two-tier termination fee: $9,300,000 if the Barefoot Board ceased to support ServiceMaster's Offer and $7,000,000 if, as a result of the Offer, with Barefoot's support, ServiceMaster failed to attain the requisite 75.0% Share ownership.

  On December 3, 1996, the directors of Barefoot met to review the status of the negotiations between Barefoot and ServiceMaster and to review and discuss in detail the terms and conditions of the proposed transactions contemplated by the Acquisition Agreement. The directors also discussed with Baird the procedures being taken to evaluate the fairness, from a financial point of view, of the transactions provided for in the Acquisition Agreement.

  In a telephonic meeting on December 4, 1996, the Barefoot Board unanimously approved the terms and conditions of the Acquisition Agreement and the related Merger Agreement. During such meeting, the directors reviewed in detail the Acquisition Agreement and received the opinion of Baird to the effect that as of such date the Cash Consideration and the Merger Consideration are fair, from a financial point of view, to Barefoot stockholders. Baird has also rendered its opinion to the Barefoot Board to the effect that, as of December 4, 1996 the Share Consideration is fair, from a financial point of view, to the Barefoot stockholders subject to the proviso that because the Barefoot stockholders can elect to receive cash pursuant to the Offer at any time prior to the expiration of the Offer, Baird expresses no opinion as to the fairness of the Share Consideration if the Average ServiceMaster Share Price (calculated as described in the first paragraph on the cover of this Offering Circular/Prospectus) is less than $23.00. In a telephonic meeting on December 4, 1996, the ServiceMaster Board, by a vote of 16-0 with one abstention and one absence, and the Board of Directors of Merger Sub by a unanimous written consent, approved the terms and provisions of the Acquisition Agreement and the Merger Agreement on December 4, 1996.

  After the foregoing actions by the Board of Directors of Barefoot, the ServiceMaster Board and the Board of Directors of Merger Sub, Barefoot, ServiceMaster and Merger Sub executed the Acquisition Agreement and the Merger Agreement and publicly announced the transaction before the United States trading markets opened on December 5, 1996.

RECOMMENDATION OF THE BAREFOOT BOARD

  Barefoot's Board has determined that the Cash Consideration available in the Offer and the Merger Consideration are fair to the Barefoot stockholders and in their best interests. The Barefoot Board has also determined that the Share Consideration which the stockholders have the right to choose as an alternative to receiving $16.00 per Share in cash is also fair to stockholders and in their best interests, provided that the Barefoot Board expresses no opinion as to the fairness of the Share Consideration if the Average ServiceMaster Share Price (as defined in the first paragraph of the cover page to this Offering Circular/Prospectus) turns out to be less than $23.00. Subject to this proviso, the Barefoot Board has concluded that the Offer and the Merger are in the best interests of Barefoot and its stockholders and that such transactions are fair to the stockholders of Barefoot, and it recommends that Barefoot stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement.


REASONS FOR THE TRANSACTION

  The Barefoot Board determined to approve the Acquisition Agreement, the Merger Agreement and the transactions contemplated thereby for a number of reasons, including:

 . (a) the results of operations of the Company, (b) the businesses and prospects of the Company, with emphasis upon the uncertainties inherent in the seasonal nature of such businesses, and (c) the dependence of management's business strategy upon successfully completing acquisitions;

 . the Barefoot Board's belief that the market price of the Barefoot Shares would not reach $16.00 in the reasonably foreseeable future;

 . $16.00 per Barefoot Share represents a 25.5% premium over the $12.75 per Barefoot Share closing price on the Nasdaq National Market on December 4, 1996, the last full trading day prior to the public announcement of the execution of the Acquisition Agreement, and a 48.8% premium over the $10.75 per Barefoot Share closing price on the Nasdaq National Market on October 23, 1996, the date on which the Barefoot Board first met to consider the ServiceMaster acquisition proposal;

 . the Shares had not traded at a price higher than $13.00 during the preceding twelve months;

 . the opinion of Baird regarding the fairness of the Consideration to be provided in the Offer and the Merger from a financial point of view;

 . the Acquisition Agreement is structured to accommodate certain unsolicited third-party proposals to acquire Barefoot and specifically permits Barefoot to provide information to and negotiate or discuss such proposals if the Barefoot Board concludes, after having received the advice of Barefoot's financial advisor and legal counsel, that such proposals are reasonably likely to result in consideration per Share in excess of the Consideration and that the failure of the Board to provide such information or to engage in such negotiations or discussions or to accept such proposals are reasonably likely to result in a breach of the Barefoot Board's fiduciary duties under applicable law (although Barefoot's ability to accept competing proposals is subject, in certain cases, to the obligation to pay a termination fee of $9,300,000 to ServiceMaster. See "Description of Acquisition Agreement and Merger Agreement--No Solicitation" and "--Termination Fees";

 . the time period between the public announcement of the Transaction and the expiration of the Offer is expected to be in excess of 60 days, which could allow for third party offers to be made;

 . the other terms and conditions of the Acquisition Agreement, including specifically the right of Barefoot stockholders to elect to receive cash on a taxable basis in exchange for their Shares in the Offer or to receive ServiceMaster Shares on a tax-free basis;

 . the representation and warranty of ServiceMaster to Barefoot in the Acquisition Agreement that ServiceMaster has sufficient financial resources to enable it to make all cash payments for the Shares in the Offer and the Merger and ServiceMaster's willingness not to impose any limitation on the proportion of Barefoot Shares which could be converted into cash or ServiceMaster Shares;

 . the presentations by Baird with respect to other potential acquirers of Barefoot and the range of prices that such acquirers would likely be willing to pay, and the likelihood that a strategic buyer such as ServiceMaster is in a position to pay a higher price than a financial buyer due among other things to cost savings resulting from consolidation of the businesses;

 . the Offer gives the Barefoot stockholders who elect to receive ServiceMaster Shares the opportunity to participate in a more diversified company which is expected to have a greater potential for growth than Barefoot would have alone, and there are a number of benefits that could reasonably be expected to be realized by former stockholders of Barefoot from their continuing interest in the combined company, including but not limited to (a) the future stock value and earnings per share prospects of the combined company, (b) the potential for growth in the business of the combined company as the result of the possibility of cross-marketing of services, (d) the opportunity to diversify earnings, and (e) the business synergies that might be realized, with consequent cost savings;

 . ServiceMaster had agreed that Barefoot would implement a severance and employee continuation bonus plan for Barefoot employees and would accelerate vesting of all outstanding employee stock options; and

 . ServiceMaster had agreed that, as soon as practicable after the Closing Time, ServiceMaster would make every effort to provide to each Barefoot franchisee the option to do any of the following: (i) to sell such franchise to Barefoot on terms and conditions as the franchisee and ServiceMaster may agree; (ii) to continue to operate its Barefoot franchise in accordance with existing agreements between the franchisee and Barefoot; or (iii) to terminate the existing agreement between the franchisee and Barefoot and to operate its business independently without use of Barefoot trade names, service marks or similar rights.

OPINION OF BAREFOOT FINANCIAL ADVISOR

  The Barefoot Board retained Baird on October 16, 1996 as financial advisor and in that connection Baird agreed, upon request, to render its opinion as to whether or not the $16.00 per Share proposed to be paid by ServiceMaster in the Offer and the Merger is fair, from a financial point of view, to the holders of Barefoot Shares. Each holder of Barefoot Shares may elect to receive the Cash Consideration or the Share Consideration. On December 4, 1996, Baird rendered its opinion to the Barefoot Board to the effect that, as of such date, the Cash Consideration and the Merger Consideration are fair, from a financial point of view, to Barefoot stockholders. Baird has also rendered its opinion to the Barefoot Board to the effect that, as of December 4, 1996 the Share Consideration is fair, from a financial point of view, to Barefoot stockholders subject to the proviso that because the Barefoot stockholders can elect to receive cash pursuant to the Offer at any time prior to the expiration of the Offer, Baird expresses no opinion as to the fairness of the Share Consideration if the Average ServiceMaster Share Price (calculated as described in the first paragraph on the cover of this Offering Circular/Prospectus) is less than $23.00.

  THE FULL TEXT OF BAIRD'S OPINION, DATED DECEMBER 4, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX B TO THIS OFFERING CIRCULAR/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF DECEMBER 4, 1996 AND FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO THE HOLDERS OF SHARES AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BAREFOOT STOCKHOLDER AS TO (I) WHETHER ANY SUCH STOCKHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER, (II) WHETHER ANY SUCH STOCKHOLDER ELECTING TO TENDER SHARES SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE SHARE CONSIDERATION, OR (III) HOW ANY SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. BAIRD DID NOT RECOMMEND TO BAREFOOT THE AMOUNT OF CONSIDERATION TO BE PAID TO BAREFOOT'S STOCKHOLDERS. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS ANNEX B. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

  In conducting its investigation and analysis and in arriving at its opinion attached as Annex B, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird among other things (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Barefoot and ServiceMaster furnished to Baird for purposes of its analysis, as well as publicly available information including but not limited to, Barefoot's and ServiceMaster's recent filings with the SEC, and equity analyst research reports prepared by various investment banking firms including, in the case of Barefoot, Baird; (ii) reviewed the Acquisition Agreement in the form presented to the Barefoot Board; (iii) compared the historical market prices and trading activity of the Shares and ServiceMaster Shares with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Barefoot and ServiceMaster with those of other publicly traded companies Baird deemed relevant; and (v) compared the proposed financial terms of the Offer and Merger (together, the "Transaction") with the financial terms of certain other business combinations Baird deemed relevant. Baird held discussions with members of Barefoot's and ServiceMaster's respective senior management concerning Barefoot's and ServiceMaster's historical and current financial condition and operating results as well as the future prospects of Barefoot and ServiceMaster, respectively. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion. The Consideration was determined by Barefoot and ServiceMaster in arms-length negotiations. Barefoot did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

  In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of Barefoot and ServiceMaster, or publicly available, and assumed no responsibility to verify any such information. Baird also assumed, with Barefoot's consent, that (i) the Merger will be accounted for under the purchase method; (ii) there has been no material change in the assets or liabilities of Barefoot or ServiceMaster from those set forth in the most recent consolidated financial statements of Barefoot or ServiceMaster, respectively; and (iii) the Transaction would be consummated in accordance with the terms of the Acquisition Agreement in the form presented to Barefoot's Board. The senior management of Barefoot and ServiceMaster have represented to Baird, and Baird assumed, that the financial forecasts examined by it had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of Barefoot's and ServiceMaster's senior management as to the future performance of their respective companies. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Barefoot or ServiceMaster, nor did Baird make a physical inspection of the properties or facilities of Barefoot or ServiceMaster. Baird's opinion was based upon economic, monetary and market conditions as they existed on and to the extent that they could be evaluated as of the date of such opinion and did not predict or take into account any changes which may occur thereafter or information which may become available thereafter. Baird's opinion does not imply any conclusion as to the likely trading range for ServiceMaster Shares following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Baird's opinion does not address Barefoot's underlying business decision to effect the Transaction. Baird was not asked to, and did not, solicit third party indications of interest in acquiring all or any part of Barefoot.

  In connection with preparing its opinion dated December 4, 1996, Baird conducted a variety of financial analyses summarized below with respect to Barefoot and ServiceMaster.

  Analysis of Barefoot Valuation Multiples. Baird calculated multiples of the "Equity Value" of Barefoot represented by the Consideration (i.e., $234.9 million, obtained by multiplying the Consideration by the total number of fully diluted Shares, including Shares from the assumed exercise of options, less net proceeds from such stock options) to Barefoot's latest twelve months ("LTM") net income without giving effect to non-recurring items and its projected net income for calendar years 1996 and 1997 (based on Barefoot's senior management estimates), and multiples of Barefoot's "Enterprise Value" (defined as the Equity Value plus forecasted debt less forecasted cash and cash equivalents as of December 31, 1996 as Barefoot's senior management's best approximation of average annual net debt) to its LTM revenue, its LTM operating income before depreciation and amortization, interest and taxes and without giving effect to non-recurring items ("EBITDA") and its LTM operating income before interest and taxes without giving effect to non-recurring items ("EBIT").

For this purpose, LTM represents the twelve month period ended September 30, 1996. The calculations resulted in ratios of the Equity Value to net income ("P/E Ratios") of 20.6x based on LTM results; 18.1x based on projected 1996 results; and 15.5x based on projected 1997 results. The ratio of Enterprise Value to LTM revenue was 2.3x, the ratio of Enterprise Value to LTM EBITDA was 9.8x and the ratio of Enterprise Value to LTM EBIT was 13.2x.

  Analysis of Selected Publicly Traded Barefoot Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 29, 1996 for certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of: LESCO, Inc., Rollins, Inc., The Scotts Company, ServiceMaster and The Toro Company. For each comparable company, Baird calculated multiples as of November 29, 1996 of enterprise value to LTM revenue, LTM EBITDA and LTM EBIT. An analysis of the multiples of Barefoot's Enterprise Value to LTM revenue, LTM EBITDA and LTM EBIT yielded 2.3x, 9.8x and 13.2x, respectively, for Barefoot compared to medians of 0.9x, 11.1x and 15.0x, respectively, for the Barefoot comparable companies. For each comparable company, Baird calculated p/e ratios as of November 29, 1996 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from information provided by First Call and ServiceMaster senior management which included an assumed normalized corporate tax rate with respect to the ServiceMaster information) for calendar years 1996 and 1997. An analysis of these ratios based on earnings per share for LTM, 1996 and 1997 yielded P/E Ratios of 20.6x, 18.1x and 15.5x, respectively, for Barefoot, compared to median p/e ratios of 21.8x, 21.8x and 14.9x, respectively, for the Barefoot comparable companies. In rendering its opinion, Baird noted, among other items, the fact that the Barefoot multiples were generally similar to corresponding multiples of the comparable companies.

  Analysis of Selected Publicly Traded ServiceMaster Comparable Companies. In order to assess the relative public market valuation of the ServiceMaster Shares which the holders of Shares may elect to receive in the Offer, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of November 29, 1996 for certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of: Cintas Corporation, Marriott International, Inc., Ogden Corporation, Rollins, Inc. and Service Corporation International. For each comparable company, Baird calculated multiples as of November 29, 1996 of enterprise value to LTM revenue, LTM EBITDA and LTM EBIT. An analysis of the multiples of ServiceMaster's enterprise value to LTM revenue, LTM EBITDA and LTM EBIT yielded 1.3x, 11.9x and 15.1x, respectively, for ServiceMaster compared to medians of 1.3x, 12.9x and 18.5x, respectively, for the ServiceMaster comparable companies. For ServiceMaster and each comparable company, Baird also calculated p/e ratios as of November 29, 1996 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from information provided by First Call and ServiceMaster senior management which included an assumed normalized corporate tax rate with respect to the ServiceMaster information) for calendar years 1996 and 1997. An analysis of the p/e ratios based on earnings per share for LTM, 1996 and 1997 yielded 25.4x, 24.8x and 20.8x, respectively, for ServiceMaster compared to medians of 27.6x, 27.8x and 23.3x, respectively, for the ServiceMaster comparable companies. In rendering its opinion, Baird noted, among other items, the fact that the ServiceMaster multiples were generally modestly lower than or similar to the corresponding multiples of the comparable companies.

  Analysis of Selected Comparable Acquisition Transactions. Baird reviewed selected acquisition transactions which it deemed relevant based on a review of acquired companies which possessed general business, operating and financial characteristics representative of companies in the industry in which Barefoot operates. Baird noted that none of the selected transactions were identical to the Transaction and that, accordingly, the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Barefoot and other factors that would affect the acquisition value of comparable transactions. For each comparable transaction, Baird calculated multiples of enterprise value to LTM revenue, LTM EBITDA and LTM EBIT; calculated p/e ratios based on LTM earnings per share; and calculated the premium paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Barefoot multiples and premiums based on the Consideration. These calculations yielded multiples of Enterprise Value to LTM revenue, LTM EBITDA and LTM EBIT of 2.3x, 9.8x and 13.2x, respectively, for Barefoot compared to median enterprise value multiples of 1.2x, 9.0x and 12.1x, respectively, and means of 1.2x, 9.0x and 12.0x, respectively, for the comparable acquisition transactions selected. An analysis of the p/e ratios based on LTM earnings per share yielded a 20.6x P/E Ratio for Barefoot compared to a median p/e ratio of 19.3x and a mean p/e ratio of 18.0x for the comparable transactions. An analysis of the Consideration to the market value of Shares as of 1 day, 30 days and 90 days prior to December 2, 1996, compared to the prices paid for the equity in such comparable acquisition transactions relative to the market value of equity 1 day, 30 days and 90 days prior to the announcement date of such transactions, yielded premiums of 25.5%, 47.1% and 60.0% respectively, for Barefoot, compared to median premiums of 45.9%, 46.3% and 55.3% respectively, and means of 36.7%, 43.1% and 50.7%, respectively, for the comparable acquisition transactions. Baird noted, among other items, the fact that the Barefoot multiples were modestly higher and price premiums generally similar to the corresponding premiums of the comparable acquisition transactions.

  Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Baird valued each of Barefoot and ServiceMaster by estimating the present value of future free cash flows available to their respective equity holders if each of Barefoot and ServiceMaster were to continue on a stand-alone basis (without giving effect to the Transaction or possible related savings). Baird valued Barefoot and ServiceMaster in accordance with the respective forecasts of Barefoot and ServiceMaster senior management. In such analysis, Baird assumed terminal value multiples ranging from 7.0x to 9.0x for Barefoot and 9.0x to 11.0x for ServiceMaster applied to each entity's EBIT for the final year of the forecast period. As part of the DCF analysis, Baird used discount rates reflecting each entity's specific financial characteristics, ranging from 12.0% to 14.0% and 11.0% to 13.0% for Barefoot and ServiceMaster, respectively. This DCF analysis resulted in values ranging from $14.31 to $19.10 per Share and $23.52 to $30.79 per ServiceMaster Share.

  Contribution Analysis. Baird analyzed Barefoot's and ServiceMaster's relative contribution to the combined company resulting from the Transaction with respect to revenue, EBITDA, EBIT and net income. As a result of the Transaction and assuming (i) Barefoot stockholders elect to receive 100% of the Offer Consideration in the form of ServiceMaster Shares and (ii) a Conversion Fraction of 0.621 based on the NYSE closing price of ServiceMaster Shares on November 29, 1996, Barefoot stockholders would own approximately 5.8% of the outstanding ServiceMaster Shares, which compares to Barefoot's contribution (based on Barefoot's and ServiceMaster's LTM and estimated results for fiscal years 1996 and 1997 as provided by Barefoot's and ServiceMaster's respective senior management) of approximately 3.0% of revenue, 6.4% to 6.9% of EBITDA, 6.1% to 6.6% of EBIT and 7.5% to 7.9% of net income.

  Pro Forma Merger Analysis. Based on the management forecasts for Barefoot and ServiceMaster, excluding any potential cost savings related to the combined company and assuming (i) Barefoot stockholders elect to receive the Offer Consideration in various combinations of cash and ServiceMaster Shares and (ii) the closing price of ServiceMaster Shares on November 29, 1996, Baird examined the pro forma impact of the Transaction on ServiceMaster earnings per share in 1996, 1997 and 1998.

  Historical Trading Ratio Analysis. Baird reviewed the history of trading prices for the Barefoot Shares and the ServiceMaster Shares in relation to each other over various time periods. From

November 29, 1995 to November 29, 1996, this review showed the average closing, trading high and trading low prices of the Barefoot Shares to be $10.86, $13.00 and $8.75, respectively, per Barefoot Share. Baird noted that the price of Shares exhibited greater volatility over the period than the price of ServiceMaster Shares. Baird performed an analysis of the historical trading ratio between the Shares and the ServiceMaster Shares based on the closing market price per Share relative to the closing market price per ServiceMaster Share for each trading day during the period from November 29, 1994 through November 29, 1996. This analysis yielded a historical trading ratio during the two-year period averaging 0.609x and averaging 0.445x over the past six months.

  The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentations to the Barefoot Board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

  Baird, as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. In the ordinary course of business, Baird may from time to time trade the securities of Barefoot or ServiceMaster for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Compensation. Pursuant to an engagement letter agreement dated October 16, 1996 between Barefoot and Baird, Barefoot agreed to pay Baird a retainer fee of $50,000 (such fee to be creditable against the transaction fee described below), a fee of $150,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion (such fee to be creditable against the transaction fee described below), and a transaction fee, payable upon consummation of the Transaction, equal to 0.625 percent of the aggregate consideration paid or payable in connection with the Transaction. Barefoot has also agreed to reimburse Baird for its reasonable out-of-pocket expenses, including fees and disbursements of counsel. Barefoot has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to Barefoot, for which it received agreed upon compensation.

TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), ServiceMaster will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures for withdrawal set forth under the caption "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York
City time, on         , 1997, unless and until ServiceMaster, in its sole
discretion (but subject to the terms of the Acquisition Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by ServiceMaster, shall expire.

  The Offer is conditioned on a minimum number (the "Minimum Number") of the outstanding Shares being tendered for either cash or ServiceMaster Shares pursuant to the Offer such that, when added to all Barefoot Shares owned by ServiceMaster prior to consummation of the Offer, will provide ServiceMaster with ownership of at least 75.0% of the Shares which are outstanding at the Closing Time. ServiceMaster, as of the date of this Offering Circular/Prospectus, beneficially owns 289,000 Shares or approximately 2.0% of the outstanding Shares. The Offer is also subject to certain other conditions. See "--Conditions to the Offer." If any condition to ServiceMaster's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, ServiceMaster reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive such unsatisfied condition, subject to the Acquisition Agreement and to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the terms of the Acquisition Agreement, amend the Offer.

  ServiceMaster expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Acquisition Agreement and regardless of whether or not any of the events set forth under "-- Conditions to the Offer" shall have occurred or shall have been determined by ServiceMaster to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Exchange Agent and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent. The rights so reserved by ServiceMaster are in addition to ServiceMaster's rights to terminate the Offer described under "--Conditions to the Offer." Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of ServiceMaster under such Rule or the manner in which ServiceMaster may choose to make any public announcement, ServiceMaster currently intends to make announcements by issuing a release to the Dow Jones News Service.

  If ServiceMaster extends the Offer, or if ServiceMaster (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to ServiceMaster's rights under the Offer, the Exchange Agent may retain tendered Shares on behalf of ServiceMaster, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under "Withdrawal Rights." However, the ability of ServiceMaster to delay the payment for Shares which ServiceMaster has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If ServiceMaster makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including that the Minimum Number of all outstanding Shares are validly tendered and not withdrawn prior to 12:00 midnight, New York City Time on the Expiration Date), subject to the Acquisition Agreement, ServiceMaster will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date,

ServiceMaster should decide to increase the Offer Consideration, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offering Circular/Prospectus, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided to ServiceMaster its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offering Circular/Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

OFFER CONSIDERATION

  ServiceMaster hereby pursuant to the Offer, offers, upon the terms and subject to the conditions set forth in this Offering Circular/Prospectus and the accompanying Letter of Transmittal, to acquire each outstanding Share, together with the associated Stock Purchase Rights, not already owned by ServiceMaster, for, at the election of the holder, either:

    (i) $16.00 in cash, without any interest thereon; or

    (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable ServiceMaster Share, determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the NYSE as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the Expiration Date and rounding the result to the nearest one one-hundred thousandth of a share.

  Pursuant to the Offer, Barefoot stockholders may elect to receive all cash or all ServiceMaster Shares or any combination thereof. There is no limit on the percentage of the Offer Consideration which may be received as cash or as ServiceMaster Shares.

  Because the market price for ServiceMaster Shares will fluctuate, the market price for the fraction of a ServiceMaster Share issuable in exchange for each Share at any time on or after the Closing Date is likely to be higher or lower than $16.00. Each Barefoot stockholder has the right to decide whether to receive ServiceMaster Shares or cash in the Offer. Factors a Barefoot stockholder may wish to consider in connection with such decision include: the value to the Barefoot stockholder of the ability to defer recognition of any capital gain for federal income tax purposes by electing to receive ServiceMaster Shares; the inclination of such stockholder to continue to hold the ServiceMaster Shares received in the Offer (since a capital gain tax may be imposed when the ServiceMaster Shares are sold); the stockholder's willingness to assume the risk inherent in holding ServiceMaster equity securities with a view to possibly realizing realizing future gains (as to which no assurance can be given); and the stockholder's evaluation of the attractiveness of alternative investments which the stockholder would be able to make with the net after tax proceeds which the stockholder would receive if the stockholder elected to receive the Cash Consideration. A stockholder who would be subject to little or no tax upon the disposition of Shares will likely give little or no weight to the tax related factors identified above and may accordingly evaluate the relative attractiveness of the Share Consideration and Cash Consideration differently from a stockholder who is in a taxable situation. The foregoing does not purport to be a complete list of all of the factors which may be relevant to a stockholder's decision to receive cash or ServiceMaster Shares. See "Certain Federal Income Tax Consequences."

  In addition, if, and to the extent, the Average ServiceMaster Share Price (determined as described in the first paragraph on the cover of this prospectus) should turn out to be below $23.00, the risk that the market value on the Closing Date of the Share Consideration will be less than the $16.00 Cash

Consideration available to Barefoot stockholders would increase. ServiceMaster will issue a press release and file an 8-K report with the SEC promptly after the Average ServiceMaster Share Price is determined disclosing the amount of that price. Since Barefoot stockholders have the ability to switch their elections between Share Consideration and Cash Consideration until midnight on the Expiration Date of the Offer, Barefoot stockholders should review this ServiceMaster announcement so that their final election can take into account the Average ServiceMaster Share Price as well as the market price for ServiceMaster Shares on or near the Expiration Date.

  Patrick J. Norton (Barefoot's Chief Executive Officer) has advised ServiceMaster that it is his present intention to tender all of his Barefoot Shares (which represent approximately 9.5% of all outstanding Barefoot Shares) and to elect the Share Consideration for substantially all of such Tendered Shares. Mr. Norton's action is not intended to constitute advice or a recommendation as to whether or not any stockholder should tender or how any other Barefoot stockholder should choose between the Cash Consideration and Share Consideration alternatives.

  NEITHER BAREFOOT NOR SERVICEMASTER MAKES ANY RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE SHARE CONSIDERATION PURSUANT TO THE OFFER. EACH BAREFOOT STOCKHOLDER MUST MAKE THEIR OWN DECISION WITH RESPECT TO SUCH ELECTION.

  On December 4, 1996, the last full trading day prior to the announcement by ServiceMaster and Barefoot that they had entered into the Acquisition Agreement, the closing price of ServiceMaster Shares, as reported by the NYSE Composite Tape, was $24.625 per share and the closing price of the Barefoot Shares, as reported on the Nasdaq National Market, was $12.75 per share. The closing price of ServiceMaster Shares and the Barefoot Shares on December 11, 1996, the most recent date prior to the printing of this Offering Circular/Prospectus, as reported by the NYSE Composite Tape and the Nasdaq National Market, respectively, were $25.25 per share and $15.375 per share, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

ELECTION PROCEDURES

  Each holder of Barefoot Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date ("Tendered Shares"), shall have the right, subject to the limitations set forth below, to submit a request (an "Election") specifying the number of Tendered Shares that such holder desires to have exchanged into the Share Consideration pursuant to the Offer and the number of Tendered Shares that such holder desires to have exchanged for the Cash Consideration pursuant to the Offer in accordance with the following procedures:

  Each holder of Tendered Shares may specify in a request made in accordance with the provisions set forth herein (an "Election") (i) the number of Tendered Shares owned by such holder that such holder desires to exchange for the Share Consideration pursuant to the Offer (a "Share Election") and (ii) the number of Shares owned by such holder that such holder desires to have exchanged for the Cash Consideration pursuant to the Offer (a "Cash Election").

  Any Election shall have been made properly only if the Exchange Agent shall have received, by 12:00 midnight New York City time on the Expiration Date, a form of election (the "Form of Election"), a copy of which is being mailed simultaneously with this Offering Circular/Prospectus, properly completed and signed and accompanied or preceded by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in the notice of guaranteed delivery, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United

States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery).

  Any holder of Shares may at any time prior to 12:00 midnight New York City time on the Expiration Date, change his or her Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, accompanied by a properly completed and signed, revised Form of Election. A revised Form of Election shall be deemed to invalidate any previously submitted Form of Election.

  Any holder of Shares may, at any time prior to 12:00 midnight New York City time on the Expiration Date, revoke his or her Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, or by withdrawal prior to 12:00 midnight New York City time on the Expiration Date of his or her certificates for Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent pursuant to the procedures for withdrawal set forth under the caption "--Withdrawal Rights."

  Each Tendered Share for which a Share Election has been received shall be, at the Closing Time, exchanged for the Share Consideration in the Offer; provided, however, no certificates or scrip representing fractional ServiceMaster Shares shall be issued upon the exchange for such Tendered Shares. In lieu of any such fractional ServiceMaster Share, ServiceMaster shall pay to each such Barefoot stockholder who otherwise would be entitled to receive a fractional ServiceMaster Share an amount in cash determined by multiplying (i) the greater of $23.00 or the Average ServiceMaster Share Price by (ii) the fractional interest in a ServiceMaster Share to which such holder would otherwise be entitled.

  Each Tendered Share for which a Cash Election has been received and each Tendered Share as to which an Election is not in effect at 12:00 midnight New York City time on the Expiration Date, (a "Non-Electing Share") shall be, at the Closing, exchanged for the Cash Consideration in the Offer.

  All Cash Elections and Share Elections must be made on the Form of Election and must be received and accepted by 12:00 midnight New York City time on the Expiration Date. Additional copies of the Form of Election will be available
upon request from the Exchange Agent, by calling (800)    -    . If
ServiceMaster shall determine that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes of the Offer, be deemed to be Non-Electing Shares.

  In the event that, between the date of this Agreement and the Closing Time, the issued and outstanding ServiceMaster Shares shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, extraordinary distribution, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction shall be equitably adjusted by ServiceMaster in a manner reasonably satisfactory to the Company.

  ServiceMaster has the right to make rules, not inconsistent with the terms of the Acquisition Agreement and reasonably acceptable to the Company, governing the validity of any Form of Election, the manner and extent to which Elections are to be taken into account in making the determinations required by the Acquisition Agreement, the issuance and delivery of certificates for ServiceMaster Shares exchanged for Shares pursuant to the Offer and the payment of cash for Shares exchanged for the Cash Consideration pursuant to the Offer.

ACCEPTANCE OF SHARES; DELIVERY OF THE OFFER CONSIDERATION

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), at the earliest time permitted under the Exchange Act and the earliest time as of which: (i) the Minimum Number of Shares shall have been properly tendered and not withdrawn and shall be available for purchase under the terms of the Offer and applicable law and
(ii) all conditions to ServiceMaster's obligation to consummate the Offer shall have been satisfied or waived by ServiceMaster, ServiceMaster will acquire, by accepting pursuant to the Offer and will pay the Cash Consideration or issue the Share Consideration for all Shares validly tendered prior to the Expiration Date promptly after the Expiration Date; provided, that ServiceMaster may allow the Offer to remain open for an additional period of time but no later than 20 business days after the Minimum Number of Shares shall have been properly tendered (the "Closing"). The "Closing Time" shall be the time at which ServiceMaster shall acquire Shares by means of the Offer. ServiceMaster expressly reserves the right to delay acceptance of, or, subject to Rule 14e-1(c) under the Exchange Act, payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "--Regulatory Approvals." For purposes of the Offer, ServiceMaster will be deemed to have accepted (and thereby acquired pursuant to the Offer) Tendered Shares, if, as and when ServiceMaster gives oral or written notice to the Exchange Agent of ServiceMaster's acceptance of such Shares for payment pursuant to the Offer.

  At the Closing, ServiceMaster shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of ServiceMaster Shares as nearly as practicable equal to the product of the Conversion Fraction and the number of Tendered Shares to be converted into ServiceMaster Shares. As soon as practicable after the Closing Time, each holder of Tendered Shares exchanged for ServiceMaster Shares pursuant to the Offer, shall, only after timely receipt by the Exchange Agent of (i) certificates for such Shares, or timely confirmation of a book-entry transfer (a "Book Entry Confirmation") of such Shares into the Exchange Agent's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth under "--Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal and Form of Election (or facsimiles thereof) and (iii) any other documents required by the Letter of Transmittal, receive certificates representing the number of ServiceMaster Shares for which such Tendered Shares shall have been exchanged as determined in accordance with the terms of the Offer (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "--Procedures for Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility). If any certificate for such ServiceMaster Shares is to be issued in a name other than that in which the certificate for Tendered Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such ServiceMaster Shares in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  At the Closing, ServiceMaster shall deposit in trust with the Exchange Agent, for the benefit of the holders of Tendered Shares, cash in an amount equal to the Cash Consideration multiplied by the number of Tendered Shares to be exchanged for the Cash Consideration. As soon as practicable after the Closing Time, the Exchange Agent shall distribute to such holders of Tendered Shares, only after timely receipt by the Exchange Agent of (i) certificates for such Shares, or timely confirmation of a book-entry transfer (a "Book Entry Confirmation") of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "--Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal and Form of Election (or facsimiles thereof) and (iii) any other documents required by the Letter of Transmittal, the Cash Consideration in the form of a bank check for an amount equal to the Cash Consideration times the number of Tendered Shares so exchanged. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Offer.

If such check is to be issued in the name of a person other than the person in whose name the certificates for the Tendered Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  If any Tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for such Shares not accepted or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "--Procedures for Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

PROCEDURES FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus prior to the Expiration Date. In addition, either (i) the certificates for Shares must be received by the Exchange Agent along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book Entry Transfer. The Exchange Agent will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offering Circular/Prospectus. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. HOWEVER, ALTHOUGH DELIVERY OF SHARES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER AT A BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, PROPERLY COMPLETED AND DULY EXECUTED, WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFERING CIRCULAR/PROSPECTUS PRIOR TO THE EXPIRATION DATE OR THE TENDERING STOCKHOLDER MUST COMPLY WITH THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for ServiceMaster Shares or certificates for Shares not accepted for payment or not tendered are to be issued or returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL, THE FORM OF ELECTION AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by ServiceMaster herewith, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date as provided below; and

    (iii) the certificates for all Tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq National Market ("NNM") trading days after the date of execution of the Notice of Guaranteed Delivery.

  THE NOTICE OF GUARANTEED DELIVERY MAY BE SENT BY HAND DELIVERY, TELEGRAM, FACSIMILE TRANSMISSION OR MAIL TO THE EXCHANGE AGENT AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

  Notwithstanding any other provision hereof, consideration for Shares acquired pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates for the Shares or a Book-Entry Confirmation of the delivery of such Shares, and a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

  Backup Federal Income Tax Withholding. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE CASH CONSIDERATION OF SHARES PURCHASED PURSUANT TO THE OFFER, A TENDERING STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Tendered Shares pursuant to any of the procedures described above will be determined by ServiceMaster, in its sole discretion, whose determination shall be final and binding. ServiceMaster reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of ServiceMaster's counsel, be unlawful. ServiceMaster also reserves the absolute right, in its sole discretion, subject to the Acquisition Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. ServiceMaster's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of ServiceMaster, the Company, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or the Election or will incur any liability for failure to give any such notification.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of ServiceMaster as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by ServiceMaster (and any and all other Shares or other securities issued or issuable in respect of such Tendered Shares on or after the date of the Acquisition Agreement). All such proxies shall be considered coupled with an interest in the Tendered Shares. This appointment will be effective when, and only to the extent that, ServiceMaster accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of ServiceMaster will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. ServiceMaster reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon ServiceMaster's acceptance for payment of such Shares, ServiceMaster must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

  A TENDER OF SHARES PURSUANT TO ANY ONE OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE THE TENDERING STOCKHOLDER'S ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE OFFER. SERVICEMASTER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND SERVICEMASTER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

WITHDRAWAL RIGHTS

  Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by ServiceMaster pursuant to the Offer, may also be
withdrawn at any time after          , 1997.


  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular/Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Exchange Agent as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by ServiceMaster, in its sole discretion, whose determination will be final and binding. None of ServiceMaster, the Company, the Dealer Manager, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED TO BE NOT VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be retendered by again following one of the procedures described under "Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  ServiceMaster and the Company believe that, for United States federal income tax purposes: (i) the Cash Consideration received by any holder of Shares tendered and accepted by ServiceMaster pursuant to the Offer will be treated as the receipt of cash in a taxable sale of the Shares, and (ii) for United States persons who hold Shares as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code, the exchange of Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution of property to ServiceMaster within the meaning of Section 721 of the Code. The foregoing is based upon the laws, regulations, rulings and decisions currently in effect, all of which are subject to change. Holders of Shares should consult their own tax advisors to determine the federal, state, local and other tax consequences of participating in the Offer or the Merger. Holders of Shares should note that no rulings have been or will be sought from the IRS with respect to the federal income tax consequences of the Offer or the Merger, and no assurance can be given that the IRS will not take contrary positions. See "Certain Federal Income Tax Consequences." The discussion contained in "Certain Federal Income Tax Consequences--The Offer" constitutes the opinions of Vorys, Sater, Seymour and Pease and Kirkland & Ellis, each subject to the qualifications stated therein. A copy of the opinion of Vorys, Sater, Seymour and Pease has been included as Annex C-I to this Offering Circular/Prospectus. A copy of the opinion of Kirkland & Ellis has been included as Annex C-II to this Offering Circular/Prospectus. Such opinions, however, have no binding effect on the IRS or the courts.

CERTAIN EFFECTS OF THE OFFER PENDING CONSUMMATION OF THE MERGER.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public pending consummation of the Merger.

  Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares with a market value of $1,000,000 million. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or in one of the "local lists," but if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or there are not at least two market makers for the Shares, NASD rules provide that the securities would no longer be "authorized" for reporting on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if ServiceMaster acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

SOURCE AND AMOUNT OF FUNDS

  Assuming all Shares were tendered pursuant to the Offer and the Cash Consideration was elected for all of the Shares, the total amount of funds required by ServiceMaster to acquire all of the Shares pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $239,000,000. ServiceMaster has sufficient financial resources to enable ServiceMaster to make all cash payments for the Shares in the Offer and the Merger and to pay related fees and expenses.

DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of the Acquisition Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Shares issuable upon the exercise of stock options outstanding on the date of the Acquisition Agreement) or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to ServiceMaster's rights described under "--Terms of the Offer" and "--Conditions to the Offer," ServiceMaster may in a manner reasonably satisfactory to the Company make such adjustments as it deems appropriate in the Offer Consideration and other terms of the Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Acquisition Agreement or the Offer, and except as expressly limited below, ServiceMaster shall not be required to purchase any Shares tendered, if, prior to the time of purchase of any such Shares, any of the following events (each, an "Event") shall have occurred, (each of paragraphs (a) through (n) providing a separate and independent condition to ServiceMaster's obligations pursuant to the Acquisition Agreement and the Offer) which in the reasonable judgment of ServiceMaster, in any such case and regardless of the circumstances

(including any action or inaction by ServiceMaster or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for the Shares:

    (a) fewer than the Minimum Number of all outstanding Shares are validly tendered and not withdrawn prior to 12:00 midnight, New York City Time on the Expiration Date;

    (b) except as contemplated by the provisions of the Acquisition Agreement, the Company or any subsidiary of the Company shall have authorized or recommended, or shall have announced an intention to authorize or recommend, or shall have entered into an agreement in principle with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization or any release or relinquishment of any material contract rights not in the ordinary course of business;

    (c) an injunction or other order shall have been entered and remain in effect in any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, based upon any provision of the Offer (i) making the acceptance for payment of, or purchase or payment for, the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of ServiceMaster to accept for payment or pay for some or all of the Shares, (ii) imposing material limitations on the ability of ServiceMaster effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iii) imposing material limitations on the ability of either ServiceMaster (so long as such injunction or other order is related to the Offer or the Merger) or the Company to continue effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated or (iv) to the effect that the Offer or the Merger is violative of any applicable law;

    (d) there shall have been any law, statute, rule or regulation, domestic or foreign, promulgated or proposed after the date of the Acquisition Agreement that, directly or indirectly, results or may be reasonably anticipated to result in any of the consequences referred to in paragraph
  (c) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 2% of the outstanding Shares on the date of the Closing shall be owned of record by residents of any such state);

    (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of war involving the United States, or (iv) any limitation not in existence as of the date of the Acquisition Agreement by any governmental authority, or any other event not in existence as of the date of the Acquisition Agreement, which will materially limit the extension of credit by banks or other lending institutions in the United States;

    (f) the representations and warranties of the Company contained in the Acquisition Agreement shall not be true and correct at and as of the time of each purchase under the Offer as if made at and as of such time except for matters which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operation or financial condition of the Company and its subsidiaries taken as a whole and the ability of the Company to perform its obligations under the Merger Agreement;

    (g) all material terms, agreements and conditions of the Acquisition Agreement and the Merger Agreement to be complied with or performed or fulfilled by the Company at or prior to any purchase pursuant to the Offer shall not have been complied with, performed and fulfilled in all material respects;

    (h) the Company's Board of Directors shall have modified or amended in any respect its recommendation of the Offer and the Merger to the stockholders of the Company in any manner not approved by ServiceMaster or shall have resolved to do so by formal action;

    (i) the Company and ServiceMaster shall have reached an agreement that the Offer shall be terminated;

    (j) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated;

    (k) the rights under the Rights Agreement shall not have been redeemed or made inapplicable to the Offer, the separation of outstanding Stock Purchase Rights from the Shares shall have occurred, or the Stock Purchase Rights shall have become exercisable;

    (l) any director of the Company or its Subsidiaries (as requested by ServiceMaster) shall have failed to resign effective as of the consummation of the Offer; or

    (m) the conditions precedent specified in Section 1.6 or 1.8 of the Acquisition Agreement shall not be satisfied; or

    (n) a stop order suspending effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated or threatened by the SEC;


  The foregoing conditions are for the benefit of ServiceMaster and may be asserted by ServiceMaster regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Acquisition Agreement, may be waived by ServiceMaster, in whole or in part, at any time and from time to time, in the sole discretion of ServiceMaster. The failure by ServiceMaster at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that ServiceMaster reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, ServiceMaster will either promptly pay for such Shares or promptly return such Shares.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  Except as described below, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, ServiceMaster is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by ServiceMaster pursuant to the Offer and the Merger or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by ServiceMaster pursuant to the Offer or the Merger. Should any such approval or other action be required, ServiceMaster currently contemplates that it will be sought. While ServiceMaster does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. ServiceMaster's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed herein. See "--Conditions to the Offer."

  State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. ServiceMaster does not know whether any of these statutes will, by their terms, apply to the Offer or the Merger, and has not complied with any such statutes except with respect to the Ohio Take-Over Act as discussed below. To the extent that certain provisions of these statutes purport to apply to the Offer, ServiceMaster believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, ServiceMaster would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, ServiceMaster might be required to file certain information with, or receive approvals from, the relevant state authorities, and ServiceMaster might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, ServiceMaster may not be obligated to accept the Shares tendered pursuant to the Offer. See "--Conditions to the Offer."

  Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law (the "DGCL") contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. The Restated Certificate of Incorporation of the Company provides that Section 203 of DGCL does not apply to the Company.

  Ohio Take-Over Act. Sections 1707.041, 1707.042, 1707.23 and 1707.26 of the
Ohio Revised Code (collectively, the "Ohio Take-Over Act") regulate tender offers. The Ohio Take-Over Act applies to the purchase of or offer to purchase any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the company (a "Control Bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and that has more than one thousand beneficial or record equity security holders who reside in Ohio. A subject company, however, need not be incorporated in Ohio. Notwithstanding the definition of subject company contained in the Ohio Take-Over Act, the Ohio Division of Securities (the "Ohio Division"), by rule or an adjudicatory proceeding, may make a determination that an issuer does not constitute a subject company if appropriate review of Control Bids involving the issuer is to be made by any regulatory authority of another jurisdiction. The Ohio Division has not adopted any rules under this provision.

  The Ohio Take-Over Act prohibits an offeror from making a Control Bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio

Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of this proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

  Within three calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the Control Bid if it determines that the offeror has not provided all of the specified information or that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division summarily suspends a Control Bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than sixteen calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the Control Bid by filing new or amended information pursuant to the Ohio Take-Over Act.

  ServiceMaster believes that the Company is a subject company pursuant to the Ohio Take-Over Act and that the Offer constitutes a Control Bid for securities of the Company pursuant to a tender offer. ServiceMaster intends to file specified information with the Ohio Division and otherwise comply with the Ohio Take-Over Act.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. On December 6, 1996, ServiceMaster filed a Notification and Report Form with respect to the Offer and the Merger.

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 30-calendar day waiting period following the filing by ServiceMaster. Accordingly, as such filing was made on December 6, 1996, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on January 5, 1997, unless ServiceMaster receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 30-day waiting period, either the Antitrust Division or the FTC requests additional information or material from ServiceMaster concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the twentieth calendar day after the date of substantial compliance by ServiceMaster with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of ServiceMaster. ServiceMaster will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See "--Conditions to the Offer."

  As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. The Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both ServiceMaster and the Company unless ServiceMaster acquires 50% or more of the outstanding Shares pursuant to the Offer or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from ServiceMaster or the Company. If the FTC or the Antitrust Division request additional information, the Merger may not be consummated until 20 days after such requests are substantially complied with by both ServiceMaster and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of ServiceMaster and the Company.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as ServiceMaster's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after ServiceMaster's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by ServiceMaster or divestiture of substantial assets of ServiceMaster or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which ServiceMaster and the Company are engaged, ServiceMaster believes that the acquisition of Shares by ServiceMaster will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by ServiceMaster on antitrust grounds will not be made or, if such a challenge is made, of the result. See "--Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

FEES AND EXPENSES

  Goldman, Sachs & Co. have been engaged by ServiceMaster to perform financial advisory services in connection with the Offer and the acquisition of the Company and to act as Dealer Managers in connection with the Offer. In general, ServiceMaster has agreed to pay Goldman, Sachs & Co. a fee of $1,250,000 if the Offer is consummated, which is subject to adjustment in certain circumstances. In addition, ServiceMaster has agreed to reimburse Goldman, Sachs & Co. for their reasonable out-of-pocket expenses, including reasonable fees and expenses of their counsel. ServiceMaster also has agreed to indemnify Goldman, Sachs & Co. and certain related persons against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws. Goldman, Sachs & Co. have from time to time, and are expected to continue to, render various investment banking services to ServiceMaster, for which they are paid customary fees.

  ServiceMaster has retained D.F. King & Co., Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Exchange Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and the Exchange Agent each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations in connection with the Offer.

  ServiceMaster will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by ServiceMaster for reasonable expenses incurred by them in forwarding material to their customers.

MISCELLANEOUS

  ServiceMaster is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If ServiceMaster becomes aware of any jurisdiction in which the making of the

Offer would not be in compliance with applicable law, ServiceMaster will make a good faith effort to comply with any such law. If, after such good faith effort, ServiceMaster cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of ServiceMaster by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of ServiceMaster not contained in this Offering Circular/Prospectus or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  ServiceMaster has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under "Available Information" (except that they will not be available at the regional offices of the Commission).

       DESCRIPTION OF THE ACQUISITION AGREEMENT AND THE MERGER AGREEMENT

  The following is a summary of the material provisions of the Acquisition Agreement and the Merger Agreement not summarized elsewhere in this Offering Circular / Prospectus. This summary does not purport to be complete and is qualified in its entirely by reference to the Acquisition Agreement and the Merger Agreement, a copy of each is attached hereto as Annex A-I and Annex A-II, and each incorporated herein by reference. Capitalized terms used in the following summary shall have the meanings set forth in the Acquisition Agreement.

GENERAL

  The Acquisition Agreement provides that ServiceMaster shall consummate the Offer and acquire all Shares properly tendered and not withdrawn (the "Closing") at the earliest time permitted under the Exchange Act and the earliest time as of which: (i) the Minimum Number of Shares (as defined below) shall have been properly tendered and not withdrawn and shall be available for purchase under the terms of the Offer and applicable law and (ii) all conditions to ServiceMaster's obligation to consummate the Offer contained in Annex 1 to the Acquisition Agreement shall have been satisfied or waived by ServiceMaster; provided, that ServiceMaster may allow the Offer to remain open for an additional period of time but no later than 20 business days after the Minimum Number of Shares shall have been properly tendered. The "Closing Time" shall be the time at which ServiceMaster shall acquire Shares by means of the Offer. The Minimum Number shall be such number that when added to all Shares owned by ServiceMaster and its affiliates prior to consummation of the Offer will provide ServiceMaster and its affiliates with ownership of 75% of the Shares which shall be outstanding at the Closing Time.

TREATMENT OF STOCK OPTIONS

  The Acquisition Agreement provides that at the Closing, Barefoot shall pay to each Barefoot employee or director who holds any option to acquire Shares ("Barefoot Stock Option"), an amount of cash equal to the number of shares subject to that option at the Closing (whether or not then vested) times the remainder derived by subtracting the exercise price per share from $16. Barefoot shall obtain an agreement in a form reasonably satisfactory to ServiceMaster from each holder of every Barefoot Stock Option to accept such payment in exchange for a surrender of all rights of such holder under or by reason of such Barefoot Stock Option including but not limited to the termination of the holder's rights to purchase any shares with such Barefoot Stock Option after the Closing. The obtaining of such an agreement from each holder of a Barefoot Stock Option is a condition to ServiceMaster's obligation to consummate the Closing.

REPRESENTATIONS AND WARRANTIES

  In the Acquisition Agreement, Barefoot has made certain representations and warranties to ServiceMaster and Merger Sub with respect to, among other things, its organization, capitalization, corporate power and authority, corporate actions, validity of the Acquisition Agreement and the Merger Agreement, consents and approvals, absence of violations, filings with the Commission, financial statements, absence of certain changes, absence of undisclosed liabilities, employee benefit plans, litigation, compliance with laws, absence of defaults, tax matters, contracts, absence of agreements not to compete, transactions with affiliates, receipt of an opinion from Barefoot's financial advisor, and the absence of brokers who are entitled to fees in connection with the Offer or the Merger other than as disclosed therein. In the Acquisition Agreement, each of ServiceMaster and Merger Sub have made certain representations and warranties to Barefoot with respect to, among other things, its organization, capitalization, partnership and corporate power and authority, partnership and corporate actions, validity of the Acquisition Agreement and the Merger Agreement, consents and approvals, absence of violations, filings with the Commission, financial statements, absence of certain changes, absence of undisclosed liabilities, litigation, compliance with laws, absence of defaults, availability of sufficient financing to fund the maximum Cash Consideration that could be paid in the Offer and the Merger, and receipt of an opinion from ServiceMaster's financial advisor.

INTERIM OPERATIONS OF THE COMPANY

  In the Acquisition Agreement, Barefoot has agreed that, except (i) as expressly provided in the Acquisition Agreement or the Merger Agreement, (ii) with the prior written consent of ServiceMaster or (iii) as set forth on
Section 5.1 of the Disclosure Schedule to the Acquisition Agreement, after the date of the Acquisition Agreement and prior to the Closing Time:

    (i) the business of Barefoot and its subsidiaries, including, without limitation, investment practices and policies, shall be conducted only in the ordinary course of business consistent with past practice and, each of Barefoot and its subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, franchisees, employees, creditors and business partners;

    (ii) Barefoot will not, directly or indirectly, split, combine or reclassify the outstanding Shares, or any outstanding capital stock of any of the subsidiaries of Barefoot;

    (iii) neither Barefoot nor any of its subsidiaries shall: (a) amend its certificate of incorporation or by-laws or similar organizational documents; (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Barefoot's wholly-owned subsidiaries to Barefoot or its wholly-owned subsidiaries and other than ordinary quarterly cash dividends by Barefoot not to exceed $0.05 per share per quarter and other than an expenditure of not more than an additional $.01 per share to redeem outstanding stock purchase rights; (c) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Barefoot or its subsidiaries, other than issuances pursuant to exercise of stock-based awards outstanding on the date hereof as disclosed in Section
  1.6 of the Acquisition Agreement; (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are in the aggregate material to Barefoot and its subsidiaries taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    (iv) neither Barefoot nor any of its subsidiaries shall: (a) grant any increase in the compensation payable or to become payable by Barefoot or any of its subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice; (b) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (c) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of Barefoot, grant any severance or termination pay to any officer, director or employee of Barefoot or any of its subsidiaries; (d) make any additional contributions to any grantor trust created by Barefoot to provide funding for non-tax-qualified employee benefits or compensation; or (e) provide any severance program to any subsidiary which does not have a severance program as of the date of the Acquisition Agreement;

    (v) neither Barefoot nor any of its subsidiaries shall modify, amend or terminate any of the material Barefoot Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

    (vi) neither Barefoot nor any of its subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

    (vii) neither Barefoot nor any of its subsidiaries shall: (a) incur or assume any debt except for borrowings under existing credit facilities and except for vehicle financing in each case in the ordinary course of business and in amounts consistent with past practice; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (c) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Barefoot or customary loans or advances to employees in accordance with past practice and other than as to such matters related to Barefoot's or any of its subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); or (d) enter into any material commitment (including, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

    (viii) neither Barefoot nor any of its subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

    (ix) neither Barefoot nor any of its subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations,
  (a) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Barefoot and its consolidated subsidiaries, (b) incurred in the ordinary course of business consistent with past practice or (c) which are legally required to be paid, discharged or satisfied;

    (x) subject to the rights of Barefoot to terminate the Acquisition Agreement pursuant to Section 6.1(c)(i) thereof and the obligation of Barefoot to pay ServiceMaster the fees and expenses required by Section 7.1(b) thereof, neither Barefoot nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Barefoot or any of its subsidiaries or any agreement relating to a Takeover Proposal (other than the Offer or the Merger) other than confidentiality agreements as provided in Section 5.5(a) of the Acquisition Agreement;

    (xi) neither Barefoot nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Barefoot's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in Barefoot SEC Documents;

    (xii) except upon the prior written consent of ServiceMaster, Barefoot shall not make any Tax election; and

    (xiii) neither Barefoot nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

SEVERANCE AND STAY PROTECTION PLAN

  The Acquisition Agreement provides that, at or before the Closing Time, Barefoot shall adopt a severance and stay protection plan, the substantive terms of which are set forth on Annex 2 of the Acquisition Agreement. From and after the Closing Time, ServiceMaster and Merger Sub shall honor such plan in accordance with the terms thereof. Except to the extent otherwise permitted by Barefoot's chief executive officer or chief financial officer, ServiceMaster shall not communicate with any employees of Barefoot or any Barefoot subsidiary about future employment relationships or terms prior to the Closing.

NO SOLICITATION

  The Acquisition Agreement provides that Barefoot (and its subsidiaries and affiliates) shall not, and Barefoot (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or (except to the extent permitted by clause (ii) below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of Barefoot or any subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited bona fide Takeover Proposal for Barefoot or any subsidiary of Barefoot, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than ServiceMaster or any of its affiliates or representatives) ("Person") relating to any Takeover Proposal; except in the case of clause (ii) above, to the extent that Barefoot's Board of Directors reasonably concludes, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, and after having had the opportunity to discuss the Takeover Proposal with such person making the Takeover Proposal (which discussions shall not be deemed to be a violation of the Acquisition Agreement) that such Takeover Proposal is reasonably likely to result in consideration per Share in excess of the Offer Consideration and the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, Barefoot's Board of Directors may take, and disclose to Barefoot's stockholders a position contemplated by Rules for 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of Barefoot. Prior to furnishing any information to any such Person making a Takeover Proposal, Barefoot shall have obtained a confidentiality agreement from such Person containing confidentiality provisions substantially similar to the confidentiality provisions in the Confidentiality Agreement between ServiceMaster and the Company. Barefoot shall notify ServiceMaster of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall provide ServiceMaster with a copy of any written Takeover Proposal or amendments or supplements thereto, and shall thereafter inform ServiceMaster on a reasonable basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and shall promptly give ServiceMaster a copy of any information delivered to such Person which has not previously been reviewed by ServiceMaster.

  In the Acquisition Agreement Barefoot represented and warranted to ServiceMaster that Barefoot, its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents, were not as of the date of the Acquisition Agreement, and have not since November 1, 1996, engaged in or participated in any discussions or negotiations whatsoever with any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Takeover Proposal relating to Barefoot.

  As used in the Acquisition Agreement, "Takeover Proposal" means any tender or exchange offer involving the capital stock of Barefoot, any proposal for a merger, consolidation or other business combination involving Barefoot, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Barefoot or any subsidiary of Barefoot, any proposal or offer with respect to any recapitalization or restructuring with respect to Barefoot or any subsidiary of Barefoot or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Barefoot or any subsidiary of Barefoot other than pursuant to the transactions to be effected pursuant to the Acquisition Agreement.

BAREFOOT FRANCHISES

  The Acquisition Agreement provides that as soon as practicable after the Closing Time ServiceMaster shall make every effort to provide to each Barefoot franchisee the option to do any of the following: (i) to sell such franchise to Barefoot on terms and conditions as the franchisee and ServiceMaster may agree; (ii) to continue to operate its Barefoot franchise in accordance with existing agreements between the franchisee and Barefoot (very likely to be in competition with other affiliates of ServiceMaster engaged in the lawn care business); or (iii) to terminate the existing agreement between the franchisee and Barefoot and to operate its business independently without use of Barefoot trade names, service marks or similar rights.

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

  The Acquisition Agreement provides that, at all times after the Closing Time, ServiceMaster shall indemnify (and advance expenses to) each person who is now, or has been at any time prior to the date of the Acquisition Agreement, a director or officer of Barefoot or of any of Barefoot's subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of Barefoot and such subsidiaries or otherwise in effect on the date of the Acquisition Agreement, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Closing Time. ServiceMaster shall, or shall cause Barefoot to, maintain in effect for not less than six (6) years after the Closing the current policies of directors' and officers' liability insurance maintained by Barefoot and its subsidiaries on the date of the Acquisition Agreement with respect to matters existing or occurring at or prior to the Closing Time (provided that ServiceMaster may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers reasonably comparable to Barefoot's existing carriers in terms of creditworthiness). The insurance required by the preceding sentence shall be in an amount at any particular time equal to the greater of (i) the amount of coverage provided by Barefoot's insurance on the date hereof or (ii) the amount of coverage provided to ServiceMaster's own directors at the particular time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against ServiceMaster, Barefoot, the Surviving Corporation or a subsidiary of Barefoot or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of ServiceMaster. The foregoing provisions are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

EXISTING STOCKHOLDER AGREEMENTS AND REGISTRATION RIGHTS AGREEMENTS

  The Acquisition Agreement provides that Barefoot will use it best efforts to terminate or cause to be terminated, prior to the Closing Time, any stockholder agreements or registration rights agreements with or among any of its security holders. Barefoot will suspend all sales under any shelf registration statement at least two business days prior to the Expiration Date and will cause any registration rights agreement not to have any application to any securities of ServiceMaster or its subsidiaries following the Closing Time.

NYSE LISTING

  The Acquisition Agreement provides that ServiceMaster shall cause ServiceMaster Shares issued pursuant to the Offer to be approved for listing on the NYSE prior to the Closing.

BAREFOOT STOCK PURCHASE RIGHTS

  As of the date of the Acquisition Agreement there were outstanding a number of Stock Purchase Rights equal to the aggregate number of Shares issued and outstanding, which rights are exercisable for shares of the Company's Series A Junior Participating Preferred Stock pursuant to the terms of the Rights Agreement dated as of April 11, 1995 between the Company and National City Bank (the "Rights Agreement"). The Stock Purchase Rights generally become exercisable upon authorization by the Board of Directors if any person acquires control of 15% or more of the Shares. The Company has represented and agreed in the Acquisition Agreement that the Board of Directors of the Company has taken such action and will take such additional action as is required to prevent the Stock Purchase Rights from becoming exercisable by reason of the Offer or the Merger.

TERMINATION

  The Acquisition Agreement may be terminated and the Merger abandoned at any time prior to the Closing Time:

    (i) by the mutual consent of the Board of Directors of ServiceMaster and the Board of Directors of Barefoot;

    (ii) by either of the Board of Directors of Barefoot or the Board of Directors of ServiceMaster; (a) if the Offer shall not have been commenced by February 15, 1997; provided, however, that the right to terminate the Acquisition Agreement under this clause (ii)(a) shall not be available to any party whose failure to fulfill any obligation under the Acquisition Agreement has been the primary and but-for cause of the failure of the Offer to have been commenced by February 15, 1997; or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their diligent efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger or any material aspect of the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

    (iii) by the Board of Directors of Barefoot:

      (a) if the Board of Directors of Barefoot shall have (I) withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of the Acquisition Agreement, the Offer or the Merger as a result of a Takeover Proposal (other than the Offer or the Merger), in order to approve a Takeover Proposal (other than the Offer or the Merger), or to permit Barefoot to execute a definitive agreement relating to a Takeover Proposal, and (II) determined, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, that such Takeover Proposal is for consideration per Share in excess of the Offer Consideration and the failure to take such action as set forth in the preceding clause
    (II) would result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that Barefoot shall have given ServiceMaster forty-eight (48) hours advance notice of any termination pursuant to this clause (a) and that Barefoot shall have paid ServiceMaster the fees and expenses required by Section 7.1(b) of the Acquisition Agreement;

      (b) if ServiceMaster or Merger Sub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Acquisition Agreement; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's diligent efforts and for so long as the breaching party shall be so using diligent efforts to cure such breach, Barefoot may not terminate the Acquisition Agreement pursuant to this clause (iii)(b); or

      (c) if ServiceMaster breaches any of its representations or warranties in the Acquisition Agreement and such breach (I) is reasonably likely to have a material adverse effect upon ServiceMaster and its subsidiaries taken as a whole and (II) has not been incorporated into this Offering Circular / Prospectus.

    (iv) by the Board of Directors of ServiceMaster:

      (a) if Barefoot (I) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Acquisition Agreement or (II) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Barefoot and its subsidiaries or create a situation in which any of the conditions set forth in Annex 1 to the Acquisition Agreement would not reasonably be expected to be satisfied prior to Closing; provided, however, that if any such breach is curable by Barefoot through the exercise of Barefoot's diligent efforts and for so long as Barefoot shall be so using diligent efforts to cure such breach, ServiceMaster may not terminate the Acquisition Agreement pursuant to this clause (iv)(a); or

      (b) if the Board of Directors of Barefoot shall have withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of the Acquisition Agreement, the Offer or the Merger or shall have recommended a Takeover Proposal or other business combination, or Barefoot shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than ServiceMaster, Merger Sub or their subsidiaries (or the Board of Directors of Barefoot resolves to do any of the foregoing by formal action); or

      (c) by ServiceMaster if the Offer shall have expired or been terminated without any Shares being purchased thereunder as a result of the occurrence of any event that would result in the failure to satisfy any of the conditions set forth in Annex 1 to the Acquisition
    Agreement; or

      (d) as provided in Annex 3 to the Acquisition Agreement.

  If the Acquisition Agreement is validly terminated by Barefoot or ServiceMaster as set forth above, the Acquisition Agreement and the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Barefoot, ServiceMaster or Merger Sub (or any of their respective representatives or affiliates) in respect of the Acquisition Agreement or the Merger Agreement, except that the provisions of this paragraph and Section 7.1 of the Acquisition Agreement which, among other things, provides for a termination fee, shall continue to apply after such termination. Without limiting by implication the generality of the preceding sentence, ServiceMaster shall not be obligated to continue the Offer after any termination of the Acquisition Agreement. No termination of the Acquisition Agreement or the Merger Agreement shall impair or terminate the rights or obligations of ServiceMaster or Barefoot under the Confidentiality Agreement (as hereinafter defined) to which they are parties.

TERMINATION FEE

  The Acquisition Agreement provides that in the event the Board of Directors of Barefoot shall terminate the Acquisition Agreement pursuant to clause
(iii)(a) under "--Termination", or the Board of Directors of ServiceMaster shall terminate the Acquisition Agreement pursuant to clause (iv)(b) under "-- Termination", then Barefoot shall pay $9,300,000 in cash to ServiceMaster.

  The Acquisition Agreement also provides that in the event ServiceMaster shall not consummate the Offer and shall be entitled to take such action because of the failure of any of the conditions specified in clause (a), (b),
(h), (k), or (l) in Annex 1 to the Acquisition Agreement or because rights to purchase Shares representing more than 1% of Barefoot's outstanding common stock would remain outstanding after the Closing, then Barefoot shall pay $7,000,000 in cash to ServiceMaster.

  Payment of the termination fee would become due on the date (the "due date") upon which Barefoot received written request from ServiceMaster for such payment after the occurrence of the event entitling ServiceMaster to the fee. If Barefoot should for any reason fail to make such termination payment on its due date, then Barefoot would be obligated to pay ServiceMaster on demand interest at 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) on the amount remaining unpaid from that due date until such payment is received by ServiceMaster and would also be required to reimburse ServiceMaster for all attorney's fees and other expenses which ServiceMaster reasonably incurred to enforce its rights to such payment.

THE MERGER

  The Acquisition Agreement and the Merger Agreement provide that following the completion of the Offer, the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, and the satisfaction or waiver of certain other conditions, the Merger Sub will be merged with and into the Company with the Company as the surviving corporation (the "Surviving Corporation"), and the separate existence of the Merger Sub shall cease. As a result of the Merger, the Company will become a wholly owned subsidiary of ServiceMaster. Pursuant to the Merger, each outstanding Share (other than Shares held by ServiceMaster or any subsidiary of ServiceMaster and other than Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration ($16.00 in cash per Barefoot Share without interest thereon).

  The obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) if ServiceMaster and its affiliates shall own less than 90% of all Shares outstanding at the conclusion of the Offer, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote or consent of stockholders of the Company in accordance with the Company's Restated Certificate of Incorporation and By-Laws and applicable Delaware law, (ii) the Offer shall have been consummated pursuant to the terms of the Acquisition Agreement and (iii) no injunction or other order, degree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by ServiceMaster or any of its subsidiaries or affiliates of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent consummation of the Merger.

  If necessary, following the expiration of the Offer, the Company shall take all action necessary in accordance with applicable law, its Restated Certificate of Incorporation and its By-Laws to (i) distribute a proxy statement and convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger and the Merger Agreement or (ii) submit the Merger and the Merger Agreement for approval by written consent in lieu of a meeting of stockholders. The Acquisition Agreement also provides that the Company's Board of Directors will recommend that stockholders of the Company approve the Merger and the Merger Agreement, and that the Company will use its best efforts to solicit such approval. At any such meeting, or in response to any solicitation of proxies or consents, ServiceMaster and its affiliates shall vote all Shares held by them in favor of the Merger and the Merger Agreement, and the Company shall vote all Shares with respect to which proxies in the form distributed by the Company shall have been given in favor of the Merger and the Merger Agreement.

  Under the Company's Restated Certificate of Incorporation, the affirmative vote of 75% of all votes represented by all issued and outstanding voting securities of the Company is required to approve the Merger. If ServiceMaster purchases the Minimum Number of Shares pursuant to the Offer, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. The DGCL also provides that if a company owns at least 90% of each class of stock of a subsidiary, the company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, ServiceMaster acquires at least 90% of the outstanding Shares, ServiceMaster could, and intends to, effect the Merger without approval of any other stockholder of the Company.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Cash Consideration pursuant to the Offer or the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

  Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15 percent or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Board of Directors of the Company approved either the business combination or the transaction which resulted in such person being an interested stockholder. The Restated Certificate of Incorporation of the Company provides that Section 203 of the DGCL does not apply to the Company.

  The Merger is also subject to compliance with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. ServiceMaster does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

MISCELLANEOUS

  ServiceMaster, or an affiliate of ServiceMaster, may following the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. ServiceMaster and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

  The Company and ServiceMaster have entered into a Confidentiality Agreement dated November 11, 1996 (the "Confidentiality Agreement"). The Confidentiality Agreement provides that ServiceMaster will keep confidential any confidential information furnished to it by the Company and restricts ServiceMaster's right to, among other things, acquire Shares, enter into an acquisition agreement with the Company or propose either of the foregoing, for a period of two years. The foregoing description of the terms of the Confidentiality Agreement is qualified in its entirety by reference to the text of such agreement, which has been filed as an exhibit to the S-4 Registration Statement of which this Offering Circular/Prospectus is a part.

                             CERTAIN RELATIONSHIPS

  Except as set forth in this Offering Circular/Prospectus, neither ServiceMaster nor any of its subsidiaries or, to the best knowledge of ServiceMaster, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offering Circular/Prospectus, neither ServiceMaster nor any of its subsidiaries, or, to the best knowledge of ServiceMaster, any of the persons listed on Schedule I, has had, since January 1, 1993, any material business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offering Circular/Prospectus, since January 1, 1993, there have been no contacts, negotiations or transactions between ServiceMaster or its subsidiaries or, to the best knowledge of ServiceMaster, any of the persons listed on Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Neither ServiceMaster nor any of its subsidiaries or, to the best knowledge of ServiceMaster, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days, except ServiceMaster beneficially owns 289,000 Shares or approximately 2.0% of the outstanding Shares and certain directors and officers of ServiceMaster listed onSchedule I, in the aggregate, beneficially own 17,000 Shares.

                      DESCRIPTION OF SERVICEMASTER SHARES

SERVICEMASTER SHARES

  As of November 30, 1996, (i) approximately 142,600,000 ServiceMaster Shares are issued and outstanding, (ii) not more than 11,000,000 ServiceMaster Shares are reserved for option and employee benefit plans of ServiceMaster, and (iii) the number of additional ServiceMaster Shares which ServiceMaster may be required to issue as a result of convertible debt and other outstanding rights (in addition to the rights cited in clause (ii)) does not exceed 3,000,000 ServiceMaster Shares.

  The ServiceMaster Board is authorized to cause ServiceMaster to issue additional ServiceMaster Shares. The ServiceMaster Board has the sole and complete discretion in considering the consideration and terms and conditions with respect to any future issuance of ServiceMaster Shares. The ServiceMaster Board has sole and complete discretion to cause ServiceMaster to issue shares in one or more classes, or one or more series of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes and series of outstanding ServiceMaster Shares.

  ServiceMaster Shares are listed on the NYSE under the symbol "SVM." Harris Trust Company of New York is the registrar and transfer agent for ServiceMaster Shares.

  Pursuant to the Reincorporating Merger, the ServiceMaster Shares will be converted to SMI Shares and will have the characteristics of traditional corporate shares. For further information concerning the changes effected by the 1992 Reorganization and the Reincorporating Merger, see the discussion captioned "Description of the Structure of the ServiceMaster Enterprise" beginning on page 11 of the

ServiceMaster 1995 10-K, which is specifically incorporated by reference in this Offering Circular/Prospectus and set forth in Annex D hereof. "Summary-- The 1992 Reorganization; The Reincorporating Merger" and "Incorporation of Documents by Reference."

  The following summary description does not purport to be complete and is qualified in its entirety by reference to the ServiceMaster Limited Partnership Agreement of Limited Partnership.

DISTRIBUTIONS

  The ServiceMaster Board has sole and complete discretion to cause ServiceMaster to distribute cash, ServiceMaster Shares and/or property to General and Limited Partners in accordance with their percentage interests in ServiceMaster. Distributions for the year ending December 31, 1995 were $0.95 per ServiceMaster Share ($0.63 per ServiceMaster Share on a post June 1996 split basis).

LIMITED VOTING

  Holders of outstanding ServiceMaster Shares have limited voting rights on certain matters affecting ServiceMaster, but are not entitled to vote in the election of members of the ServiceMaster Board. The Corporate General Partner may be removed by the affirmative vote of two-thirds of those ServiceMaster Shares which are not held by a Dominant Owner (as defined in The ServiceMaster Limited Partnership Agreement). (After the Reincorporating Merger, holders of the outstanding stock of ServiceMaster Incorporated will have customary corporate voting rights.)

MISCELLANEOUS

  Upon liquidation of ServiceMaster, the holders of ServiceMaster Shares are entitled to share pro rata in any assets distributable in liquidation after payment of the creditors of ServiceMaster and repayments to partners of their capital contributions. The ServiceMaster Shares are not generally subject to mandatory redemption and are not subject to any sinking funds provisions.

  The ServiceMaster Shares to be issued in connection with the Offer will be fully paid and non-assessable, and will be issued together with rights as described above.

                      DESCRIPTION OF THE BAREFOOT SHARES

  The authorized capital stock of Barefoot consists of 45,000,000 shares consisting of 40,000,000 Shares and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). As of the date hereof, 14,519,760 Shares are issued and outstanding and 2,277,000 Shares are held in the treasury of Barefoot. As of the date hereof, no shares of Preferred Stock are issued and outstanding and 400,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock issuable upon exercise of the Stock Purchase Rights. As of the date hereof, options to acquire an aggregate of 412,550 Shares have been issued pursuant to stock options. See "Comparison of ServiceMaster Shares and the Shares."

  The Barefoot Board may issue Preferred Stock from time to time, in one or more series and fix, by resolution, the number of shares in each series and the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of such series, to the fullest extent now or hereafter permitted by Delaware law.

  Of the Preferred Stock, 400,000 shares have been designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and all of such shares are reserved for issuance pursuant to the Rights Agreement described below.

  The Shares are listed on Nasdaq National Market under the symbol "BARE". National City Bank is the registrar and transfer agent for the Shares.

  The following summary description does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate of Incorporation ("Certificate") and Bylaws of the Company.

DIVIDEND RIGHTS

  The Barefoot Board may declare and pay dividends on the Shares out of funds legally available therefor. The rights of holders of the Shares are subject to such preferential rights as may be fixed by the Barefoot Board in connection with future issuances of Preferred Stock. See "Summary--Market Price Data and Distributions."

VOTING RIGHTS

  Each holder of Shares is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Shares have no cumulative voting rights.

MISCELLANEOUS

  Upon liquidation of the Company, the holders of Shares are entitled to share pro rata in any distribution of the Company's assets after payment or provision for payment of liabilities and the liquidation preference of any shares of Preferred Stock which may be outstanding. There are no preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the Shares. All outstanding Shares are fully paid and nonassessable.

  In April, 1995, pursuant to the Rights Agreement, the Company declared a dividend of one preferred share purchase right (the "Rights") on each outstanding Share. Under certain conditions, each Right may be exercised to purchase 1/100 of a share of Series A Preferred Stock at a price of $55.00, subject to adjustment in certain circumstances. The Rights may not be exercised until the earlier of 10 business days after a public announcement that a person or group has acquired, without the consent of the Company's directors, 15% or more of the Shares ("Share Acquisition Date"), or 10 business days (unless extended by the directors) after the commencement of (or a public commencement of an intention to commence) a tender offer or exchange offer that would result in a person or group owning 30% or more of the Shares. If at any time following the Share Acquisition Date, the Company is acquired in a merger or other business combination or 50% or more of the Company's assets or earnings power is sold or transferred, each holder of a Right will be entitled to buy the number of shares of stock of the acquiring company which, at the time of such transaction, will have a market value of two times the exercise price of the Right. If a person or group acquires 15% or more of the Shares under certain circumstances, then each holder of a Right will be entitled to buy Shares having a market value equal to two times the exercise price of the Right. The Rights will expire on April 24, 2005, and may be redeemed by the Company at a price of $0.01 per Right under certain circumstances. The Company has agreed in the Acquisition Agreement to cause the Rights not to separate or become exercisable and to redeem the Rights prior to the Closing Time.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE AND BY-LAWS

  In addition to the Rights, certain provisions of the Certificate and Bylaws of the Company may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the Shares.

  Supermajority Voting Provisions. The Certificate requires a vote of the holders of not less than 75% of the total voting power of the Company to approve or authorize (a) any merger, consolidation or share exchange of the Company or any subsidiary into or with any person in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's voting stock would be converted into cash, securities or other property, other than a transaction in which the holders of the Company's voting stock have the same proportionate ownership of voting securities of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company, and (c) any agreement providing for any of the foregoing transactions.

  In addition, the affirmative vote of the holders of at least 85% of the total voting power of the Company and a majority of the voting power of the Company held by stockholders other than an interested stockholder (generally, an entity which owns or controls 20% of the voting power of the Company) is required for the approval or authorization of certain business combinations (e.g. merger or consolidation, sale or other disposition of assets having a fair market value in excess of 10% of the Company's total assets, dissolution of the Company, etc.) involving such "interested stockholder" unless the "business combination" has been approved by a majority of the "disinterested directors" or the "business combination" satisfies certain "fair price" requirements.

  Anti-Greenmail. The acquisition by the Company of voting stock from any interested security holder (generally, an entity which owns or controls 5% of the voting power of the Company) which has beneficially owned such securities for less than two years requires the affirmative vote of the holders of at least a majority of the voting power of the Company, excluding Shares beneficially owned by such "interested security holder."

  Advance Notice Requirements for Director Nominations. The Bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. This provision may preclude some stockholders from making nominations for directors at an annual or special meeting.

  Anti-Takeover Effects of Delaware Law. Section 203 of the DGCL contains certain provisions that may make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy fight or otherwise. The Certificate provides that Section 203 of the DGCL does not apply to the Company.

               COMPARISON OF SERVICEMASTER SHARES AND THE SHARES

DIVIDENDS AND DISTRIBUTIONS

  Both holders of ServiceMaster Shares and holders of the Shares receive dividends and distributions at the discretion of their respective Board of Directors. See "Summary--Market Price Data and Distributions."

VOTING RIGHTS

  Holders of ServiceMaster Shares are only entitled to vote on limited matters affecting ServiceMaster, and are not entitled to vote in the election of directors. Holders of Shares are entitled to one vote per share on all matters presented to a vote of stockholders, including the election of directors.

MISCELLANEOUS

  ServiceMaster Shares represent an interest in the ServiceMaster Limited Partnership, while the Shares are traditional corporate shares. Thus, the earnings of ServiceMaster are taxed only once, at the shareholder level, while the earnings of Barefoot are taxed at the corporate level and dividends are taxed at the stockholder level.

  The Barefoot Board currently has the authority to issue up to a total of 40,000,000 Shares and 5,000,000 shares of Preferred Stock whereas
ServiceMaster may issue as many shares, with whatever rights, the ServiceMaster Board may deem appropriate.

  Barefoot has adopted the Rights Plan discussed above, while ServiceMaster does not have a stockholder rights plan. ServiceMaster has announced that it intends to adopt a shareholder rights plan prior to the consummation of the Reincorporating Merger.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

SELECTED PRO FORMA FINANCIAL DATA OF SERVICEMASTER

  The following tables set forth ServiceMaster's pro forma consolidated summaries of operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 and the pro forma condensed consolidated balance sheet as of September 30, 1996. "Pro Forma Merger Adjustments" reflected in the tables give effect to the Merger and the related purchase accounting adjustments as if the Merger had occurred at September 30, 1996 for purposes of the Pro Forma Condensed Consolidated Balance Sheet, and on January 1, 1995 and 1996, respectively for purposes of the Pro Forma Consolidated Summaries of Operations.

  THE PRO FORMA FINANCIAL DATA DOES NOT PURPORT TO REPRESENT WHAT SERVICEMASTER'S FINANCIAL POSITION AS OF SEPTEMBER 30, 1996 OR RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 OR THE YEAR ENDED DECEMBER 31, 1995 WOULD ACTUALLY HAVE BEEN HAD THE MERGER IN FACT OCCURRED ON THAT DATE OR AT THE BEGINNING OF THE PERIODS INDICATED OR TO PROJECT SERVICEMASTER'S FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

  The unaudited selected pro forma financial information set forth below has been prepared under the assumption that holders of 30% of the Barefoot Shares will elect to receive the Share Consideration. If all the Barefoot stockholders were to elect to receive the Cash Consideration, pro forma net income per share for the nine months ended September 30, 1996 and the year ended December 31, 1995, would total $1.29 and $1.40, respectively, and pro forma non-current liabilities at September 30, 1996 would total $867 million. If all the Barefoot stockholders were to elect to receive the Share Consideration, pro forma net income per share for the nine months ended September 30, 1996 and the year ended December 31, 1995 would total $1.26 and $1.38, respectively, and pro forma non-current liabilities at September 30, 1996 would total $635 million.

  The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price will be allocated based upon the fair value of the assets acquired and the liabilities assumed. The pro forma merger adjustments are based upon currently available information and certain assumptions which ServiceMaster believes are reasonable in the circumstances. These adjustments include additional interest cost, amortization expense and estimated cost savings. The actual acquisition adjustments are subject to the completion of due diligence and will be based upon more precise appraisals, evaluations and estimates of fair value, which are not currently available, and may differ substantially from the pro forma merger adjustments. Financial effects of potential operating synergies attainable upon the combination of Barefoot and ServiceMaster are not reflected. The tables and accompanying notes should be read in conjunction with ServiceMaster's and Barefoot's historical financial statements and the related notes thereto.

TRANSACTION WITH WMX TECHNOLOGIES, INC.

  The following pro forma summary of operations for the year ended December 31, 1995 includes pro forma adjustments (the "Pro Forma WMX Adjustments") related to a transaction with WMX Technologies, Inc. ("WMX"). On December 31, 1995, ServiceMaster issued 27,160,715 (adjusted for the three-for-two share split in June 1996) unregistered and restricted ServiceMaster Shares, representing approximately 19% of the adjusted total number of ServiceMaster Shares outstanding, in exchange for WMX's 27.76% minority ownership interest in ServiceMaster Consumer Services L.P. The unregistered ServiceMaster Shares also include a number of voting and trading restrictions, including significant limitations on both the timing and magnitude of open market sales and underwritten offerings, with ServiceMaster retaining a right of first refusal with respect to any proposed sales thereof.

  The Pro Forma WMX Adjustments reflected in the following Pro Forma Consolidated Summary Of Operations for the year ended December 31, 1995 give effect to the transaction with WMX and the related purchase accounting adjustments as if the transaction had occurred on January 1, 1995. Since the transaction occurred on December 31, 1995, the historical results of operations for the nine months ended September 30, 1996 already include the impacts of this transaction, and hence no pro forma adjustments are necessary for this period. For further information related to this transaction, see ServiceMaster's Report on Form 8-K dated January 15, 1996. See "Incorporation of Documents by Reference."

                       SERVICEMASTER LIMITED PARTNERSHIP

           PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                     NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                    PRO FORMA
                         SERVICEMASTER  BAREFOOT     MERGER          SERVICEMASTER
                          HISTORICAL   HISTORICAL  ADJUSTMENTS         PRO FORMA
                          (UNAUDITED)  (UNAUDITED) (UNAUDITED)        (UNAUDITED)
                         ------------- ----------- -----------       -------------
OPERATING REVENUE.......  $2,584,457     $83,427     $                $2,667,884
Operating Costs and
 Expenses:
  Cost of services
   rendered and products
   sold.................   2,001,709      32,109                       2,033,818
  Selling and
   administrative
   expenses.............     367,470      31,934      (4,671)(A),(B)     394,733
                          ----------     -------     -------          ----------
Total operating costs
 and expenses...........   2,369,179      64,043      (4,671)          2,428,551
                          ----------     -------     -------          ----------
OPERATING INCOME........     215,278      19,384       4,671             239,333
Non-operating Expense
 (Income):
  Interest expense......      28,658         826       9,361 (C)          38,845
  Interest and
   investment income....      (7,465)       (274)                         (7,739)
  Minority interest.....       8,221         --          164 (F)           8,385
                          ----------     -------     -------          ----------
INCOME BEFORE INCOME
 TAXES..................     185,864      18,832      (4,854)            199,842
Provision for (benefit
 of) income taxes.......       5,287       6,636        (726)(D)          11,197
                          ----------     -------     -------          ----------
Net Income..............  $  180,577     $12,196     $(4,128)         $  188,645
                          ==========     =======     =======          ==========
ServiceMaster Shares
 outstanding............     144,529                   2,830 (E)         147,359
Net Income Per Share....  $     1.25                                  $     1.28
                          ==========                                  ==========

                       SERVICEMASTER LIMITED PARTNERSHIP

                  PRO FORMA CONSOLIDATED SUMMARY OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                          YEAR ENDED DECEMBER 31, 1995

                                                                    BAREFOOT
                                                                     THREE      BAREFOOT
                                                                     MONTHS       NINE
                                        PRO FORMA                    ENDED       MONTHS    PRO FORMA
                                           WMX       SERVICEMASTER  3/31/95      ENDED      MERGER          SERVICEMASTER
                         SERVICEMASTER ADJUSTMENTS     PRO FORMA   HISTORICAL   12/31/95  ADJUSTMENTS         PRO FORMA
                          HISTORICAL   (UNAUDITED)    (UNAUDITED)  (UNAUDITED) HISTORICAL (UNAUDITED)        (UNAUDITED)
                         ------------- -----------   ------------- ----------  ---------- -----------       -------------
OPERATING REVENUE.......  $3,202,504     $            $3,202,504    $ 9,585     $93,431     $                $3,305,520
Operating Costs and
 Expenses:
 Cost of services
  rendered and products
  sold..................   2,486,292                   2,486,292      6,288      33,877                       2,526,457
 Selling and
  administrative
  expenses..............     464,345       5,875 (1)     470,220      7,705      38,222      (6,281)(A),(B)     509,866
                          ----------     -------      ----------    -------     -------     -------          ----------
Total operating costs
 and expenses...........   2,950,637       5,875       2,956,512     13,993      72,099      (6,281)          3,036,323
                          ----------     -------      ----------    -------     -------     -------          ----------
OPERATING INCOME........     251,867      (5,875)        245,992     (4,408)     21,332       6,281             269,197
Non-operating Expense
 (Income):
 Interest expense.......      35,855         205 (2)      36,060        261         778      12,563 (C)          49,662
 Interest and investment
  income................      (7,310)                     (7,310)      (277)       (543)                         (8,130)
 Minority interest......      45,715     (37,099)(3)       8,616        --          --           97 (F)           8,713
                          ----------     -------      ----------    -------     -------     -------          ----------
INCOME BEFORE INCOME
 TAXES..................     177,607      31,019         208,626     (4,392)     21,097      (6,379)            218,952
Provision for (benefit
 of) income taxes.......       5,588                       5,588     (1,688)      8,216      (1,000)(D)          11,116
                          ----------     -------      ----------    -------     -------     -------          ----------
Net Income..............  $  172,019     $31,019      $  203,038    $(2,704)    $12,881     $(5,379)         $  207,836
                          ==========     =======      ==========    =======     =======     =======          ==========
ServiceMaster Shares
 outstanding............     118,970      27,161 (4)     146,131                              2,830 (E)         148,961
Net Income Per Share....  $     1.45                  $     1.39                                             $     1.40
                          ==========                  ==========                                             ==========


  ServiceMaster's per share data reflect the three-for-two share split in June
                                     1996.

            NOTES TO PRO FORMA CONSOLIDATED SUMMARIES OF OPERATIONS
             PERIODS ENDED SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

  Pro forma merger adjustments reflect the assumed impact of the consummation of the Offer and the Merger upon ServiceMaster's existing operations for the periods presented. Pro forma adjustments consist of:

(A) The reduction of salary and overhead expenses that is expected to result from the closing of certain of Barefoot's branch, regional and corporate administrative facilities.

(B) Amortization of intangible assets are increased based upon the preliminary allocation of purchase price as shown in note (M) to the ServiceMaster Limited Partnership Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996. The allocation is preliminary and subject to change during 1997 as due diligence is completed and additional information is obtained. The pro forma merger adjustment represents the incremental amortization in excess of amounts previously recognized by Barefoot. Acquisition Intangible Assets, which are expected to consist primarily of tradenames and goodwill, are amortized over 40 years.

(C) The acquisition debt bears interest at an estimated long term annual rate of 7 1/4%. The pro forma Merger adjustment includes interest on the acquisition debt as well as interest on cash flows from the merger adjustments. These cash flows consist of the costs discussed in note (L) and the increased interest and dividend payments partially offset by the expected cost savings.

(D) Federal and state income taxes are reduced due to the tax deductibility of interest expense related to financing the Merger, which is significantly offset by increased taxes due on the expected annual cost savings discussed in note (A).

(E) Represents the number of ServiceMaster Shares estimated to be issued in the Merger. See note (K) regarding the number of ServiceMaster Shares estimated to be issued.

(F) Reflects additional general partners' minority interest expense that is expected to result from the Merger and resulting pro forma adjustments.

PRO FORMA ADJUSTMENTS RELATED TO THE WMX TECHNOLOGIES TRANSACTION

  The following are the pro forma adjustments related to the WMX transaction described in "SELECTED PRO FORMA FINANCIAL DATA OF SERVICEMASTER--TRANSACTION WITH WMX TECHNOLOGIES, INC." As this transaction occurred on December 31, 1995, its related pro forma adjustments impact only results of operations for the year ended December 31, 1995. The historical results of operations for the nine months ended September 30, 1996 already include the impact of this transaction.

(1) The ServiceMaster Shares issued in the WMX transaction, which are unregistered and restricted, were valued based upon the average market price of the registered and freely transferable ServiceMaster Shares at the time the transaction was agreed to and announced, adjusted to reflect the significant voting and trading restrictions on the ServiceMaster Shares and other considerations. The valuation of the unregistered and restricted ServiceMaster Shares issued to WMX was determined in part based on a review performed by an international investment banking firm. The transaction resulted in approximately $235,000,000 of intangible assets, primarily tradenames and goodwill, which are being amortized on a straight-line basis over forty years.

(2) Interest expense consists of the interest cost related to the dividends that would have been paid on the ServiceMaster Shares issued in the transaction. This expense is partially offset by the fact that other distributions that would have been made to WMX had it retained its minority interest in Consumer Services are no longer required. Interest expense is computed at an average short term borrowing rate of 6.2%.

(3) Reflects the elimination of minority interest expense associated with WMX's prior status as a 27.76% minority partner in Consumer Services.

(4) Reflects the 27,160,715 unregistered and restricted ServiceMaster Shares issued to WMX in exchange for its minority ownership interest in Consumer Services.

                       SERVICEMASTER LIMITED PARTNERSHIP

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

                               SEPTEMBER 30, 1996

                                                      PRO FORMA
                           SERVICEMASTER  BAREFOOT     MERGER       SERVICEMASTER
                            HISTORICAL   HISTORICAL  ADJUSTMENTS      PRO FORMA
         ASSETS             (UNAUDITED)  (UNAUDITED) (UNAUDITED)     (UNAUDITED)
         ------            ------------- ----------- -----------    -------------
Current Assets:
  Cash and marketable
   securities............   $   85,980     $ 6,799    $              $   92,779
  Accounts and notes
   receivable, net.......      283,508      16,587                      300,095
  Inventories and other
   current assets........      123,386       7,349                      130,735
                            ----------     -------    --------       ----------
    Total current assets.      492,874      30,735         --           523,609
                            ----------     -------    --------       ----------
Intangible assets,
 primarily trade names
 and goodwill, net.......    1,070,839      31,909     (31,909)(J)    1,308,636
                                                       237,797 (M)
Property and equipment,
 net.....................      151,948      13,164                      165,112
Notes receivable, long-
 term securities, and
 other assets............      112,775       4,813                      117,588
                            ----------     -------    --------       ----------
    Total assets.........   $1,828,436     $80,621    $205,888       $2,114,945
                            ==========     =======    ========       ==========
 LIABILITIES AND EQUITY
 ----------------------
Current liabilities......   $  402,249     $25,052    $ 18,800 (L)   $  446,101
Long-term debt...........      501,140       1,737     162,622 (K)      665,499
Other long-term
 obligations.............      123,300       8,603                      131,903
Minority and general
 partners' interest......       15,226         --                        15,226
Limited partners' equity.      786,521                  69,695 (K)      856,216
Common stock.............                      168        (168)(J)          --
Additional paid-in
 capital.................                   50,040     (50,040)(J)          --
Treasury stock, at cost..                  (26,868)     26,868 (J)          --
Excess purchase price....                   (5,286)      5,286 (J)          --
Retained earnings........                   27,175     (27,175)(J)          --
                            ----------     -------    --------       ----------
Shareholders' equity.....      786,521      45,229      24,466          856,216
                            ----------     -------    --------       ----------
    Total liabilities and
     shareholders'
     equity..............   $1,828,436     $80,621    $205,888       $2,114,945
                            ==========     =======    ========       ==========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

  Pro forma merger adjustments to the consolidated balance sheet reflect the acquisition of all the Shares at the time the Merger is consummated in exchange for cash and shares of ServiceMaster; payment of legal and investment banking fees, lease termination fees and severance costs related to the anticipated closing of certain Barefoot branch and administrative locations and other fees associated with the Merger. Specific descriptions of the pro forma transaction adjustments follow:

(J) The existing stockholders' equity and intangible asset balance of Barefoot are eliminated as a result of the Merger.

(K) For purposes of the unaudited selected proforma financial information, ServiceMaster has assumed that holders of 30% of the Barefoot Shares will elect to receive the Share Consideration pursuant to the Offer. The value of the ServiceMaster Shares issued is based on the closing price of ServiceMaster Shares ($24.625) on December 4, 1996, the last full trading day prior to the announcement of the Acquisition Agreement. For purposes hereof, the following is the assumed value of the Share Consideration and the Cash Consideration to be received upon consummation of the Offer:

      Cash Consideration............................................... $162,622
      Share Consideration..............................................   69,695
                                                                        --------
                                                                        $232,317
                                                                        ========

(L) Represents estimated legal, investment banking fees and other costs related to the transaction, the anticipated costs associated with the planned closing of certain Barefoot branch, regional and corporate administrative facilities, the estimated severance costs to be paid to Barefoot employees not retained by ServiceMaster, and the estimated cost of refurbishing certain operating equipment.

(M) The Merger will be accounted for as a purchase; therefore, an allocation of the purchase price to the assets and liabilities of Barefoot is required to reflect fair values. The pro forma adjustments to reflect a preliminary allocation of purchase price is summarized below. The preliminary allocation is subject to change as due diligence is completed and additional information is obtained.

      Purchase price................................................... $232,317
      Transaction costs--see Note (L)..................................    5,000
      Lease termination, severance and other--see Note (L).............   13,800
                                                                        --------
      Purchase price to be allocated...................................  251,117
      Net tangible assets acquired.....................................   13,320
                                                                        --------
      Acquired intangible assets, primarily trademarks and goodwill.... $237,797
                                                                        ========

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the anticipated federal income tax consequences of the Offer and the Merger to the holders of Shares. This summary is based upon the laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion below addresses the material federal income tax consequences of participating in either the Offer or the Merger generally applicable to a holder of Shares. This summary is generally limited to United States persons who hold Shares as a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code. However, this discussion does not purport to deal with all aspects of federal income taxation that may be relevant to the holders of Shares in light of their personal investment circumstances nor to certain types of holders subject to special treatment under the federal income tax laws (e.g., financial institutions, broker-dealers, life insurance companies and tax-exempt organizations). No information is provided below with respect to foreign, state or local laws or estate and gift tax considerations. Holders of Shares should consult their own tax advisors to determine the federal, state, local and other tax consequences of participating in the Offer or the Merger. Holders of Shares should note that no rulings have been or will be sought from the IRS with respect to the federal income tax consequences of the Offer or the Merger as discussed below, and no assurance can be given that the IRS will not take contrary positions.

THE OFFER

  The following discussion of certain federal income tax consequences relevant to the Offer constitutes the opinions of Kirkland & Ellis and of Vorys, Sater, Seymour and Pease, subject to the qualifications stated herein. Such opinions are set forth in Annex C-I and C-II hereof. Such opinions, however, have no binding effect on the IRS or the courts.

  Exchange of Shares Solely for ServiceMaster Shares. The exchange of Shares solely for ServiceMaster Shares will be a tax-free exchange. In such event, (i) no income, gain or loss will be recognized by holders of Shares upon the receipt of ServiceMaster Shares for their Shares, (ii) the tax basis of the ServiceMaster Shares received by the holders of Shares will be equal to their basis in their Shares surrendered in exchange therefor, (iii) the holding period of the ServiceMaster Shares received by a holder of Shares will include the period for which each holder of Shares has held the Shares surrendered in exchange therefor, and (iv) no income, gain or loss will be recognized by ServiceMaster or the Company.

  To the extent that holders of Shares receive cash in lieu of fractional ServiceMaster Shares, such holders will be treated as if they had received fractional ServiceMaster Shares and then sold those fractional shares for cash. In such event, (i) holders of fractional ServiceMaster Shares will recognize capital gain or loss equal to the difference between the amount of cash received and the basis of their fractional ServiceMaster Shares, (ii) such capital gain or loss will be long-term with respect to fractional ServiceMaster Shares sold that the holder has held for more than one year (including the time the holder held the Shares which were exchanged for the fractional ServiceMaster Shares) and otherwise will be short-term, (iii) long-term capital gains are taxable at a maximum federal rate of 28% and short-term capital gains rates are taxable at a maximum federal rate of 39.6%, (iv) capital losses generally may be used by a corporate taxpayer only to offset capital gains and may be used by an individual taxpayer only to offset capital gains plus $3,000 of other income, and (v) no income, gain or loss will be recognized by ServiceMaster or Company.

  Exchange of Shares Solely for Cash. The exchange of Shares solely for cash will be a taxable sale. In such event, (i) holders of Shares who exchange Shares solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the basis of their Shares,
(ii) such capital gain or loss will be long-term with respect to Shares sold that the holder has held for more than one year and otherwise will be short-term, (iii) long-term capital gains are taxable at a maximum federal rate of 28% and short-term capital gains rates are taxable at a maximum federal rate of 39.6%, (iv) capital losses generally may be used by a corporate taxpayer only to offset capital gains and may be used by an individual taxpayer only to offset capital gains plus $3,000 of other income, and (v) no income, gain or loss will be recognized by ServiceMaster or Company.

  Exchange of Shares for a Combination of ServiceMaster Shares and Cash. The exchange of Shares for a combination of ServiceMaster Shares and cash will be treated, in effect, as two separate exchanges. One exchange will be an exchange of Shares for solely ServiceMaster Shares and will be treated in the manner described above in Exchange of Shares Solely for ServiceMaster Shares. The other exchange will be an exchange of Shares for solely cash and will be treated in the manner described above in Exchange of Shares Solely for Cash. Holders of Shares may be able to specifically designate the particular Shares sold for cash or exchanged for ServiceMaster Shares, which, in the case of holders who have a different tax basis or holding period in different Shares, could affect the amount or character of gain or loss recognized as a result of the Offer. Holders of Shares should consult their tax advisor regarding the possibility of making such a specific designation of Shares.

THE MERGER

  If the Offer is consummated, ServiceMaster has agreed to merge Merger Sub into Barefoot in order to obtain the remaining Shares. Those holders of Shares participating in the Merger will receive the Merger Consideration in exchange for their Shares. The transitory existence of Merger Sub will be disregarded for federal income tax purposes, and the Merger will be treated as a taxable sale of the Shares for cash. This taxable sale will be treated in the manner described above in Exchange of Shares Solely for Cash.

TAX CONSEQUENCES OF OWNING AN INTEREST IN SERVICEMASTER

  Certain of the federal income tax consequences of owning an interest in ServiceMaster, a partnership for federal income tax purposes, are described in the ServiceMaster 1995 10-K under the caption "Federal Income Tax Considerations," which is set forth in Annex D and specifically incorporated by reference in this Offering Circular/Prospectus. See "Incorporation of Documents by Reference." ServiceMaster is treated as a partnership for federal income tax purposes because of the grandfather provisions in the publicly-traded partnership rules. Because these grandfather provisions are due to expire in 1997, ServiceMaster expects to convert to corporate status in 1997. This conversion will be tax-free to the shareholders of ServiceMaster.

BACKUP WITHHOLDING

  Certain holders of Shares may be subject to backup withholding at a rate of 31% on payments of cash made to them upon the sale of their Shares. In order to avoid such backup withholding, each holder of Shares must provide the Exchange Agent with such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Special backup withholding rules may apply when a payment is made through one or more financial institutions or by a custodian, nominee, broker or other agent of the beneficial owner of the Shares.

                        VALIDITY OF SERVICEMASTER SHARES

  The validity of the issuance of the ServiceMaster Shares to be issued pursuant to the Offer will be passed upon for ServiceMaster by Kirkland & Ellis, Chicago, IL.

                                    EXPERTS

  The consolidated balance sheets of ServiceMaster as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference from the ServiceMaster 1995 10-K into this Offering Circular/Prospectus and Registration Statement, which are referred to and made a part hereof, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon in the ServiceMaster 1995 10-K and incorporated herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The audited consolidated balance sheets of Barefoot Inc. and subsidiaries as of December 31, 1995 and March 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the nine months ended December 31, 1995 and for the years ended March 31, 1995 and 1994, incorporated by reference from the Barefoot 1995 10-K into this Offering Circular/Prospectus and Registration Statement, which are referred to and made a part hereof, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon in the Barefoot 1995 10-K and incorporated herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing in giving said report.

                      ANNEX A-I--THE ACQUISITION AGREEMENT


                             ACQUISITION AGREEMENT

                                  BY AND AMONG

       SERVICEMASTER LIMITED PARTNERSHIP (A DELAWARE LIMITED PARTNERSHIP)

         SERVICEMASTER ACQUISITION CORPORATION (A DELAWARE CORPORATION)

                                      AND

                     BAREFOOT INC. (A DELAWARE CORPORATION)

                                DECEMBER 5, 1996

                             ACQUISITION AGREEMENT

  This ACQUISITION AGREEMENT, dated December 5, 1996, is entered into by and among ServiceMaster Limited Partnership ("ServiceMaster"), a Delaware limited partnership, ServiceMaster Acquisition Corporation (the "MergerSub"), a Delaware corporation and wholly-owned subsidiary of ServiceMaster and Barefoot Inc. ("Barefoot"), a Delaware corporation.

  WHEREAS: ServiceMaster desires to make a tender offer to acquire all of the outstanding shares of common stock, par value $0.01 per share, of Barefoot (the "Barefoot Common Stock") together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Stock Purchase Rights"), in accordance with the terms and subject to the conditions provided for herein. The term "Share" whenever it is used in this Agreement means a share of Barefoot Common Stock issued or issuable by Barefoot. Unless the context otherwise requires, all references in this Agreement to Barefoot Common Stock or the Shares shall include the associated Stock Purchase Rights.

  WHEREAS: The parties intend that, for United States federal income tax purposes, the exchange of Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution to ServiceMaster within the meaning of Section 721 of the Internal Revenue Code ("Code").

  WHEREAS: To complete its acquisition of Barefoot, ServiceMaster desires to effect as promptly as possible after consummation of the Offer a cash-out merger of MergerSub with and into Barefoot upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with this Agreement (the "Merger Agreement").

  WHEREAS: The Board of Directors of Barefoot, has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger (as defined in Section 2.1) is fair to the stockholders of Barefoot and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby and resolved to recommend acceptance of the Offer and approval and adoption by the stockholders of Barefoot of the Merger Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Barefoot, ServiceMaster and MergerSub hereby agree as follows:

                                  ARTICLE 1.0

                                   THE OFFER

  1.1 Commitment to Make the Offer.

  (a) All Shares Offer. Subject to the terms and conditions set forth in this Agreement, ServiceMaster shall make a tender offer (herein called the "Offer") to acquire all of the outstanding Shares on the terms specified in this Article 1, subject to the conditions prescribed in Annex 1 to this Agreement and on such other terms as shall be approved by ServiceMaster and Barefoot. Subject to the terms and conditions of the Offer, at the Closing Time (as defined in Section 1.7) ServiceMaster shall accept all Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date (as defined in subsection 1.1(b)). The Offer shall be conducted in accordance with all applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and all other applicable legal and regulatory requirements.

                                  Annex A-I-1

  (b) Consideration for Shares. Upon the terms and subject to the conditions of the Offer, the Offer shall commit ServiceMaster to acquire each Share for, at the election of the holder as provided in and subject to the limitations set forth in this Article 1, either:

    (i) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Offer expires (the "Expiration Date") and rounding the result to the nearest one one-hundred thousandth of a share (the "Share Consideration"); or

    (ii) $16 in cash, without any interest thereon (the "Cash
         Consideration" and collectively with the Share Consideration, the "Offer Consideration").

  (c) Commencement Date. ServiceMaster shall commence the Offer not later than the fifth business day after the Registration Statement (as defined in Section 1.4(a) hereof) is declared effective pursuant to the Securities Act by the Securities and Exchange Commission (the "SEC"). ServiceMaster shall not be obligated to commence the Offer if any state of facts shall exist which would entitle ServiceMaster not to acquire the Shares tendered in response to the Offer under the conditions expressly set forth in paragraphs (b), (c), (d), (e), (f), (g), (h),
      (i) and (n) of Annex 1, provided that the condition in clause (f) shall be applied as of the date on which ServiceMaster would otherwise be obligated to commence the Offer and that the condition in (g) shall apply only with respect to the terms, agreements and conditions which this Agreement contemplates would be satisfied or performed prior to the time the Offer commences.

  (d) 25 Business Day Minimum Duration. If ServiceMaster shall commence the Offer, then (except as otherwise provided in Section 1.7 or Section 6.2) ServiceMaster shall keep the Offer open for at least 25 business days after the Commencement Date.

  (e) Tax-Free Contributions of Shares. The parties intend that, for United States federal income tax purposes, the exchange of Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution to ServiceMaster within the meaning of Section 721 of the Code.

  1.2 Election Procedure. Each holder of Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date ("Tendered Shares"), shall have the right, subject to the limitations set forth in this Article 1, to submit a request specifying the number of Tendered Shares that such holder desires to have exchanged into the Share Consideration pursuant to the Offer and the number of Tendered Shares that such holder desires to have exchanged for the Cash Consideration pursuant to the Offer in accordance with the following procedures:

  (a) Each holder of Tendered Shares may specify in a request made in accordance with the provisions of this Section 1.2 (herein called an "Election") (i) the number of Tendered Shares owned by such holder that such holder desires to exchange for the Share Consideration in the Offer (a "Share Election") and (ii) the number of Shares owned by such holder that such holder desires to have exchanged for the Cash Consideration in the Offer (a "Cash Election").

                                  Annex A-I-2

  (b) ServiceMaster shall prepare a form reasonably acceptable to Barefoot (the "Form of Election") which shall upon commencement of the Offer be mailed to Barefoot's stockholders as part of the Offer Documents (as defined in Section 1.4(b)) so as to permit Barefoot's stockholders to exercise their right to make an Election on or prior to the Expiration Date.

  (c) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent pursuant to the Offer, which person shall be designated by ServiceMaster and shall be reasonably satisfactory to Barefoot (the "Exchange Agent"), shall have received, by 12:00 midnight New York City time on the Expiration Date, a Form of Election properly completed and signed and accompanied or preceded by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in the notice of guaranteed delivery, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery).

  (d) Any Barefoot stockholder may at any time prior to 12:00 midnight New York City time on the Expiration Date, change his or her Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, accompanied by a properly completed and signed, revised Form of Election. A revised Form of Election shall be deemed to invalidate any previously submitted Form of Election.

  (e) Any Barefoot stockholder may, at any time prior to 12:00 midnight New York City time on the Expiration Date, revoke such stockholder's Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, or by withdrawal prior to 12:00 midnight New York City time on the Expiration Date of such stockholder's certificates for Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent pursuant to the procedures for withdrawal set forth in the Offer Documents.

  (f) ServiceMaster shall have the right to make rules (which shall be not inconsistent with the terms of this Agreement and shall be reasonably acceptable to Barefoot) governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Sections 1.2 and 1.3, the issuance and delivery of certificates for ServiceMaster Shares into which Tendered Shares are to be exchanged pursuant to the Offer and the payment of Cash Consideration pursuant to the Offer.

  1.3 Issuance of ServiceMaster Shares and Payment of Cash Consideration at the Closing Time. The manner in which each Tendered Share shall be exchanged for either the Share Consideration or the Cash Consideration pursuant to the Offer shall be as set forth in this Section 1.3.

  (a) Each Tendered Share for which a Share Election has been received shall be, at the Closing (as defined in Section 1.7), exchanged for the Share Consideration in the Offer; provided, however, no certificates or scrip representing fractional ServiceMaster Shares shall be issued upon the exchange for such Tendered Shares. In lieu of any such fractional ServiceMaster Share, ServiceMaster shall pay to each such stockholder of Barefoot who otherwise would be entitled to receive a fractional ServiceMaster Share an amount in cash determined by multiplying (i) the greater of $23.00 or the Average ServiceMaster Share Price by (ii) the fractional interest in a ServiceMaster Share to which such holder would otherwise be entitled.


                                  Annex A-I-3

  (b) Each Tendered Share for which a Cash Election has been received and each Tendered Share as to which an Election is not in effect at 12:00 midnight New York City time on the Expiration Date, (a "Non-Electing Share") shall be, at the Closing, exchanged for the Cash Consideration in the Offer.

  (c) If ServiceMaster shall determine that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes hereof and the Offer, be deemed to be Non-Electing Shares.

  (d) In the event that, between the date of this Agreement and the Closing Time, the issued and outstanding ServiceMaster Shares shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, extraordinary distribution, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction shall be equitably adjusted by ServiceMaster in a manner reasonably satisfactory to Barefoot.

  1.4 ServiceMaster Action.

  (a) In connection with the registration pursuant to the Securities Act of ServiceMaster Shares to be issued by ServiceMaster as the Share Consideration pursuant to the Offer, ServiceMaster shall as soon as practicable after execution of this Agreement file with the SEC a Registration Statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement"). ServiceMaster shall use reasonable efforts to have the Registration Statement declared effective by the SEC at the earliest practicable date. Barefoot shall reasonably assist and cooperate with ServiceMaster in the preparation of the Registration Statement and shall use reasonable efforts to assist ServiceMaster to have the Registration Statement declared effective by the SEC at the earliest practicable date.

  (b) Subject to Section 1.1(c), as soon as practicable after the Registration Statement is declared effective by the SEC, ServiceMaster shall commence the Offer. As soon as practicable on the date of commencement of the Offer, ServiceMaster shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents shall comply with the provisions of the applicable securities laws.

  1.5 Barefoot Actions.

  (a) Approvals. Barefoot hereby approves of and consents to the Offer and represents and warrants that Barefoot's Board of Directors (the "Board"), at a meeting duly called and held took all of the following actions in the manner and to the extent indicated in Annex 4: (i) determined that this Agreement and the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Barefoot, (ii) approved this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in all respects and determined that such approval constitutes approval of the Offer, this Agreement, the Merger Agreement and the Merger for purposes of Section 251(b) of the Delaware General Corporation Law (the "DGCL") and (iii) resolved to recommend that the stockholders of Barefoot accept the Offer, tender their Shares thereunder to ServiceMaster (subject to the reservation with respect to the Share Election contained in Annex 4) and to recommend that the stockholders of Barefoot approve and adopt the Merger Agreement and the Merger. Barefoot consents to the inclusion of such recommendation and approval in the Offer

                                  Annex A-I-4

     Documents. Barefoot warrants to ServiceMaster that a complete an accurate copy of the resolution by its Board taking the actions specified in the preceding sentence is attached to this Agreement as Annex 4. Barefoot's Board shall not withdraw, modify or amend its recommendation specified in Annex 4 unless and until either

      (i) prior to the consummation of the Offer another offer to acquire Barefoot shall be made and the Board of Directors of Barefoot determines, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, that such offer is for consideration per Share in excess of the Offer Consideration and the Board is required in the exercise of its fiduciary duties under applicable law to withdraw, modify or amend its recommendation specified in Annex 4 and (ii) all conditions specified in Section 6.1(c)(1) of this Agreement as requisite to Barefoot's termination of this Agreement have been satisfied, or

      (ii) this Agreement shall have been terminated in accordance with the terms specified in Section 6.1 and any amount due from Barefoot under Section 7.1 shall have been paid to ServiceMaster.

  (b) 14D-9 SEC Filing. Contemporaneously with the commencement of the Offer, Barefoot shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendation of the Offer and of the Merger by Barefoot's Board of Directors, provided that if Barefoot shall become entitled to withdraw its recommendation of the Offer or the Merger under the provisions of Section 1.5(a), then neither such withdrawal nor the modification of the Schedule 14D-9 to reflect such withdrawal and any position taken by the Board subsequent to such withdrawal shall constitute a breach by Barefoot of this Agreement. The Schedule 14D-9 shall contain the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to ServiceMaster's designees for election to Barefoot's Board of Directors pursuant to Section 1.7(e) hereof. ServiceMaster shall supply any information with respect to itself or its designees which may be required for inclusion therein. The Schedule 14D-9, together with any supplements or amendments thereto, shall comply with the provisions of the applicable federal securities laws.

  (c) Stockholder Lists. In connection with the Offer, Barefoot shall within two business days after a request from ServiceMaster furnish ServiceMaster with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish ServiceMaster with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as ServiceMaster or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, ServiceMaster and its affiliates and associates shall use the information contained in any such labels, listings and files only in connection with and for the purpose of the Offer and the Merger, and if this Agreement shall be terminated ServiceMaster will deliver to Barefoot or destroy all copies of such information then in the possession of ServiceMaster or any of ServiceMaster's affiliates or associates.

  1.6 Treatment of Barefoot Stock Options. Barefoot warrants to ServiceMaster that Section 1.6 of the Disclosure Schedule accurately shows the number of shares subject to issuance under each outstanding option granted under Barefoot's stock option program for officers and other employees (and all options outstanding under such programs are herein called "Barefoot Stock Options") and the exercise price per share of each such option. At the Closing, Barefoot shall pay to each person who

                                  Annex A-I-5
holds any Barefoot Stock Option an amount of cash equal to the number of shares subject to that Option at the Closing (whether or not then vested) times the remainder derived by subtracting the exercise price per share from $16. Barefoot shall obtain an agreement in a form reasonably satisfactory to ServiceMaster from each holder of every Barefoot Stock Option to accept such payment in exchange for a surrender of all rights of such holder under or by reason of such Option including but not limited to the termination of the holder's rights to purchase any shares with such Option after the Closing. The obtaining of such an agreement from each Option holder shall be a condition to ServiceMaster's obligation to consummate the Closing. ServiceMaster consents to Barefoot's actions prescribed by this Section 1.6.

  1.7 The Closing; Minimum Number of Shares. ServiceMaster shall consummate the Offer and acquire all Shares properly tendered and not withdrawn (the "Closing") at the earliest time permitted under the Exchange Act and the earliest time as of which: (i) the Minimum Number of Shares shall have been properly tendered and not withdrawn and shall be available for purchase under the terms of the Offer and applicable law and (ii) all conditions to ServiceMaster's obligation to consummate the Offer contained in Annex 1 shall have been satisfied or waived by ServiceMaster; provided, that ServiceMaster may allow the Offer to remain open for an additional period of time but no later than 20 business days after the Minimum Number of Shares shall have been properly tendered. For purposes of this Agreement, the "Closing Time" shall be the time at which ServiceMaster shall acquire Shares by means of the Offer. The Minimum Number shall be such number that when added to all Shares owned by ServiceMaster and its affiliates prior to consummation of the Offer will provide ServiceMaster and its affiliates with ownership of 75% of the Shares which shall be outstanding at the Closing Time. The Closing shall take place in the offices of Kirkland & Ellis in Chicago, Illinois at the Closing Time. At the Closing:

  (a) ServiceMaster shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of ServiceMaster Shares as nearly as practicable equal to the product of the Conversion Fraction and the number of Tendered Shares to be converted into ServiceMaster Shares as determined in subsections 1.1(b)(i) and 1.3(a). As soon as practicable after the Closing Time, each holder of Tendered Shares exchanged into ServiceMaster Shares pursuant to the Offer, shall be, upon such holder's compliance with the Offer Documents regarding the delivery of certificates representing Tendered Shares not previously delivered), entitled to receive certificates representing the number of ServiceMaster Shares for which such Tendered Shares shall have been exchanged as determined in subsections 1.1(b)(i) and 1.3(a). If any certificate for such ServiceMaster Shares is to be issued in a name other than that in which the certificate for Tendered Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such ServiceMaster Shares in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (b) ServiceMaster shall deposit in trust with the Exchange Agent, for the benefit of the holders of Tendered Shares, an amount in cash equal to the Cash Consideration multiplied by the number of Tendered Shares to be exchanged for the Cash Consideration as determined in subsections 1.1(b)(ii) and 1.3(b). As soon as practicable after the Closing Time, the Exchange Agent shall distribute to such holders of Tendered Shares, upon such holder's compliance with the Offer Documents regarding the delivery of certificates representing Tendered Shares not previously delivered), the Cash Consideration in the form of a bank check for an amount equal to the Cash Consideration times the number of Tendered Shares so exchanged. In no event shall the holder of any such surrendered certificates be entitled to receive interest on

                                  Annex A-I-6
     any of the Cash Consideration to be received in the Offer. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Tendered Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (c) The Exchange Agent shall deliver to ServiceMaster such stock certificates representing Tendered Shares as the Exchange Agent shall have received by the Closing Time against receipt of the Offer Consideration therefor. The Exchange Agent shall promptly deliver to ServiceMaster stock certificates representing Tendered Shares not previously delivered as the Exchange Agent shall receive after the Closing Time.

  (d) Barefoot shall deliver to ServiceMaster the agreement from the holder of every Barefoot Stock Option required by Section 1.6.

  (e) The incumbent directors of Barefoot shall appoint designees of ServiceMaster to the Board of Directors of Barefoot and all incumbent directors of Barefoot shall resign.

  1.8 It shall be a condition to ServiceMaster's obligation to consummate the Closing that Barefoot shall deliver, or caused to be delivered, to ServiceMaster all of the following:

    (i) a certificate executed on its behalf by its Chief Executive Officer and its Chief Financial Officer in their corporate capacity to the effect that: (A) the representations and warranties of Barefoot set forth in this Agreement are true and accurate as of the Closing Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Barefoot and its subsidiaries taken as a whole; (B) Barefoot shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Time; and (C) since September 30, 1996, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on Barefoot and its subsidiaries, taken as a whole;

    (ii) a certificate of good standing from the Secretary of State of each state in which Barefoot and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing;

    (iii) duly adopted resolutions of the Board of Directors of Barefoot approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of Barefoot;

    (iv) a true and complete copy of the Restated Certificate of Incorporation, as amended, of Barefoot and each of Barefoot's subsidiaries certified by the Delaware Secretary of State, and a true and complete copy of the Bylaws, as amended, of Barefoot and each of Barefoot's subsidiaries certified by the Secretary thereof;

    (v) the duly executed Director and Officer Actions (as defined in Section 5.13); and

    (vi) such other documents and instruments as ServiceMaster reasonably may request.

                                  Annex A-I-7

                                  ARTICLE 2.0

                                  THE MERGER

  2.1 The Merger. As soon as practicable after the purchase of Shares pursuant to the Offer and receipt of requisite approval by the holders of not less than 75% of the outstanding Shares, ServiceMaster, MergerSub and Barefoot shall engage in a merger (herein called the "Merger") pursuant to which (i) MergerSub shall be merged with and into Barefoot, (ii) the separate existence of MergerSub (except as may be continued by operation of law) shall cease,
(iii) Barefoot shall continue as the surviving corporation, (iv) each Share outstanding immediately prior to the Merger (other than Shares owned by ServiceMaster and its affiliates) shall be converted into cash in an amount per share equal to the Cash Consideration, and (v) Barefoot shall become a wholly owned subsidiary of ServiceMaster. Contemporaneously with the execution of this Agreement, ServiceMaster, MergerSub and Barefoot shall enter into a Plan and Agreement of Merger (the "Merger Agreement"), providing for the Merger in accordance with this Agreement, the Merger Agreement, and the DGCL. Barefoot, in its capacity as the corporation surviving the Merger, sometimes is referred to as the "Surviving Corporation."

  2.2 Proxy Statement. As soon as practicable after execution of this Agreement, Barefoot shall file with the SEC under the Exchange Act, and all parties hereto shall use all reasonable efforts to have cleared by the SEC by the Closing Time, a proxy statement or information statement, as Barefoot shall designate (the "Proxy Statement"), with respect to the approval by Barefoot's stockholders of the Merger Agreement and the Merger. The Proxy Statement shall be in form and substance reasonably satisfactory to Barefoot and ServiceMaster. The information provided and to be provided by ServiceMaster, MergerSub and Barefoot, respectively, for use in the Proxy Statement shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement not misleading as of the date of mailing of the Proxy Statement. The Proxy Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Proxy Statement shall contain the recommendation of the Board of Directors of Barefoot that stockholders approve the Merger.

  2.3 Short Form Merger. In the event that after consummation of the Offer, ServiceMaster and its affiliates shall own at least 90% of the outstanding Shares, then as soon as practicable after the Closing Time, MergerSub and appropriate officers of MergerSub shall execute a certificate of ownership and merger and shall cause such certificate to be filed with the Delaware Secretary of State. Barefoot and MergerSub shall also take any other actions which shall be necessary to cause the Merger to occur in accordance with
Section 253 of the Delaware Law and shall provide all notices to stockholders and take such other actions as shall be required by the Delaware Law or other applicable governmental requirements by reason of the consummation of the Merger.

  2.4 Stockholder Approval. In the event that ServiceMaster and its affiliates after consummation of the Offer, do not own at least 90% of all Shares outstanding at that time, then as soon as practicable after the Closing Time, Barefoot shall take all action necessary in accordance with the Delaware Law and other applicable governmental requirements and its Restated Certificate of Incorporation and By-Laws either (at Barefoot's election) to (a) distribute the Proxy Statement and convene a meeting of its stockholders as promptly as possible after the Closing Time to consider and vote upon the Merger Agreement and the Merger or (b) submit the Merger Agreement and the Merger for approval by written consent in lieu of a meeting of stockholders. If a stockholders' meeting is convened or consents are to be solicited, the Board of Directors of Barefoot shall recommend that the stockholders of Barefoot vote to adopt and approve the Merger Agreement and the Merger. Barefoot shall use its best efforts to solicit from stockholders of Barefoot proxies or consents in favor of such adoption and approval to the extent such consents or approvals are required and shall take all other action necessary or helpful to secure a vote or consent of stockholders in favor of the Merger. At any such meeting ServiceMaster

                                  Annex A-I-8
and its affiliates shall vote all Shares held by them in favor of the Merger, and Barefoot shall vote all Shares with respect to which proxies in the form distributed by Barefoot shall have been given in favor of the Merger. In connection with any such vote or consent, ServiceMaster and its affiliates shall vote in favor of or consent to the Merger Agreement and the Merger with respect to all Shares any of them have the power to vote and Barefoot shall give any such consents which it is authorized to give by stockholder consent. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Section 2.5 below, and in no event later than five business days after such satisfaction or waiver, MergerSub will cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware. Notwithstanding the foregoing, in lieu of holding a stockholders' meeting or seeking consents for approval of the Merger Agreement and the Merger, the Merger Agreement and the Merger may be approved by ServiceMaster and its affiliates if they shall own at least 75% of all outstanding Shares upon consummation of the Offer, in which event proxies need not be solicited from other stockholders but all required statements and information shall be furnished to such stockholders in accordance with all applicable laws and regulations.

  2.5 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver of each of the conditions set forth below:

  (a) If ServiceMaster and its affiliates shall own less than 90% of all Shares outstanding at the conclusion of the Offer, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote or consent of stockholders of Barefoot in accordance with Barefoot's Restated Certificate of Incorporation and By-laws and the Delaware Law;

  (b) The Offer shall have been consummated pursuant to the terms of this Agreement; and

  (c) No injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by ServiceMaster or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

  2.6 Dissenters' Rights. Barefoot shall not settle or compromise any claim for dissenters' rights without the prior written consent of ServiceMaster.

                                  ARTICLE 3.0

                  REPRESENTATIONS AND WARRANTIES OF BAREFOOT

  Barefoot represents and warrants to ServiceMaster and MergerSub as follows:

  3.1 Organization. Each of Barefoot and its subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect (as defined below) on Barefoot and its subsidiaries taken as a whole. Each of Barefoot and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly

                                  Annex A-I-9
qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole. As used in this Agreement, the word "subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, results of operations or business of such entity. Section 3.1 of the Disclosure Schedule delivered by Barefoot to ServiceMaster on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete list of Barefoot's subsidiaries.

  3.2 Capitalization.

  (a) The authorized capital stock of Barefoot consists of 45,000,000 shares consisting of 40,000,000 shares of Barefoot Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). As of the date hereof, 14,519,760 shares of Barefoot Common Stock are issued and outstanding and 2,277,000 shares of Barefoot Common Stock are held in the treasury of Barefoot. As of the date hereof, no shares of Preferred Stock are issued and outstanding and 400,000 shares of Preferred Stock has been designated as Series A Junior Participating Preferred Stock issuable upon exercise of the Stock Purchase Rights. As of the date hereof, options to acquire an aggregate of 412,550 shares of Barefoot Common Stock have been issued pursuant to Barefoot Stock Options. All the outstanding shares of Barefoot's capital stock are duly authorized, validly issued, fully paid and non-assessable.

  (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of Barefoot or any of its subsidiaries issued and outstanding. Except as set forth above and for the transactions contemplated by this Agreement which will result in issuance of shares to ServiceMaster, (i) there are no shares of capital stock of Barefoot authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Barefoot or any of its subsidiaries, obligating Barefoot or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Barefoot or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Barefoot or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

  (c) There are no outstanding contractual obligations of Barefoot or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of Barefoot or any subsidiary or affiliate of Barefoot or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. None of Barefoot or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Barefoot, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                                 Annex A-I-10

  (d) All of the outstanding shares of capital stock of each of the subsidiaries are beneficially owned by Barefoot, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either Barefoot or one of its subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

  (e) There are no voting trusts or other agreements or understandings to which Barefoot or any of its subsidiaries is a party with respect to the voting of the capital stock of Barefoot or any of the subsidiaries.

  (f) At the Closing Time, the number of shares of Barefoot Common Stock outstanding shall not exceed 14,982,310. At and after the Closing Time, neither Barefoot nor any of its subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock to anyone other than ServiceMaster.

  3.3 Corporate Authorization; Validity of Agreement; Barefoot Action.

  (a) Barefoot has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 2.2 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by Barefoot of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by
      Section 2.2 hereof with respect to the Merger, no other corporate action or proceedings on the part of Barefoot is necessary to authorize the execution and delivery by Barefoot of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Barefoot and, assuming this Agreement constitutes a valid and binding obligation of ServiceMaster and MergerSub, constitutes a valid and binding obligation of Barefoot enforceable against Barefoot in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) The Board of Directors of Barefoot has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement. The affirmative vote of the holders of 75% of the Shares is the only vote of the holders of any class or series of Barefoot capital stock necessary to approve the Merger.

  (c) A complete and accurate copy of the resolutions adopted by Barefoot's Board of Directors with respect to the Offer and the Merger is attached to this Agreement as Annex 5.

  3.4 Consents and Approvals; No Violations. Except as set forth in Section
3.4 of the Disclosure Schedule and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the state securities or "blue sky" laws, state takeover laws, and for the approval of the Merger by Barefoot's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by Barefoot of the transactions contemplated hereby nor compliance by Barefoot with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws or similar organizational

                                 Annex A-I-11
documents of Barefoot or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of Barefoot, ServiceMaster or MergerSub to consummate the Offer, the Merger or the other transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which Barefoot or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Barefoot Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Barefoot, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  3.5 SEC Reports and Financial Statements. Barefoot has filed with the SEC and has heretofore made available to ServiceMaster true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries since January 1, 1994 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Barefoot SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, Barefoot SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in Barefoot SEC Documents have been prepared from, and are in accordance with, the books and records of Barefoot and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Barefoot and its consolidated subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

  3.6 Absence of Certain Changes. Except as disclosed in Barefoot SEC Documents filed with the SEC prior to the date hereof, since January 1, 1996, Barefoot and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since September 30, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on Barefoot and its subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Barefoot or of any of its subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly owned subsidiaries; or (iii) any change by Barefoot or any of its subsidiaries in accounting principles or methods.

                                 Annex A-I-12

  3.7 No Undisclosed Liabilities. Except (a) as disclosed in Section 3.7 of the Disclosure Schedule, (b) to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since January 1, 1996, neither Barefoot nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Barefoot and its subsidiaries. Section 3.7 of the Disclosure Schedule sets forth each instrument evidencing indebtedness of Barefoot and its subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

  3.8 Employee Benefit Plans; ERISA. As of the date of this Agreement and as of the Closing Time:

  (a) There are no material employee or director benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Barefoot, any of its subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Barefoot would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Barefoot or any of its subsidiaries has or may have a liability, other than those listed on Section 3.8(a) of the Disclosure Schedule (the "Benefit Plans"). Except as disclosed in Section 3.8(a) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither Barefoot nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of Barefoot or any ERISA Affiliate.

  (b) With respect to any Benefit Plan, there are no material amounts accrued but unpaid as of the most recent balance sheet date that are not reflected on that balance sheet prepared in accordance with GAAP.

  (c) With respect to each Benefit Plan: (i) if intended to qualify under
      Section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Service that the Plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code and Barefoot knows of no event that would prevent such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no material disputes are pending, or, to the knowledge of Barefoot, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such Plan has incurred or will incur any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived; (viii) no such Plan provides medical or death benefits with respect to current or former employees of Barefoot or any of its subsidiaries beyond their termination of employment, other than on an employee-pay-all basis; and (ix) no Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or is covered by Section 4063 or 4064 of ERISA.

  (d) Neither Barefoot nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including sections

                                 Annex A-I-13

     4063-4064 and 4069 of ERISA) and, to the knowledge of Barefoot, no basis for any such liability exists. Neither Barefoot nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA (other than a Benefit Plan).

  (e) Except as set forth in Section 3.8(e) of the Disclosure Schedule or to the extent disclosed in Barefoot SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan. As a result of the transactions described herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.8(e) of the Disclosure Schedule, no party will be required to make a "parachute payment" to a "disqualified individual" within the meaning of Section 280G of the Code.

  (f) Barefoot has delivered or made available to ServiceMaster accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

  3.9 Litigation; Compliance with Law.

  (a) Except to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of Barefoot, threatened against or affecting, Barefoot or any of its subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Barefoot and its subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the Offer or Barefoot and MergerSub to consummate the Merger or the other transactions contemplated hereby.

  (b) Barefoot and its subsidiaries have complied with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.11) except to the extent that any such non-compliance would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  3.10 No Default. Except as disclosed in Barefoot SEC Documents, the business of Barefoot and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, or (b) any Barefoot Agreement, excluding from the foregoing clause (b), defaults or violations that would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Barefoot or ServiceMaster to consummate the Offer, the Merger or the other transactions contemplated hereby.

  3.11 Taxes.

  (a) Tax Filings and Payments.

    (1) All Returns required to be filed on or before the date hereof and the date of the Closing by or on behalf of Barefoot have been duly filed on a timely basis and such Returns are,

                                  Annex A-I-14
       to Barefoot's knowledge, true, correct and complete in all respects except that such returns may contain inadvertent errors and omissions which are not material.

    (2) Barefoot will timely file all of its Returns for the year ending March 31, 1996 no later than December 15, 1996. Barefoot's final federal income tax return for the taxable year ended March 31, 1996 will be essentially consistent with the proforma return which was furnished to ServiceMaster prior to the date hereof.

    (3) Barefoot has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed in all respects, and, to Barefoot's knowledge, no other Taxes are payable by Barefoot with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).

    (4) Barefoot has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing.

    (5) The charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the books of Barefoot are not materially less than the Tax liabilities accruing or payable by Barefoot in respect of periods prior to the date hereof and such charges, accruals and reserves are reflected on Barefoot's most recent financial statements.

    (6) Barefoot is not delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent and which Taxes have not been paid.

    (7) No deficiencies exist for any Taxes or any penalties, interest or assessments nor have any been proposed, asserted, or assessed against Barefoot that are not adequately reserved for.

    (8) There is no dispute or claim concerning any Tax liability of Barefoot either (A) claimed or raised by any authority in writing or
        (B) as to which Barefoot has knowledge based upon personal contact with any agent of such authority.

    (9) There is no pending audit, examination, or, to Barefoot's knowledge, any investigation of any Return by any authority nor has Barefoot received any notice of such audit, examination, or investigation.

    (10) Except as identified in Section 3.11 (a)(10) of the Disclosure Schedule, Barefoot has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim of Taxes.

    (11) Barefoot is not subject to liability for Taxes of any person (other than Barefoot or any other member of the affiliated group of corporations that files a consolidated federal income tax return, of which Barefoot is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law

    (12) Barefoot is not nor has it ever been a party to any tax sharing agreement with any entity.

    (13) To Barefoot's knowledge, no claim has ever been made by an authority in a jurisdiction where Barefoot does not file Returns that it is or may be subject to taxation by that jurisdiction.

                                 Annex A-I-15

    (14) There are no liens on any of the assets of Barefoot that arose in connection with any failure (or alleged failure) to pay any Taxes.

    (15) Barefoot has withheld and paid over and complied with all material information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (16) Barefoot does not expect any authority to assess any additional Taxes for any period for which Returns have been filed except to an extent consistent with Barefoot's past experience as reflected in its publicly released financial statements.

    (17) Barefoot has delivered to ServiceMaster correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by Barefoot.

    (18) Barefoot is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

    (19) All material net operating losses, credits and other tax attributes utilized by Barefoot during any taxable year ending on or prior to the Closing were fully and properly available to Barefoot under all applicable tax laws, regulations and administrative interpretations thereof.

(b) Tax Characteristics of Barefoot.

    (1) To Barefoot's knowledge, no stockholder of Barefoot who owns (A) more than 5% of any class of Barefoot's stock that is regularly traded on an established securities market, within the meaning of
        Section 897(c)(3) of the Code, or (B) any amount of any other class of Barefoot's stock is a "foreign person" (as that term is defined in Section 1445(f)(3) of the Code).

    (2) Barefoot is not a "consenting corporation" under Section 341(f) of the Code.

    (3) Barefoot has not entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to Barefoot pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (4) Barefoot has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (5) To Barefoot's knowledge, Barefoot will not be required as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing.

    (6) Barefoot will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation
        Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date.

                                 Annex A-I-16

    (7) Section 3.11(b)(7) of the Disclosure Schedule sets forth the following information with respect to Barefoot as of March 31, 1996; (A) the amount of any net operating loss, net capital loss, unused credits, unused foreign tax, or excess charitable contribution; and (B) the amount of any deferred gain or loss arising out of any deferred intercompany transaction.

(c) Definitions. For purposes of all of Section 3.11:

    (1) The term "Barefoot" includes Barefoot and each subsidiary of Barefoot.

    (2) The term "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

    (3) The term "Return" means any returns, declarations, reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

  3.12 Contracts. Each material Barefoot Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole. Neither Barefoot nor any subsidiary is a party to any agreement that expressly and materially limits the ability of Barefoot or any subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time except that Barefoot is subject to the agreement restricting its ability to compete with Tru-Green in the Louisville Kentucky area identified in Section 3.12 of the Disclosure Schedule.

  3.13 Transactions with Affiliates. Except to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement, since January 1, 1994 there have been no material transactions, agreements, arrangements or understandings between Barefoot or its subsidiaries, on the one hand, and Barefoot's affiliates (other than wholly-owned subsidiaries of Barefoot) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

  3.14 Environmental Matters. Except as set forth in the Barefoot SEC
Documents:

  (a) Barefoot and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), except for any noncompliance that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole. Except as set forth in Barefoot SEC Documents or as previously disclosed to ServiceMaster, neither Barefoot nor any of its subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Barefoot or any of its subsidiaries is not in such compliance and, to Barefoot's best knowledge, there are no circumstances that would prevent or interfere with such compliance in the future and which would, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

                                 Annex A-I-17

  (b) Except as set forth in Barefoot SEC Documents, there is no Environmental Claim (as defined below) pending or, to the best knowledge of Barefoot, threatened against Barefoot or any of its subsidiaries or, to Barefoot's best knowledge, against any person or entity whose liability for any Environmental Claim Barefoot or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim or Claims that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  (c) Except as set forth in Barefoot SEC Documents, there are no past or present actions, activities, circumstances conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined below), that would form the basis of any Environmental Claim against Barefoot or any of its subsidiaries or, to Barefoot's best knowledge, against any person or entity whose liability for any Environmental Claim Barefoot or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim or Claims that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  (d) For purposes of this Agreement, "Environmental Claim" means any claim, action, or cause of action, of any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Barefoot or any of its subsidiaries or (b) any violation or alleged violation of any Environmental Law.

  (e) For purposes of this Agreement, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strats), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

  (f) For purposes of this Agreement, "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

  3.15 Year End Cash. Based on information known to Barefoot's management on the date hereof, it is the expectation of Barefoot's management on the date hereof that Barefoot will have at least $8 million in cash at December 31, 1996 and that this $8 million cash balance will be achieved without any special actions (such as borrowings or extension of payables) outside of the normal course or which would not have been taken other than to produce such result, provided that Barefoot makes no representation or warranty that such expectation will be achieved.

  3.16 Opinion of Financial Advisor. Barefoot has received an opinion from Robert W. Baird & Co. ("Baird") with respect to the fairness to the stockholders of Barefoot of the consideration to be received pursuant to the Offer and the Merger.

  3.17 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer, or the Merger or any similar transaction based upon arrangements made by or on behalf of Barefoot, except for the arrangements between Barefoot and Baird, the terms and provisions of which have been disclosed in writing to ServiceMaster by Barefoot on or prior to the date hereof.

                                 Annex A-I-18

                                  ARTICLE 4.0

         REPRESENTATIONS AND WARRANTIES OF SERVICEMASTER AND MERGERSUB

   ServiceMaster and MergerSub represent and warrant to Barefoot as follows:

  4.1 Organization. ServiceMaster is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of ServiceMaster and its subsidiaries has all requisite partnership, corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. ServiceMaster and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. MergerSub has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

  4.2 Capitalization. As of November 30, 1996, (i) approximately 144 million ServiceMaster Shares are issued and outstanding, (ii) not more than 11 million ServiceMaster Shares are reserved for option and employee benefit plans of ServiceMaster, and (iii) the number of additional shares which ServiceMaster may be required to issue as a result of convertible debt and other outstanding rights (in addition to the rights cited in clause (ii)) does not exceed three million shares. All of the outstanding ServiceMaster Shares are duly authorized, validly issued, fully paid and non-assessable.

  4.3 Partnership/Corporate Authorization; Validity of Agreement; Necessary Action. Service-Master has full partnership power and authority and MergerSub has full corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster and MergerSub of this Agreement and the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and no other partnership or corporate action or proceedings on the part of ServiceMaster and MergerSub are necessary to authorize the execution and delivery by ServiceMaster and MergerSub of this Agreement, and the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ServiceMaster and MergerSub, and, assuming this Agreement constitutes a valid and binding obligation of Barefoot, constitutes a valid and binding obligation of each of ServiceMaster and MergerSub, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. ServiceMaster Shares to be issued pursuant to the Offer will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the holders of ServiceMaster Shares is necessary for ServiceMaster to consummate the Offer or for MergerSub to consummate the Merger.

  4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by ServiceMaster and MergerSub nor

                                 Annex A-I-19
the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby nor compliance by ServiceMaster and MergerSub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Partnership Agreement of ServiceMaster or the Certificate of Incorporation or by-laws of MergerSub or any other subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster and MergerSub to consummate the Offer or the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which ServiceMaster or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ServiceMaster, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole.

  4.5 Opinion of Financial Advisor. ServiceMaster has received an opinion from Goldman, Sachs & Co. ("Goldman, Sachs") dated the date of this Agreement to the effect that, as of such date, the consideration to be paid by ServiceMaster in the Offer and the Merger is fair to ServiceMaster from a financial point of view.

  4.6 Financial Resources. ServiceMaster has sufficient financial resources to enable ServiceMaster to make all cash payments for the Shares in the Offer and the Merger.

  4.7 SEC Reports and Financial Statements. ServiceMaster has filed with the SEC and has heretofore made available to Barefoot true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by ServiceMaster since January 1, 1994 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "ServiceMaster SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the ServiceMaster SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the ServiceMaster SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ServiceMaster and its consolidated subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

  4.8 Absence of Certain Changes. Except as disclosed in the ServiceMaster SEC Documents, since January 1, 1996, ServiceMaster and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since September 30, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any

                                 Annex A-I-20
liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on ServiceMaster and its subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or property) with respect to the equity interests of ServiceMaster other than regular quarterly cash distributions paid by ServiceMaster; or (iii) any change by ServiceMaster or any of its subsidiaries in accounting principles or methods. Since January 1, 1996 ServiceMaster and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

  4.9 No Undisclosed Liabilities. Except to the extent disclosed in the ServiceMaster SEC Documents filed prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since January 1, 1996, neither ServiceMaster nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on ServiceMaster and its subsidiaries.

  4.10 Litigation; Compliance with Law.

  (a) Except to the extent disclosed in the ServiceMaster SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of ServiceMaster, threatened against or affecting, ServiceMaster or any of its subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the Offer or ServiceMaster and MergerSub to consummate the Merger or the other transactions contemplated hereby.

  (b) ServiceMaster and its subsidiaries have complied with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.11) except to the extent that any such non-compliance would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole.

  4.11 No Default. Except as disclosed in the ServiceMaster SEC Documents, the business of ServiceMaster and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective partnership agreement, certificate of incorporation or by-laws or similar organizational documents, or (b) agreements to which ServiceMaster and its subsidiaries are parties, excluding from the foregoing clause (b), defaults or violations that would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster or Barefoot to consummate the Offer, the Merger or the other transactions contemplated hereby.

                                  ARTICLE 5.0

                                   COVENANTS

  5.1 Interim Operations of Barefoot. Barefoot covenants and agrees that, except (i) as expressly provided in this Agreement or the Merger Agreement,
(ii) with the prior written consent of ServiceMaster or (iii) as set forth on
Section 5.1 of the Disclosure Schedule, after the date hereof and prior to the Closing Time:

                                 Annex A-I-21

  (a) the business of Barefoot and its subsidiaries, including, without limitation, investment practices and policies, shall be conducted only in the ordinary course of business consistent with past practice and, each of Barefoot and its subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, franchisees, employees, creditors and business partners;

  (b) Barefoot will not, directly or indirectly, split, combine or reclassify the outstanding Barefoot Common Stock, or any outstanding capital stock of any of the subsidiaries of Barefoot;

  (c) neither Barefoot nor any of its subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Barefoot's wholly-owned subsidiaries to Barefoot or its wholly-owned subsidiaries and other than ordinary quarterly cash dividends by Barefoot not to exceed $0.05 per share per quarter and other than an expenditure of not more than an additional $.01 per share to redeem outstanding stock purchase rights;
      (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Barefoot or its subsidiaries, other than issuances pursuant to exercise of Barefoot Stock Options outstanding on the date hereof as disclosed in Section
      1.6 hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are in the aggregate material to Barefoot and its subsidiaries taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

  (d) neither Barefoot nor any of its subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by Barefoot or any of its subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of Barefoot, grant any severance or termination pay to any officer, director or employee of Barefoot or any of its subsidiaries; (iv) make any additional contributions to any grantor trust created by Barefoot to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any subsidiary which does not have a severance program as of the date of this Agreement;

  (e) neither Barefoot nor any of its subsidiaries shall modify, amend or terminate any of the material Barefoot Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  (f) neither Barefoot nor any of its subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

  (g) neither Barefoot nor any of its subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities and except for vehicle financing in each case in the ordinary course of business and in amounts consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business

                                 Annex A-I-22
     consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Barefoot or customary loans or advances to employees in accordance with past practice and other than as to such matters related to Barefoot's or any of its subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); or (iv) enter into any material commitment (including, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

  (h) neither Barefoot nor any of its subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

  (i) neither Barefoot nor any of its subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Barefoot and its consolidated subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

  (j) subject to the rights of Barefoot to terminate this Agreement pursuant to Section 6.1(c)(1) and the obligation of Barefoot to pay ServiceMaster the fees and expenses required by Section 7.1(b) hereof, neither Barefoot nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Barefoot or any of its subsidiaries or any agreement relating to a Takeover Proposal (as defined in Section 5.5(c)) (other than the Offer or the Merger) other than confidentiality agreements as provided in
      Section 5.5(a);

  (k) neither Barefoot nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Barefoot's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in Barefoot SEC Documents;

  (l) except upon the prior written consent of ServiceMaster, Barefoot shall not make any Tax election; and

  (m) neither Barefoot nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  5.2 Access to Information.

  (a) Barefoot shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of ServiceMaster, reasonable access during the period prior to the Closing Time, to all of its and its subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to Barefoot and its subsidiaries) and, during such period, Barefoot shall (and shall cause each of its subsidiaries to) furnish promptly to ServiceMaster
      (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (b) all other information concerning its business, properties and personnel as

                                 Annex A-I-23

     ServiceMaster may reasonably request (including any Tax Returns or other Tax related information pertaining to Barefoot and its subsidiaries). ServiceMaster shall access such information in a manner reasonably calculated not to cause any unnecessary disruption in the Company's business. ServiceMaster will use such information only for purposes of the Offer and the Merger and shall disclose such information only to the extent ServiceMaster reasonably concludes such disclosure should be made in connection with such purposes or for such other purposes as are permitted by the Confidentiality Agreement dated November 11, 1996 between ServiceMaster and Barefoot.

  (b) ServiceMaster shall afford Barefoot and its advisors such access to information about ServiceMaster as Barefoot and its advisors reasonably deem necessary for purposes of due diligence investigations relating to the transactions contemplated by this Agreement and for disclosures to Barefoot's stockholders relating to such transactions. Barefoot shall not use or disclose any nonpublic information obtained from ServiceMaster except for the purposes indicated in the preceding sentence.

  5.3 Consents and Approvals. Each of Barefoot, ServiceMaster and MergerSub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of Barefoot, ServiceMaster and MergerSub will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ServiceMaster, MergerSub, Barefoot or any of their subsidiaries in connection with the Offer or the Merger or the taking of any action contemplated thereby or by this Agreement.

  5.4 Severance and Stay Protection Plan. At or before the Closing Time, Barefoot shall adopt a severance and stay protection plan, the substantive terms of which are set forth on Annex 2 hereof. From and after the Closing Time, ServiceMaster and MergerSub shall honor such plan in accordance the terms thereof. Except to the extent otherwise permitted by Barefoot's chief executive officer or chief financial officer, ServiceMaster shall not communicate with any employees of Barefoot or any Barefoot subsidiary about future employment relationships or terms prior to the Closing.

  5.5 No Solicitation.

  (a) Barefoot (and its subsidiaries and affiliates) shall not, and Barefoot (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or (except to the extent permitted by clause (ii) below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of Barefoot or any subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited bona fide Takeover Proposal for Barefoot or any subsidiary of Barefoot, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than ServiceMaster or any of its affiliates or representatives) ("Person") relating to any Takeover Proposal; except in the case of clause (ii) above, to the extent that Barefoot's Board of Directors reasonably concludes, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, and after having had the opportunity to discuss the Takeover Proposal with such person making

                                 Annex A-I-24
     the Takeover Proposal (which discussions shall not be deemed to be a violation of this Agreement) that such Takeover Proposal is reasonably likely to result in consideration per Share in excess of the Offer Consideration and the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, Barefoot's Board of Directors may take, and disclose to Barefoot's stockholders a position contemplated by Rules for 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of Barefoot. Prior to furnishing any information to any such Person making a Takeover Proposal, Barefoot shall have obtained a confidentiality agreement from such Person containing confidentiality provisions substantially similar to the confidentiality provisions in the Confidentiality Agreement. Barefoot shall notify ServiceMaster of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall provide ServiceMaster with a copy of any written Takeover Proposal or amendments or supplements thereto, and shall thereafter inform ServiceMaster on a reasonable basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and shall promptly give ServiceMaster a copy of any information delivered to such Person which has not previously been reviewed by ServiceMaster.

  (b) Barefoot hereby represents and warrants to ServiceMaster that Barefoot, its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents, are not presently, and have not since November 1, 1996, engaged in or participated in any discussions or negotiations whatsoever with any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Takeover Proposal relating to Barefoot.

  (c) As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the capital stock of Barefoot, any proposal for a merger, consolidation or other business combination involving Barefoot, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Barefoot or any subsidiary of Barefoot, any proposal or offer with respect to any recapitalization or restructuring with respect to Barefoot or any subsidiary of Barefoot or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Barefoot or any subsidiary of Barefoot other than pursuant to the transactions to be effected pursuant to this Agreement.

  5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Offer and the Merger and the other transactions contemplated by this Agreement; provided however, the foregoing shall not require any party to waive or modify any condition or provision hereof.

  5.7 Barefoot Franchises. As soon as practicable after the Closing Time ServiceMaster shall make every effort to provide to each Barefoot franchisee the option to do any of the following: (i) to sell such franchise to Barefoot on terms and conditions as the franchisee and ServiceMaster may agree; (ii) to continue to operate Barefoot franchise in accordance with existing agreements between the franchisee and Barefoot (very likely to be in competition with other affiliates of ServiceMaster engaged in the lawn care business); or (iii) to terminate the existing agreement between the franchisee and Barefoot and to operate its business independently without use of Barefoot trade names, service marks or similar rights.

                                 Annex A-I-25

  5.8 Publicity. So long as this Agreement is in effect, neither Barefoot nor ServiceMaster nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be reasonably required by law, reasonably necessary for compliance with the Securities Act or Exchange Act or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

  5.9 Notification of Certain Matters. Barefoot shall give prompt notice to ServiceMaster and MergerSub, and ServiceMaster and MergerSub shall give prompt notice to Barefoot, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Barefoot, MergerSub or ServiceMaster, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.10 Directors' and Officers' Insurance and Indemnification. ServiceMaster agrees that at all times after the Closing Time, it shall indemnify (and advance expenses to) each person who is now, or has been at any time prior to the date hereof, a director or officer of Barefoot or of any of Barefoot's subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of Barefoot and such subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Closing Time. ServiceMaster shall, or shall cause Barefoot to, maintain in effect for not less than six (6) years after the Closing the current policies of directors' and officers' liability insurance maintained by Barefoot and its subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Closing Time (provided that ServiceMaster may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers reasonably comparable to Barefoot's existing carriers in terms of creditworthiness). The insurance required by the preceding sentence shall be in an amount at any particular time equal to the greater of (i) the amount of coverage provided by Barefoot's insurance on the date hereof or (ii) the amount of coverage provided to ServiceMaster's own directors at the particular time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against ServiceMaster, Barefoot, the Surviving Corporation or a subsidiary of Barefoot or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of ServiceMaster. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

  5.11 Existing Stockholder Agreements and Registration Rights
Agreements. Barefoot will use its best efforts to terminate or cause to be terminated, prior to the Closing Time, any stockholder agreements or registration rights agreements with or among any of its security holders. Barefoot will suspend all sales under any shelf registration statement at least two business days prior to the Expiration Date and will cause any registration rights agreement not to have any application to any securities of ServiceMaster or its subsidiaries following the Closing Time.

                                 Annex A-I-26

  5.12 Stock Exchange Listing. ServiceMaster shall cause ServiceMaster Shares issued pursuant to the Offer to be approved for listing on the NYSE prior to the Closing.

  5.13 Resignations/Replacement of Directors and Officers. Barefoot shall cause such officers and directors of Barefoot and its subsidiaries as ServiceMaster may request to resign their positions as such at the Closing Time and/or shall arrange for the election or appointment as officers and directors of Barefoot and its subsidiaries, at the Closing Time, of the persons designated by ServiceMaster. The instruments effecting the foregoing resignations, appointments and/or elections to act are herein referred to as the "Director and Officer Actions."

  5.14 HSR. Each of Barefoot and ServiceMaster shall as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use its best efforts to cooperate and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

  5.15 Material Consents. Between the date of this Agreement and the Closing Date, Barefoot and ServiceMaster and each of their respective subsidiaries shall in good faith use their reasonable best efforts to obtain all consents and approvals of all lenders, lessors, franchisees, vendors, customers, and other persons necessary to permit the Offer and the Merger and other transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which Barefoot, ServiceMaster, or any of their respective subsidiaries is a party or by which Barefoot, ServiceMaster, or any of their respective subsidiaries is bound.

  5.16 Stock Purchase Rights. As of the date of this Agreement there are outstanding a number of Stock Purchase Rights equal to the aggregate number of Shares issued and outstanding, which rights are exercisable for shares of Barefoot's Series A Junior Participating Preferred Stock pursuant to the terms of the Rights Agreement dated as of April 11, 1995 between Barefoot and National City Bank (the "Rights Agreement"). The Board of Directors of Barefoot has taken such action, and will take such additional action, as is required to prevent the Stock Purchase Rights from becoming exercisable by reason of this Agreement, the Merger Agreement, the Offer or the Merger.

  5.17 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to cooperate with each other and to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and all actions necessary to comply with and to permit the Offer and Merger to proceed under Section 1707.041 of the Ohio Revised Code and (ii) to lift any injunction or other legal bar to the Offer or the Merger as soon as reasonably practicable; provided, however, that nothing in this Section or elsewhere in this Agreement shall require any party hereto to incur any expense or make any commitment in connection with the transactions contemplated hereby which in its reasonable judgement is not warranted under the circumstances (including but not limited to any divestiture of a significant asset or acceptance of any material restriction on the operations of any party in order to obtain any waiver, consent or approval required by this Agreement). The preceding proviso shall not limit Barefoot's obligation under this paragraph with respect to any expense, commitment or action which would only apply or become effective if the Offer is closed and which shall be approved by ServiceMaster.

                                 Annex A-I-27

                                  ARTICLE 6.0

                                  TERMINATION

  6.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Merger Agreement may be terminated and Offer and the Merger contemplated herein may be abandoned at any time prior to the Closing:

  (a) By the mutual consent of the Board of Directors of ServiceMaster and the Board of Directors of Barefoot;

  (b) By either of the Board of Directors of Barefoot or the Board of Directors of ServiceMaster:

    (1) if the Offer shall not have been commenced by February 15, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(1) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary and but-for cause of the failure of the Offer to have been commenced by February 15, 1997; or

    (2) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their diligent efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger or any material aspect of Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

  (c) By the Board of Directors of Barefoot:

    (1) if the Board of Directors of Barefoot shall have (A) withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of this Agreement, the Offer or the Merger as a result of a Takeover Proposal (other than the Offer or the Merger), in order to approve a Takeover Proposal (other than the Offer or the Merger), or to permit Barefoot to execute a definitive agreement relating to a Takeover Proposal, and (B) determined, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, that such Takeover Proposal is for consideration per Share in excess of the Offer Consideration and the failure to take such action as set forth in the preceding clause (A) would result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that Barefoot shall have given ServiceMaster forty-eight (48) hours advance notice of any termination pursuant to this Section 6.1(c)(1) and that Barefoot shall have paid ServiceMaster the fees and expenses required by
        Section 7.1(b) hereof;

    (2) if ServiceMaster or MergerSub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's diligent efforts and for so long as the breaching party shall be so using diligent efforts to cure such breach, Barefoot may not terminate this Agreement pursuant to this
        Section 6.1(c)(2); or

    (3) if ServiceMaster breaches any of its representations or warranties and such breach (i) is reasonably likely to have a material adverse effect upon ServiceMaster and its subsidiaries taken as a whole and
        (ii) has not been incorporated into the prospectus provided to Barefoot shareholders.

                                 Annex A-I-28

  (d) By the Board of Directors of ServiceMaster:

    (1) if Barefoot (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Barefoot and its subsidiaries or create a situation in which any of the conditions set forth in Annex 1 would not reasonably be expected to be satisfied prior to Closing; provided, however, that if any such breach is curable by Barefoot through the exercise of Barefoot's diligent efforts and for so long as Barefoot shall be so using diligent efforts to cure such breach, ServiceMaster may not terminate this Agreement pursuant to this Section 6.1(d)(1); or

    (2) if the Board of Directors of Barefoot shall have withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended a Takeover Proposal or other business combination, or Barefoot shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than ServiceMaster, MergerSub or their subsidiaries (or the Board of Directors of Barefoot resolves to do any of the foregoing by formal action); or

    (3) by ServiceMaster if the Offer shall have expired or been terminated without any Shares being purchased thereunder as a result of the occurrence of any event that would result in the failure to satisfy any of the conditions set forth in Annex 1; or

    (4) as provided in Annex 3.

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided.

  6.2 Effect of Termination. If this Agreement is validly terminated by Barefoot or ServiceMaster pursuant to Section 6.1, this Agreement and the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Barefoot, ServiceMaster or MergerSub (or any of their respective representatives or affiliates) in respect of this Agreement or the Merger Agreement, except that this Section
6.2 and Section 7.1 shall continue to apply after such termination. Without limiting by implication the generality of the preceding sentence, ServiceMaster shall not be obligated to continue the Offer after any termination of this Agreement pursuant to any provision in Section 6.1. No termination of this Agreement or the Merger Agreement shall impair or terminate the rights or obligations of ServiceMaster or Barefoot under the Confidentiality Agreement to which they are parties.

                                  ARTICLE 7.0

                                 MISCELLANEOUS

  7.1 Fees and Expenses.

  (a) Except as otherwise set forth in this Section 7.1, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. All legal fees and accounting fees incurred by Barefoot shall be based upon actual time spent on the transactions contemplated by this Agreement and on hourly rates consistent with past practices.

                                 Annex A-I-29

  (b) In the event

    (1) the Board of Directors of Barefoot shall terminate this Agreement pursuant to subsection 6.1(c)(1) hereof, or

    (2) the Board of Directors of ServiceMaster shall terminate this Agreement pursuant to subsection 6.1(d)(2),

    then Barefoot shall pay $9.3 million in cash to ServiceMaster.

  (c) In the event ServiceMaster shall not consummate the offer and shall be entitled to take such action because of the failure of any of the conditions specified in clause (a), (b), (h), (k), or (l) in Annex 1 or because rights to purchase Barefoot shares representing more than 1% of Barefoot's outstanding common stock would remain outstanding after the Closing then Barefoot shall pay $7 million in cash to ServiceMaster.

  (d) In the event ServiceMaster shall be entitled payment under the provisions of both 7.1(b) and Section 7.1(c), then the amount of the payment owed by Barefoot to ServiceMaster shall be the amount specified in Section 7.1(b) and ServiceMaster shall not have the right to obtain any additional payment under Section 7.1(c).

  (e) The payment specified under Section 7.1(b) or Section 7.1(c) shall be due on the date (the "due date") upon which Barefoot shall receive written request from ServiceMaster for such payment after the occurrence of the event specified in such Section. If Barefoot shall for any reason fail to make the payment specified under Section 7.1(b) or Section 7.1(c) on its due date, then Barefoot shall pay ServiceMaster on demand interest at 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) on the amount remaining unpaid from that due date until such payment shall be received by ServiceMaster and shall also reimburse ServiceMaster for all attorney's fees and other expenses which ServiceMaster shall reasonably incur to enforce its rights to such payment.

  7.2 ServiceMaster Reincorporating Merger. Barefoot understands that: (i) ServiceMaster's shareholders have previously approved a merger described in a proxy statement/prospectus dated December 11, 1991 (the "Reincorporation Proxy Statement") pursuant to which (i) ServiceMaster will be replaced as the parent company for the ServiceMaster enterprise by ServiceMaster Incorporated of Delaware ("ServiceMaster Incorporated") and each ServiceMaster partnership share outstanding immediately prior to the merger will be converted into a share of common stock issued by ServiceMaster Incorporated. Barefoot understands that to the extent that Barefoot Stockholders acquire any ServiceMaster Shares pursuant to the Offer that such ServiceMaster Shares shall be subject to the pre-approval of the Reincorporating Merger by ServiceMaster's shareholders pursuant to the Reincorporation Proxy Statement.

  7.3 Amendment and Modification. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

  7.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the consummation of the Merger.

  7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier

                                 Annex A-I-30
service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to ServiceMaster or MergerSub, to:

      ServiceMaster Limited Partnership One ServiceMaster Way Downers Grove, Illinois 60515 Attention: Chief Financial Officer Fax: 630 271-5870

    with a copy to:

      Kirkland & Ellis 200 East Randolph Drive Chicago, Illinois 60601
      Attention: Robert H. Kinderman Fax: 312 861-2200

  (b) if to Barefoot, to:

      Barefoot Inc. 450 West Wilson Bridge Road Worthington, Ohio 43085
      Attention: Patrick Norton Fax: 614 846-5142

    with a copy to:

      Vorys, Sater, Seymour and Pease 52 East Gay Street Columbus, Ohio 43215 Attention: Roger E. Lautzenhiser Fax: 614 464-6350

Either party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

  7.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date written in the first paragraph of this Agreement. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

  7.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  7.8 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement, the Merger Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents

                                 Annex A-I-31
and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that ServiceMaster may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to ServiceMaster or to any direct or indirect wholly owned subsidiary of ServiceMaster; provided, however, that no such assignment shall relieve ServiceMaster from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  7.11 No Strict Construction. No rule of strict construction, rule resolving ambiguities against the person who drafted the provision giving rise to such ambiguities, or other such rule of interpretation shall be applied against any party with respect to this Agreement.

  7.12 Specific Performance. Each party to this Agreement shall have the right to enforce each obligation of the other party under this Agreement by specific performance or by injunctive relief.

  7.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                                    * * * *

  IN WITNESS WHEREOF, ServiceMaster, MergerSub and Barefoot have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          SERVICEMASTER LIMITED PARTNERSHIP

                                          By ServiceMaster Management
                                          Corporation
                                              Managing General Partner

                                                       /s/ Carlos H. Cantu
                                              By: _____________________________
                                                         Carlos H. Cantu
                                              Name: ___________________________
                                                       President and Chief
                                                        Executive Officer
                                              Title: __________________________

                                          SERVICEMASTER ACQUISITION
                                          CORPORATION

                                                     /s/ Carlos H. Cantu
                                          By: _________________________________
                                                       Carlos H. Cantu
                                          Name: _______________________________
                                                          President
                                          Title: ______________________________

                                          BAREFOOT INC.

                                                    /s/ Patrick J. Norton
                                          By: _________________________________
                                                      Patrick J. Norton
                                          Name: _______________________________
                                                   Chief Executive Officer
                                          Title: ______________________________

                                 Annex A-I-32

                     ANNEX 1 TO THE ACQUISITION AGREEMENT

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Agreement or the Offer, and except as expressly limited below, ServiceMaster shall not be required to purchase any Shares tendered, if, prior to the time of purchase of any such Shares, any of the following events (each, an "Event") shall have occurred, (each of paragraphs (a) through (n) providing a separate and independent condition to ServiceMaster's obligations pursuant to the Agreement and the Offer):

  (a) fewer than the Minimum Number of all outstanding Shares are validly tendered and not withdrawn prior to 12:00 midnight, New York City Time on the Expiration Date;

  (b) except as contemplated by the provisions of this Agreement Barefoot or any subsidiary of Barefoot shall have authorized or recommended, or shall have announced an intention to authorize or, recommend, or shall have entered into an agreement in principle with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization or any release or relinquishment of any material contract rights not in the ordinary course of business;

  (c) an injunction or other order shall have been entered and remain in effect in any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, based upon any provision of the Offer (i) making the acceptance for payment of, or purchase or payment for, the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of ServiceMaster to accept for payment or pay for some or all of the Shares, (ii) imposing material limitations on the ability of ServiceMaster effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Barefoot, (iii) imposing material limitations on the ability of either ServiceMaster (so long as such injunction or other order is related to the Offer or the Merger) or Barefoot to continue effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated or (iv) to the effect that the Offer or the Merger is violative of any applicable law;

  (d) there shall have been any law, statute, rule or regulation, domestic or foreign, promulgated or proposed after the date hereof that, directly or indirectly, results or may be reasonably anticipated to result in any of the consequences referred to in paragraph (c) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 2% of the outstanding Shares on the date of the Closing shall be owned of record by residents of any such state);

  (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of war involving the United States, or (iv) any limitation not in existence as of the date of the Agreement by any governmental authority, or any other event not in existence as of the date of the Agreement, which will materially limit the extension of credit by banks or other lending institutions in the United States;

                                 Annex A-I-33

  (f) the representations and warranties of Barefoot contained herein shall not be true and correct at and as of the time of each purchase under the Offer as if made at and as of such time except for matters which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operation or financial condition of Barefoot and its subsidiaries taken as a whole and the ability of Barefoot to perform its obligations under the Merger Agreement;

  (g) all material terms, agreements and conditions of the Agreement and the Merger Agreement to be complied with or performed or fulfilled by Barefoot at or prior to any purchase pursuant to the Offer shall not have been complied with, performed and fulfilled in all material respects;

  (h) Barefoot's Board of Directors shall have modified or amended in any respect its recommendation of the Offer and the Merger to the stockholders of Barefoot in any manner not approved by ServiceMaster or shall have resolved to do so by formal action;

  (i) Barefoot and ServiceMaster shall have reached an agreement that the Offer shall be terminated;

  (j) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated;

  (k) the rights under the Rights Agreement shall not have been redeemed or made inapplicable to the Offer, the separation of outstanding Stock Purchase Rights from the Shares shall have occurred, or the Stock Purchase Rights shall have become exercisable;

  (l) any director of Barefoot or its subsidiaries (as requested by ServiceMaster) shall have failed to resign effective as of the consummation of the Offer;

  (m) the conditions precedent specified in Section 1.6 or 1.8 of the Acquisition Agreement shall not be satisfied; or

  (n) a stop order suspending effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated or threatened by the SEC;

which in the reasonable judgment of ServiceMaster, in any such case and regardless of the circumstances (including any action or inaction by ServiceMaster or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for the Shares.

  The foregoing conditions are for the benefit of ServiceMaster and may be asserted by ServiceMaster regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Acquisition Agreement, may be waived by ServiceMaster, in whole or in part, at any time and from time to time, in the sole discretion of ServiceMaster. The failure by ServiceMaster at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that ServiceMaster reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, ServiceMaster will either promptly pay for such Shares or promptly return such Shares.

  Each term which is defined in the Acquisition Agreement has the same meaning whenever it is used in this Annex 1 as the meaning it is given in the Acquisition Agreement.

                                 Annex A-I-34

                     ANNEX 2 TO THE ACQUISITION AGREEMENT

                        SEVERANCE AND STAY PAY BENEFITS

The severance and stay protection plan benefits as adopted by Barefoot shall be as follows:

  A. Severance: one week of compensation for each year of service with Barefoot, provided that the employee leaves in good standing.

  B. Stay pay: additional compensation of four, six or eight weeks, as applicable, to employees who are scheduled to remain for extended periods to assist with the transaction. The specific amount of stay pay for an employee shall be determined by the employee's position. These benefits may be modified based on individual circumstances and/or critical value.

  C. Vacation: vested vacation shall be paid in addition to items A and B.

                                 Annex A-I-35

                     ANNEX 3 TO THE ACQUISITION AGREEMENT

                          COMPLETION OF DUE DILIGENCE

  1. ServiceMaster shall have the right to continue its due diligence investigation of Barefoot after the date hereof. Such investigation may include (but is not limited to) on-site inspections and environmental audits of any and all branch facilities and access to branch records; access to Barefoot branch and key home office personnel; access to legal counsel for review of pending or threatened litigation (if any); review of accounting and financial records (including all detail profit and cost center statements for 1995 and 1996 and detailed balance sheets); and review of outstanding contractual commitments in excess of $10,000 (including chemical and supply purchases, capital expenditures, software development, franchise sales, direct mail and other advertising expenditures).

  2. Subject to paragraphs 3 and 4, ServiceMaster shall have the right to terminate this Agreement at any time on or before December 31, 1996 if the due diligence investigation conducted pursuant to paragraph 1 discloses any one or more of the following conditions:

  (a) Unreserved environmental exposures (whether or not Superfund-related) at sites of current or former Barefoot facilities or unreserved exposures attributable to other activities of Barefoot (for example, improper chemical disposal activities);

  (b) Other unrecorded or understated liabilities or overstated assets;

  (c) Material differences between the customer base (after allowing for normal year end cancellations) as reflected in branch records compared to the reported revenue base of Barefoot.

  3. Notwithstanding the disclosure of facts of a nature described in items
(a), (b) and/or (c) in paragraph 2, such facts shall give ServiceMaster the right to terminate this Agreement only if--

  In the case of Item (a) and Item (b) (taken together), the probable loss exposure, net of recorded reserves, and the extent of the under recording of liabilities and the overstatement of assets is, in ServiceMaster's reasonable judgment, likely to exceed $2,000,000 in total. The basis for such reasonable judgment shall be set forth in a written statement which shall be submitted to Barefoot on or before December 19, 1996 and which shall set forth the amount of the expected loss, under recording and/or overstatement, as the case may be, and the reasons why such matters are expected to be of such magnitude.

  In the case of Item (c), differences between the customer base as reflected in branch records and Barefoot's reported revenue base will be considered "material" only if the difference would have an aggregate adverse impact on the annual pre-tax profits of Barefoot of more than $1,000,000. The details of such adverse impact shall be set forth in a written statement which shall be submitted to Barefoot on or before December 19, 1996.

  4. If ServiceMaster submits one or more statements to Barefoot pursuant to paragraph 3, Barefoot shall have five business days to respond to such statement(s) before ServiceMaster's right to terminate this Agreement shall become final. During such period, senior executives of ServiceMaster and Barefoot shall mutually review such statements with a view to determining the correctness thereof and whether the basis or bases for ServiceMaster's termination right under this Annex 3 in fact exists. If, by the end of such period, ServiceMaster is not in good faith satisfied that such basis or bases do not in fact exist, then ServiceMaster shall have the right to terminate this Agreement without any obligation to commence the Offering and without liability of any kind to Barefoot, provided that such right of termination shall expire and shall not be exercisable unless ServiceMaster shall provide Barefoot with written notice of ServiceMaster's exercise of such right on or before December 31, 1996.

                                 Annex A-I-36

                     ANNEX 4 TO THE ACQUISITION AGREEMENT

  EXCERPTS FROM BAREFOOT BOARD RESOLUTIONS APPROVING THE OFFER AND THE MERGER

                      BOARD OF DIRECTORS OF BAREFOOT INC.

  RESOLVED, that the Transactions, as reflected in the Acquisition Agreement and the Merger Agreement, are deemed, in the opinion of this Board of Directors, to be in the best interests of the Corporation and its stockholders and to be fair to the stockholders of the Corporation; and that the Board of Directors does hereby recommend that the stockholders of the Corporation accept the Offer, tender their shares of common stock of the Corporation pursuant to the Offer and, if required by applicable law, approve, adopt and accept the Merger Agreement; provided, however, that the Board's determination that the Transactions are in the best interests of the Corporation's stockholders and are fair to the stockholders of the Corporation, and its recommendation that the stockholders of the Corporation accept the Offer and tender their shares of common stock of the Corporation pursuant to the Offer are based on and subject to the assumptions and limitations regarding the ServiceMaster Share price contained in the opinion of Robert W. Baird & Co. Incorporated dated December 4, 1996.

                                 Annex A-I-37

                        ANNEX A-II--THE MERGER AGREEMENT


                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                       SERVICEMASTER LIMITED PARTNERSHIP
                        (A DELAWARE LIMITED PARTNERSHIP)

                     SERVICEMASTER ACQUISITION CORPORATION
                            (A DELAWARE CORPORATION)

                                      AND

                                 BAREFOOT INC.
                            (A DELAWARE CORPORATION)

                                DECEMBER 5, 1996

                         PLAN AND AGREEMENT OF MERGER

  This PLAN AND AGREEMENT OF MERGER, dated as of December 5, 1996, is entered into by and among ServiceMaster Limited Partnership ("ServiceMaster"), a Delaware limited Partnership, ServiceMaster Acquisition Corporation (the "Merger Sub"), a Delaware corporation and wholly-owned indirect subsidiary of ServiceMaster and Barefoot Inc. ("Barefoot"), a Delaware corporation.

                                   RECITALS

  Simultaneous with the execution of this Agreement, the parties hereto have entered into an Acquisition Agreement which provides subject to the terms and conditions specified therein that ServiceMaster will make a tender offer (the "Offer") for all of the issued and outstanding shares of Barefoot in which ServiceMaster will pay the Offer Consideration (as defined in Acquisition Agreement) for each Share tendered. The term "Share" as used in this Agreement means a share of Barefoot's common stock as constituted prior to the consummation of the Merger provided for by this Agreement.

  The respective boards of directors of ServiceMaster, MergerSub and Barefoot have determined that it is advisable for MergerSub to be merged with and into Barefoot (the "Merger") on the terms prescribed in this Agreement. The Merger is intended to (i) convert all Shares not tendered in the Offer into an amount of cash (herein called the "Merger Price") exactly equal to the Cash Consideration paid under the Acquisition Agreement for the Shares acquired by means of the Offer and (ii) convert Barefoot into a wholly-owned subsidiary of ServiceMaster. The parties have entered into this Agreement to prescribe terms for the Merger. Each term which is defined in the Acquisition Agreement and is not given a different meaning in this Agreement has the same meaning in this Agreement as the term is given in the Acquisition Agreement.

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.3), in accordance with this Agreement and the Delaware General Corporation Law, as amended (the "Delaware Law"), MergerSub shall be merged with and into Barefoot, the separate existence of MergerSub (except as may be continued by operation of law) shall cease, and Barefoot shall continue as the surviving corporation. Barefoot, in its capacity as the surviving corporation in the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." Barefoot and MergerSub are sometimes referred to collectively as the "Constituent Corporations", or individually as a "Constituent Corporation."

  1.2 Effect of the Merger. The Surviving Corporation shall at and after the Effective Time possess all the rights, privileges, immunities, and franchises, as well of a public and of a private nature, of the Constituent Corporations and all property, real, personal and mixed, and all debts due on whatever account, and all other causes of action, and all and every other interest, or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest thereto, vested in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; and the Surviving Corporation shall henceforth be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, all with the effect set forth in Sections 259, 260 and 261 of the Delaware Law.

                                 Annex A-II-1

The authority of the officers of MergerSub shall continue with respect to the due execution thereof or conveyance and other documents where the execution thereof is required or convenient to comply with any provision of the Delaware Law, of any contract to which MergerSub was a party or the plan of merger contained herein.

  1.3 Effective Time. As soon as is reasonably practicable after the stockholders of Barefoot have approved the Merger or ServiceMaster shall have acquired at least 90% of then outstanding Shares (whichever shall first occur), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of Delaware in accordance with Section 251 or
Section 253 of the Delaware Law three duplicate original certificates of merger with respect to the Merger (the "Certificates of Merger"), in the form and executed and acknowledged as required by Section 103 of the Delaware Law. The Merger shall become effective at the time of such filing or at such other subsequent time specified in the Certificate of Merger. The time and date on which the Merger shall become effective is referred to as the "Effective Time."

  1.4 Certificate of Incorporation and Bylaws.

  (a) The Certificate of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation as amended by the Certificate of Merger, and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein and under the Delaware Law, except that the name of the Surviving Corporation shall be "Barefoot Inc."

  (b) The Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation and thereafter shall continue to be its Bylaws until amended as provided therein and under the Delaware Law.

  1.5 Directors and Officers. Unless otherwise determined by ServiceMaster prior to the Effective Time, the officers of Barefoot holding office immediately prior to the Effective Time shall be the officers (holding the same positions as they held with Barefoot) of the Surviving Corporation immediately after the Effective Time, to hold office until their successors have been elected and shall qualify or as otherwise provided by the Bylaws of the Surviving Corporation. Unless otherwise determined by ServiceMaster prior to the Effective Time, the directors of MergerSub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, to hold office until their successors have been elected and shall qualify or as otherwise provided by the Bylaws of the Surviving Corporation.

                                  ARTICLE II

                             CONVERSION OF SHARES

  2.1 Conversion of MergerSub Common Stock. Each of the shares of common stock of MergerSub ("MergerSub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive one fully paid and non-assessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of MergerSub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of MergerSub Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue a stock certificate or certificates representing shares of Surviving Corporation Common Stock in exchange for the certificate or certificates which formerly represented the shares of MergerSub Common Stock, which shall be canceled.

                                 Annex A-II-2

  2.2 Conversion of Barefoot Securities. Each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount, in cash, without interest, equal to the Merger Price except that each of the following Shares shall not be so converted: (i) every Barefoot Share held by ServiceMaster shall be canceled and shall cease to be outstanding; (ii) Dissenting Shares (as defined in Section 2.4) in respect of which appraisal rights are perfected (which shall be treated as prescribed in Section 2.4); and (iii) every Share held in the treasury of Barefoot or by any direct or indirect subsidiary of Barefoot (which shall be canceled and retired at the Effective Time).

  2.3 Surrender of Certificates.

  (a) As soon as practicable after the Effective Time, a person appointed by ServiceMaster to act as exchange agent to effect the exchange of certificates (the "Exchange Agent") shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding Shares (other than Shares excluded from conversion under clauses (i) - (iii) in Section 2.2) a form letter of transmittal for return to the Exchange Agent (which form shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the certificates in exchange for the Merger Price. From time to time at or following the Effective time, ServiceMaster shall deposit with the Exchange Agent in trust for the benefit of the holders immediately available funds in an amount necessary to make the payments contemplated by Section 2.2 hereof on a timely basis (such amount being hereinafter referred to as the "Payment Fund"). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ServiceMaster and Barefoot, together with such letter of transmittal and such documentation as shall be necessary effectively to transmit the Certificate for cancellation, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Price, and the Certificate so surrendered shall forthwith be canceled. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as described herein. Until surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Price for each Share previously represented by that certificate, and ServiceMaster shall not be required to pay the holder thereof any property, stock or cash to which such holder otherwise would be entitled as a holder of Barefoot Common Stock, provided that customary and appropriate procedures allowing for the surrender and exchange of former Shares represented by lost or destroyed certificates shall be provided.

  (b) Any cash in respect of the Merger Price delivered or made available to the Exchange Agent pursuant to this Section 2.3 and not exchanged for Certificates within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to ServiceMaster, after which time persons entitled thereto may look only to ServiceMaster for payment thereof, subject to the rights of holders of unsurrendered Certificates under this
Article II and subject to any applicable abandoned property, escheat or similar law.

  (c) If the Merger Price is to be issued to a person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person whose name is other than that of the registered holder of the Certificate so surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of any Certificate for any amount paid to or deposited with a public official pursuant to any applicable abandoned property, escheat or similar law.

                                 Annex A-II-3

  (d) After the Effective Time, there shall be no transfers on the stock transfer books for the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or to the Surviving Corporation, they shall be canceled and exchanged for the Merger Price.

  2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but only in the circumstances and to the extent provided by the Delaware Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such Shares in favor of the approval and adoption of the Merger Agreement and shall have delivered a written demand for appraisal of such Shares in the manner (including the time of delivery) provided in Section 262 of the Delaware Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Price, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the Delaware Law; provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the Delaware Law, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Price, without any interest thereon, in accordance with Section 2.2, and such Shares shall no longer be Dissenting Shares.

                                  ARTICLE III

                           AMENDMENT AND TERMINATION

  3.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The respective boards of directors of each of the parties hereto shall have the right to amend this Agreement without approval of their respective stockholders to the extent permitted by (S)251(d) of the Delaware Law.

  3.2 Termination. At any time prior to the Effective Time, whether before or after approval by the stockholders of the Constituent Corporations, this Agreement may (subject to the provisions in Section 6.1 of the Acquisition Agreement) be terminated and the Merger abandoned by mutual agreement of the boards of directors of Barefoot and ServiceMaster. This Agreement shall be automatically terminated if the Acquisition Agreement is validly terminated pursuant to the provisions of Section 6.1 thereof. The filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to
Section 1.3 hereof shall constitute certification that this Agreement has not theretofore been terminated. If terminated as provided in this Section 3.2, this Agreement shall forthwith become wholly void and of no further force and effect.

                                  ARTICLE IV

                                 MISCELLANEOUS

  4.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one agreement.

  4.2 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware.

                                    * * * *


                                 Annex A-II-4

  IN WITNESS WHEREOF, ServiceMaster, MergerSub and Barefoot have caused this Agreement to be executed on the date first written above by their duly authorized officers.

                                     SERVICEMASTER LIMITED PARTNERSHIP
                                     By ServiceMaster Management Corporation
                                       Managing General Partner
                                             /s/ Carlos H. Cantu
                                       By: ____________________________________
                                                Carlos H. Cantu
                                       Name: __________________________________
                                                President and Chief Executive
                                                 Officer
                                       Title: _________________________________

                                     SERVICEMASTER ACQUISITION CORPORATION
                                             /s/ Carlos H. Cantu
                                     By: ______________________________________
                                                Carlos H. Cantu
                                     Name: ____________________________________
                                                President
                                     Title: ___________________________________

                                     BAREFOOT INC.
                                             /s/ Patrick J. Norton
                                     By: ______________________________________
                                                Patrick J. Norton
                                     Name: ____________________________________
                                                Chief Executive Officer
                                     Title: ___________________________________

                                  Annex A-II-5

            ANNEX B -- OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

                        [LETTERHEAD OF ROBERT W. BAIRD]

                                  December 4, 1996

Board of Directors
Barefoot Inc.
450 West Wilson Bridge Road
Worthington, Ohio 43085

Gentlemen:

Barefoot Inc., a Delaware corporation (the "Company"), proposes to enter into an Acquisition Agreement (the "Agreement") with ServiceMaster Limited Partnership, a Delaware limited partnership ("Parent"), and ServiceMaster Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, Parent would make a tender offer (the "Offer") to acquire all of the outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights of the Company, at the price of $16.00 per share (the "Consideration"). Each holder of Company Common Stock may elect to receive the Consideration in cash or in limited partnership interests of Parent. With respect to holders of Company Common Stock electing to receive limited partnership interests, the Consideration of $16.00 per share assumes that the Average ServiceMaster Share Price (as defined in the Agreement) is at least equal to $23.00 per share. As soon as practicable after the purchase of not less than the Minimum Number (as defined in the Agreement) of shares of Company Common Stock pursuant to the Offer, Sub would be merged (the "Merger") with and into the Company and each share of Company Common Stock not owned by Parent would be converted into the right to receive the Consideration in cash. The Offer and the Merger are referred to herein as the "Transaction."

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration in the Transaction.

Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and Parent furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's and Parent's recent filings with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including, in the case of the Company, Baird; (ii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company Common Stock and limited partnership interests of

                                      LOGO

Parent with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Parent with those of other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Transaction with the financial terms of certain other business combinations we deemed relevant. We have held discussions with certain members of the Company's and Parent's senior management concerning the Company's and Parent's respective historical and current financial conditions and operating results as well as the future prospects of the Company and Parent, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of the Company and Parent, or publicly available, and have not assumed any responsibility to verify any such information independently. We have also assumed, with your consent, that (i) the Merger will be accounted for under the purchase method; (ii) there has been no material change in the assets or liabilities of the Company or Parent from those set forth in the most recent consolidated financial statements of the Company and Parent, respectively; and (iii) the Transaction will be consummated in accordance with the terms of the Agreement in the form presented to the Company's Board of Directors. Management of the Company and Parent have represented to us, and we have assumed, that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's and Parent's senior management as to future performance of the Company and Parent, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent nor have we made a physical inspection of the properties or facilities of the Company or Parent. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and as can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared solely for the information of the Company's Board of Directors, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full as required for any filing with the SEC required to be made by the Company or Parent in connection with the Transaction. This opinion does not address the relative merits of the Transaction and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any stockholder of the Company as to (i) whether any such stockholder should tender shares pursuant to the Offer, (ii) whether any such stockholder electing to tender shares should elect to receive cash or limited partnership interests of Parent, or (iii) how any such stockholder should vote with respect to the Merger. Baird has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, part of which is payable upon delivery of this opinion and part of which is contingent upon consummation of the Transaction. In the past, we have provided investment banking services to the Company, for which we received agreed upon compensation.

In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock; provided, however, that because holders of Company Common Stock can elect to receive cash pursuant to the Offer at any time prior to expiration of the Offer, no opinion is given as to the fairness of the Consideration to such holders who receive limited partnership interests of Parent if the Average ServiceMaster Share Price is less than $23.00 per share.

                                          Sincerely yours,

                                          Robert W. Baird & Co. Incorporated

                                   ANNEX C-I

[VORYS, SATER, SEYMOUR AND PEASE LETTERHEAD]

                               December 12, 1996

Barefoot Inc.
450 West Wilson Bridge Road
Worthington, Ohio 43085

  Re: Tender Offer for Shares of Barefoot Inc.

Ladies and Gentlemen:

  In connection with (i) the proposed tender offer by ServiceMaster Limited Partnership, a Delaware limited partnership ("ServiceMaster"), to acquire each outstanding share of common stock, par value $0.01 per share, of Barefoot Inc., a Delaware corporation ("Barefoot"), together with the associated Series A Junior Participating Preferred Stock Purchase Rights, for, at the election of the holder, either: (i) $16.00 in cash, without any interest thereon; or (ii) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share of limited partnership interest in ServiceMaster ("ServiceMaster Share"), determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Offer") pursuant to an Acquisition Agreement by and among ServiceMaster, ServiceMaster Acquisition Corporation and Barefoot (the "Acquisition Agreement") and (ii) the proposed cash-out merger of Merger Sub with and into Barefoot for $16.00 per Share upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with the Acquisition Agreement (the "Merger Agreement") as described in the Offering Circular/Prospectus contained in the Form S-4 Registration Statement relating to the Offer to be filed with the Securities and Exchange Commission (the "Commission"), you have requested our legal opinion concerning certain United States federal income tax consequences of the Offer.

  We are familiar with the corporate proceedings taken to date with respect to the Offer and have examined the form of the Acquisition Agreement and the Merger Agreement and such other records and documents as we considered necessary for the purpose of rendering the opinion set forth herein.


                                  Annex C-I-1

Barefoot, Inc.
December 12, 1996
Page 2

  The opinion set forth herein is based on relevant provisions of the Internal Revenue Code of 1986, as amended through the date hereof, Treasury regulations promulgated thereunder, and interpretations thereof by the courts and the Internal Revenue Service, all as they exist at the date of this letter (the "Existing Law"). No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein. The Existing Law is subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

  Based on the foregoing and assuming that the documents to be delivered in connection with the Offer are, to the extent applicable, executed and delivered in substantially the form we have examined, we are of the opinion that the statements in this Offering Circular/Prospectus under the caption "Certain Federal Income Tax Consequences--The Offer" fairly describe the material United States federal tax consequences of the Offer. There can be no assurance, however, that such discussion will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

  We hereby consent to the disclosure of this opinion in the Offering Circular/Prospectus and as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       VORYS, SATER, SEYMOUR AND PEASE

                                  Annex C-I-2

                                   ANNEX C-II

                                   ANNEX C-II

                       [LETTERHEAD OF KIRKLAND & ELLIS]

To Call Writer Direct:                                            Facsimile:
312 861-2000                                                      312 861-2200

                               December 12, 1996

ServiceMaster Limited Partnership
One ServiceMaster Way
Downers Grove, Illinois 60515

             Re: TENDER OFFER FOR SHARES OF BAREFOOT INC.

Dear Ladies and Gentlemen:

  In connection with (i) the proposed tender offer by ServiceMaster Limited Partnership to acquire each outstanding share of common stock, par value $0.01 per share of Barefoot Inc., a Delaware corporation, together with the associated Series A Junior Participating Preferred Stock Purchase Rights not already owned by ServiceMaster, for, at the election of the holder, either: (A) $16.00 in cash, without any interest thereon; or (B) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share of limited partnership interest in ServiceMaster ("ServiceMaster Share"), determined by dividing $16.00 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Expiration Date (as defined) and rounding the result to the nearest one one-hundred thousandth of a share (the "Offer") pursuant to an Acquisition Agreement by and among ServiceMaster Limited Partnership, ServiceMaster Acquisition Corporation and Barefoot Inc. (the "Acquisition Agreement") and (ii) the proposed cash-out merger of Merger Sub with and into the Company for $16.00 per Share upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with the Acquisition Agreement (the "Merger Agreement") as described in this Offering Circular/Prospectus contained in the Form S-4 Registration Statement relating to the Offer to be filed with the Securities and Exchange Commission (the "Commission"), you have requested our legal opinion concerning certain United States federal income tax consequences of the Offer.

  We are familiar with the corporate proceedings to date with respect to the Offer and have examined the form of the Acquisition Agreement and the Merger Agreement and such other records and documents as we considered necessary. We have also examined a representation letter from ServiceMaster Limited Partnership dated December 9, 1996 (the "Representation Letter").
LOGO

                       [LETTERHEAD OF KIRKLAND & ELLIS]

  The opinion set forth herein is based on relevant provisions of the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), Treasury regulations promulgated thereunder (the "Regulations"), and interpretations thereof by the courts and the Internal Revenue Service, all as they exist at the date of this letter. No tax rulings will be sought from the Internal Revenue Service with respect to any of the matters discussed herein. All such provisions of the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any such change could affect any or all of the conclusions set forth in this opinion.

  Based on the foregoing authorities and the representation of ServiceMaster Limited Partnership in the Representation Letter and assuming that the documents to be delivered in connection with the Offer are, to the extent applicable, executed and delivered in substantially the form we have examined, we are of the opinion that the statements in this Offering Circular/Prospectus under the caption "Certain Federal Income Tax Consequences" fairly describe the material United States federal tax consequences of the Offer. There can be no assurance, however, that such discussion will not be successfully challenged by the Internal Revenue Service, or significantly altered by new legislation, changes in Internal Revenue Service positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

  We hereby consent to the disclosure of this opinion in the Offering Circular/Prospectus and the Registration Statement.

                                          Sincerely,

                                          Kirkland & Ellis

            ANNEX D--CERTAIN PORTIONS OF THE SERVICEMASTER 1995 10-K


  ALL INFORMATION IN ANNEX D IS FROM THE SERVICEMASTER 1995 10-K WHICH WAS FILED ON MARCH 15, 1996, AND HAS NOT BEEN UPDATED OR SUPPLEMENTED.

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 10-K


                 Annual Report Pursuant To Section 13 Or 15(d)
                    Of The Securities Exchange Act of 1934

                 For the fiscal year ended December 31, 1995.
                         Commission File number 1-9378

                       SERVICEMASTER LIMITED PARTNERSHIP
          (Exact Name of Registrant as Specified in its Certificate)


          Delaware                                         36-3497008
          --------                                         ----------
       (State or Other Jurisdiction         (I.R.S. Employer Identification No.)
     of Incorporation or Organization)


     One ServiceMaster Way, Downers Grove, Illinois            60515-9969
     ----------------------------------------------            ----------
         (Address of Principal Executive Offices)              (Zip Code)

Registrant's telephone number, including area code: (708) 271-1300

Securities registered pursuant to Section 12(b) of the Act:

                                                          Name of Each Exchange
          Title of Each Class                              On Which Registered
          -------------------                             ---------------------
          Partnership Shares                             New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

          Indicate by Check Mark Whether the Registrant (1) Has Filed All Reports Required to Be Filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such Shorter Period That the Registrant Was Required to File Such Reports), and (2) Has Been Subject to Such
Filing Requirements for the Past 90 Days. Yes   X   No
                                               ---      ---

          The Aggregate Market Value of Shares Held by Non-Affiliates of the Registrant As of February 6, 1996 was $3,032,880,000.

                      DOCUMENTS INCORPORATED BY REFERENCE

          Certain parts of the Registrant's Annual Report to Shareholders for the year ended December 31, 1995 are incorporated into Part I, Part II and Part IV of this Form 10-K.

--------------------------------------------------------------------------------

                                    PART I

Item 1. Business

The Company

          This annual report on Form 10-K is filed by ServiceMaster Limited Partnership (hereinafter sometimes called the "Registrant"). The Registrant and its immediate subsidiary, The ServiceMaster Company Limited Partnership, were formed in December 1986 as limited partnerships under the laws of the State of Delaware to succeed to the business and assets of ServiceMaster Industries Inc. The Registrant and The ServiceMaster Company, together with all other entities affiliated with these two limited partnerships and the Registrant's predecessor organization, are hereinafter referred to as "ServiceMaster" or the "Company" or the "ServiceMaster enterprise".

          The Registrant is a holding company whose limited partner shares are listed on the New York Stock Exchange and whose principal asset consists of all of the common limited partner interest in The ServiceMaster Company. Until January 31, 1992, the Registrant had both individual general partners and one corporate general partner. In January 1992, the shareholders of the Registrant approved an amendment of the Registrant's agreement of limited partnership under which the structure of the Registrant was changed by the withdrawal of the three individual general partners and the admission of ServiceMaster Corporation as a special general partner. These changes are described further under the caption "The 1992 Reorganization".

          The two principal operating groups of the ServiceMaster business are Consumer Services and Management Services, each of which is organized as a separate limited partnership. ServiceMaster Consumer Services Limited Partnership was formed in the summer of 1990, and ServiceMaster Management Services Limited Partnership was formed in December 1991.

          All subsidiaries of The ServiceMaster Company (which for purposes of this paragraph are limited to first-tier subsidiaries) are wholly owned except for the following: ServiceMaster Management Services L.P., as to which senior management owns a 10% equity interest (determined after giving effect to intercompany debt), and LTCS Investment L.P. (the immediate parent of ServiceMaster Diversified Health Services), as to which senior management of ServiceMaster Diversified Health Services owns an 11% equity interest.

          All subsidiaries of ServiceMaster Consumer Services L.P. are wholly owned. The 15% interest in TruGreen Limited Partnership which was owned by senior management of TruGreen Limited Partnership was acquired by the Registrant in January 1995. See Note I, page 15, for further information regarding this transaction.

          All subsidiaries of ServiceMaster Management Services L.P. are wholly owned.

The 1992 Reorganization

          On January 13, 1992, the shareholders of the Registrant approved a "Reorganization Package" consisting of a comprehensive amendment and restatement of the Registrant's partnership agreement and a merger by which the Registrant can convert to corporate form. Current tax law effectively requires such conversion to occur at the end of December 1997; however, pursuant to the Reorganization Package, the board of directors of the Registrant's general partner has the authority to decide to accelerate the conversion date to a date prior to December 31, 1997. The best interests of the Registrant's shareholders will be the determinative consideration in selecting a conversion date.

          As a result of the approval of the Reorganization Package, ServiceMaster Corporation was admitted as a Special General Partner of the Registrant to serve as a vehicle through which institutional investors could be offered opportunities to invest in ServiceMaster through the acquisition of a corporate security. If shares of stock were to be issued by ServiceMaster Corporation ("Corporate Shares"), the Corporate Shares would indirectly represent the same percentage interest in the Registrant as was then represented by each limited partner share in ServiceMaster. At the present time there are no plans to issue stock of ServiceMaster Corporation.

          The merger agreement which was approved as part of the Reorganization Package provides for the merger by which ServiceMaster expects to return to corporate form (the "Reincorporating Merger"). ServiceMaster Incorporated of Delaware has been organized to become the successor entity through which the public will invest in ServiceMaster after the Reincorporating Merger. The limited partner shares of the Registrant will be converted on a one-for-one basis into new shares of common stock of ServiceMaster Incorporated. As a result of these conversions, ServiceMaster Incorporated will be entirely owned by the persons who, collectively, owned all of the limited partner shares of the Registrant immediately prior to the Reincorporating Merger.

          The Reorganization Package included certain changes in the identity of and the capital contribution requirements for the general partners of the Registrant. These changes were effected on January 31, 1992. On that date, ServiceMaster Management Corporation became the sole general partner of the Registrant and of The ServiceMaster Company with sole management authority with respect to these partnerships and the amount of independent capital required to be maintained by ServiceMaster Management Corporation was reduced to $15 million.

          For further information concerning the changes effected by the 1992 Reorganization, see the discussion captioned "Description of the Structure of the ServiceMaster Enterprise" beginning on page 11.

1995 Transaction with WMX Technologies, Inc.

          On December 31, 1995, the Registrant completed a transaction with WMI Urban Services, Inc. ("WMUS"), a wholly owned subsidiary of WMX Technologies, Inc. ("WMX") in which WMUS contributed its 27.76% interest in ServiceMaster Consumer Services L.P. to the Registrant and, in exchange therefor, the Registrant issued to WMUS 18,107,143 unregistered limited partner shares of the Registrant and an option to purchase an additional 1,250,000 shares of the Registrant's limited partner shares at a price of $33.00 per share at any time and from time to time during the period January 1, 1997 to December 31, 2000. This issuance of limited partner shares to WMUS increased the Registrant's total shares outstanding to approximately 95,200,000. The shares held by WMX (through
WMUS) immediately after the foregoing exchange transaction constituted approximately 19% of the Registrant's total shares outstanding.

          Concurrently with the foregoing exchange transaction, the Registrant and WMX entered into an agreement under which WMX committed not to increase its ownership interest in the Registrant to more than 21% through purchases of the Registrant's shares. To the extent that an exercise of the option would result in WMX owning more than a 21% interest in the Registrant, the Registrant may at its sole option pay WMX cash in the amount of the spread between the value of the shares not issued and the option exercise price for such shares.

          The shares which WMUS received on December 31, 1995 together with the shares which WMUS can acquire under the option are subject to certain restrictions, including among other things, commitments by WMX and WMUS: not to sell at any one time any of such shares in public market transactions in a number in excess of 15% of the average daily trading volume of the Registrant's shares over the preceding four calendar weeks; not to sell such shares to anyone who is or would become, as a result of the sale, an owner of more than 5% of the Registrant's outstanding shares; not to attempt to or propose or endorse a takeover of the Registrant; not to vote such shares in favor of a takeover which is opposed by the Registrant's board of directors; and not to oppose candidates for the Registrant's board of directors who are nominated by a majority of the incumbent ServiceMaster directors. In addition, the Registrant has a first refusal right, at then current market prices, by which the Registrant can elect to acquire any shares that WMX or WMUS may desire to sell.

          The shares which WMUS received on December 31, 1995 and the shares which WMUS can acquire under the option were not and will not be registered under the Securities Act of 1933, but WMUS may demand up to four registrations of such shares after December 31, 1997, with each registration being subject to specified minimum and maximum amounts. WMX also has piggyback registration rights with respect to such shares.

          The foregoing is a brief summary of the major provisions of the agreements entered into among the Registrant, WMX and WMUS on December 31, 1995. Such agreements are described in further detail in the Registrant's Form 8-K dated January 15, 1996 and filed with the Securities and Exchange Commission on that date. The contents of such Form 8-K and the exhibits thereto are incorporated herein by reference.

Principal Business Groups

          ServiceMaster is functionally divided into four operating groups:
Consumer Services, Management Services, Diversified Health Services and International. Consumer Services and Management Services are the two principal operating groups. Reference is made to the information under the caption "Business Unit Reporting" on page 39 of the ServiceMaster Annual Report to Shareholders for 1995 (the "1995 Annual Report") for detailed financial information on these two groups.

Trademarks and Service Marks; Franchises

          The Company's trademarks and service marks are important for all elements of the Company's business, although such marks are particularly important in the advertising and franchising activities conducted by the operating subsidiaries of ServiceMaster Consumer Services L.P. Such marks are registered and are renewed at each registration expiration date.

          Within ServiceMaster Consumer Services, franchises are important for the TruGreen-ChemLawn, Terminix, ServiceMaster Residential/Commercial, and Merry Maids businesses. Nevertheless, revenues and profits derived from franchise-related activities constitute less than 10% of the revenue and profits of the consolidated ServiceMaster enterprise. Franchise agreements made in the course of these businesses are generally for a term of five years. ServiceMaster's renewal history is that most of the franchise agreements which expire in any given year are renewed.

Consumer Services

          ServiceMaster Consumer Services provides specialty services to homeowners and commercial facilities through five companies: TruGreen L.P. ("TruGreen-ChemLawn"); The Terminix International Company L.P. ("Terminix"); ServiceMaster Residential/Commercial Services L.P. ("Res/Com"); Merry Maids L.P. ("Merry Maids"); and American Home Shield Corporation ("American Home Shield" or "AHS"). The services provided by these companies include: lawn care, tree and shrub services and indoor plant maintenance services under the "TruGreen" and "ChemLawn" service marks; termite, pest control and radon testing services under the "Terminix" service mark; residential and commercial cleaning and disaster restoration services under the "ServiceMaster" service mark; domestic housekeeping services under the "Merry Maids" service mark; and home systems and appliance warranty contracts under the "American Home Shield" service mark.

          The services provided by the five Consumer Services companies are part of the ServiceMaster "Quality Service Network" and are accessed by calling a single toll-free telephone number: 1-800-WE SERVE. ServiceMaster focuses on establishing relationships to provide one or more of these services on a repetitive basis to customers. Since 1986, the number of customers served by ServiceMaster Consumer Services has increased from fewer than one million customers to more than 7.7 million customers (including international operations).

          The International Group is responsible for overseeing the Consumer Services which are provided in foreign markets.

          TruGreen-ChemLawn. Until January 1, 1995, TruGreen-ChemLawn was an 85% owned subsidiary of ServiceMaster Consumer Services Limited Partnership with senior management of TruGreen-ChemLawn holding the remaining 15% interest. However, effective January 1, 1995, all of the holders of the 15% minority interest contributed their interests to the Registrant in exchange for shares of the Registrant. See Note I, page 15 for further information regarding this transaction. With over 2.5 million residential and commercial customers, TruGreen-ChemLawn is the leading provider of lawn care services in the United States. As of December 31, 1995, TruGreen-ChemLawn had 182 company-owned branches and 76 franchised branches. TruGreen-ChemLawn also provides lawn, tree and shrub care services in some parts of the Middle East through a licensing arrangement. The TruGreen-ChemLawn business is seasonal in nature.

          Terminix. Terminix is a wholly owned subsidiary of ServiceMaster Consumer Services L.P. With approximately 2.1 million residential and commercial customers, Terminix, through its company-owned branches and through franchisees, is the leading provider of termite and pest control services in the United States. As of December 1995, Terminix was providing these services through 327 company-owned branches in 40 states and Mexico and through 234 franchised branches in 27 states. Terminix also provides termite and pest control services in Japan, Taiwan, Indonesia, Turkey, Lebanon, Saudi Arabia, Oman, the Bahamas, Dominican Republic, Jamaica, and Puerto Rico through licensing arrangements with local partners. It provides the same services through subsidiaries in Belgium, the Netherlands, Norway, Sweden, the Republic of Ireland, the United Kingdom, and Mexico. The Terminix business is seasonal in nature.

          Res/Com. Res/Com is a wholly owned subsidiary of ServiceMaster Consumer Services L.P. ServiceMaster, through Res/Com, is the leading franchisor in the residential and commercial cleaning field. Res/Com provides carpet and upholstery cleaning and janitorial services, disaster restoration services and window cleaning services to over 1.4 million residential and commercial customers worldwide through a network of over 4,400 independent franchisees. Res/Com provides its services through subsidiaries in Germany, Ireland and the United Kingdom, through an affiliate in Canada, and through licensees in Australia, New Zealand, Austria, Brazil, Canada, Finland, Spain, Turkey, Saudi Arabia, Korea, and Japan.

          Merry Maids. Merry Maids is a wholly owned subsidiary of ServiceMaster Consumer Services Limited Partnership. Merry Maids is the organization through which ServiceMaster provides domestic house cleaning services. With approximately 217,000 customers, Merry Maids is the leading provider of domestic house cleaning services in the United States. As of December 31, 1995, these services were provided through 14 company-owned branches in 13 states and through 820 licensees operating in 49 states. Merry Maids also provides domestic housecleaning services in the United Kingdom through a subsidiary, in Canada through an affiliate and in Japan, Saudi Arabia, Denmark and Australia through licensing arrangements with local service providers.

          American Home Shield. AHS is a wholly owned subsidiary of SVM Holding Corp., a wholly owned subsidiary of ServiceMaster Consumer Services L.P. AHS is a leading provider of home service warranty contracts in the United States, providing homeowners with contracts covering the repair or replacement of built-in appliances, hot water heaters and electrical, plumbing, central heating, and central air conditioning systems which malfunction by reason of normal wear and tear. Service contracts are presently sold principally through participating real estate brokerage offices in conjunction with resales of single-family residences to homeowners. AHS also sells service warranty contracts directly to non-moving homeowners through various other distribution channels which are currently being expanded. As of December 31, 1995, AHS was providing services to approximately 387,000 homes through approximately 10,000 independent repair maintenance contractors in 47 states and the District of Columbia, with operations in California, Texas and Arizona accounting for 26%, 23% and 8%, respectively, of AHS' gross contracts written. AHS also provides home service warranty contracts in Japan and Saudi Arabia through licensing arrangements with local service providers.

Management Services

          ServiceMaster pioneered the providing of supportive management services to health care facilities by instituting housekeeping management services in 1962. Since then, ServiceMaster has expanded its management services business such that it now provides a variety of supportive management services to health care, education and commercial customers (including the management of housekeeping, plant operations and maintenance, laundry and linen, grounds and landscaping, clinical equipment maintenance, energy management services and food service). ServiceMaster's general programs and systems free the customer to focus on its core business activity with confidence that the support services are being managed and performed in an efficient manner.

          At the end of 1994, Management Services was reorganized into three discrete operating units each providing a separate functional service on a nationwide basis. These units are: Healthcare Management Services; Education Management Services; and Business and Industry Management Services. Effective January 1, 1996, the services provided by the Healthcare Management Services unit and the services provided by ServiceMaster Diversified Health Services Group (described below) were integrated so as to provide a coordinated range of services to the health care market.

          As of December 31, 1995, ServiceMaster was providing supportive management services to more than 2,500 health care, educational and commercial facilities. These services were being provided in all 50 states and the District of Columbia and in 16 foreign countries. Outside of the United States, ServiceMaster was providing management services through a subsidiary in Japan, through affiliated companies in Canada, Japan, Italy, Mexico, and the United Kingdom, and through licensees in Korea, Australia, New Zealand, Singapore, Taiwan, Hong Kong, Czech Republic, Chile, Japan, Malaysia, Spain and and several countries in the Middle East. The International and New Business Development Group is responsible for overseeing the management services which are provided in foreign markets.

          In February 1995, Management Services formed a joint venture with DAKA International in which the latter, in effect, acquired 80% of Management Services' education food service management business. As of December 31, 1995, the DAKA/ServiceMaster joint venture was serving approximately 57 customers.

ServiceMaster Healthcare Services

          The integration of ServiceMaster Healthcare Management Services and ServiceMaster Diversified Health Services under the name "ServiceMaster Healthcare Services" is expected to increase the ability of the Registrant to deliver services across the broad spectrum of customer needs in the various segments of the healthcare market. These segments include acute care hospitals, long-term care, assisted living facilities, hospice and home health care. As of January 1, 1996, ServiceMaster Healthcare Services was serving more than 1,600 customers.

Diversified Health Services

          The Diversified Health Services Group was organized in 1993. It consists of the ServiceMaster Diversified Health Services companies and ServiceMaster Home Health Care Services. The Diversified Health Services companies were acquired by ServiceMaster in August 1993, at which time they were known as VHA Long Term Care.

          ServiceMaster Diversified Health Services. ServiceMaster Diversified Health Services, Inc., ServiceMaster Diversified Health Services L.P. and their respective subsidiaries and ServiceMaster Home Health Care Services (collectively, the "ServiceMaster Diversified Health Services Companies") form a comprehensive health services organization which provides: management services to freestanding, hospital based, and government owned nursing homes, skilled nursing facilities, and assisted living facilities; management services to hospital-based home health care agencies (as well as the direct operation of freestanding home health care agencies); design, development, refurbishing and construction consulting services to long-term care facilities; hospice services; rehabilitation services and the sale of various medical products and supplies. As of December 31, 1995, the ServiceMaster Diversified Health Services Companies had management services contracts with over 130 facilities in 28 states with a total of approximately 15,000 beds. Effective January 1, 1996, the services provided by Diversified Health Services Companies and the services provided by the Healthcare Management Services unit were integrated so as to provide a coordinated range of services to the health care market.

International and New Business Development

          International. The International unit oversees the performance of supportive management services and consumer services in international markets either through the arrangements described above or through ownership of foreign operating companies acquired by ServiceMaster.

          In the Spring of 1994, ServiceMaster made a strategic decision to expand its pest control business into Europe through the acquisition of existing pest control companies. In August 1994, International organized TMX-Europe B.V., a Netherlands limited company ("TMX-Europe") as a subsidiary of The ServiceMaster Company to serve as a holding company for acquisitions of pest control businesses in the United Kingdom and Europe. As a result of acquisitions made during 1994, TMX-Europe owned controlling interests in Peter Cox Ltd., a leading pest control and wood preservation company in the United Kingdom; Protekta B.V. and Riwa B.V., each a leading pest control company in the Netherlands; and Anticimex Development AB, a holding company for the leading pest control company in Sweden. In October 1995, Peter Cox Ltd. acquired two pest control companies in the Republic of Ireland and Northern Ireland, and in January 1996, TMX-Europe acquired the Stenglein group of pest control companies in Germany.

          New Business Development. ServiceMaster Child Care Services, Inc., was part of the New Business Development Group until November 30, 1995. This company operated employer or developer sponsored child care centers under the "GreenTree" service mark. The company was sold to Bright Horizons Children's Centers, Inc. effective December 1, 1995 for cash, a promissory note and a warrant to purchase common stock of the buyer. This transaction was not material to the Registrant's financial statements.

Other Activities

          Supporting Departments. ServiceMaster has various departments responsible for technical, engineering, management information, planning and market services, and product and process development activities. Various administrative support departments provide personnel, public relations, administrative, education, accounting, financial and legal services.

          Manufacturing Division. ServiceMaster has a manufacturing division which formulates, combines and distributes supplies, products and equipment that are used internally in providing management services to customers and which are sold to licensees for use in the operation of their businesses. ServiceMaster has an insignificant share of the market for the manufacture and distribution of cleaning equipment, chemicals and supplies.

          Venture Capital Fund. In August 1995, the Registrant established the ServiceMaster Venture Fund (the "Fund") with the objective of establishing a mechanism within the ServiceMaster enterprise which would invest in emerging growth companies which show an ability to provide innovative service technologies to the Registrant's current and new customers. The Fund is to be managed so as not to be intrusive to the ongoing operations of the Registrant's operating units.

Industry Position, Competition and Customers

          The following information is based solely upon estimates made by the management of ServiceMaster and cannot be verified. In considering ServiceMaster's industry and competitive positions, it should be recognized that ServiceMaster competes with many other companies in the sale of its services, franchises and products and that some of these competitors are larger or have greater financial and marketing strength than ServiceMaster.

          The principal methods of competition employed by ServiceMaster in the Consumer Services business are name recognition, assurance of customer satisfaction and history of providing quality services to homeowners. The principal methods of competition employed by ServiceMaster in each of the operating units in the Management Services business are price, quality of service and history of providing management services. The principal methods of competition employed by ServiceMaster in the Diversified Health Services business are name recognition, price, quality of services and history of providing management services.

Consumer Services

          Consumer Services subsidiaries provide a variety of residential and commercial services under their respective names on the basis of their and ServiceMaster's reputation, the strength of their service marks, their size and financial capability, and their training and technical support services. The markets served by Terminix and TruGreen/ChemLawn are seasonal in nature.

          Lawn Care Services. TruGreen-ChemLawn, both directly and through franchisees, provides lawn care services to residential and commercial customers. Competition within the lawn care market is strong, coming mainly from regional and local, independently owned firms and from homeowners who elect to care for their lawns through their own personal efforts. TruGreen-ChemLawn is the leading national lawn care company within this market. In 1995, TruGreen-ChemLawn initiated a business to provide indoor plant maintenance to commercial customers.

          Lawn care services are regulated by law in most of the states in which TruGreen-ChemLawn provides such services. These laws require licensing which is conditional on a showing of technical competence and adequate bonding and insurance. The lawn care industry is regulated at the federal level under the Federal Insecticide, Fungicide and Rodenticide Act, and lawn care companies (such as TruGreen-ChemLawn) which apply herbicides and pesticides are regulated under the Federal Environmental Pesticide Control Act of 1972. Such laws, together with a variety of state and local laws and regulations, may limit or prohibit the use of certain herbicides and pesticides, and such restrictions may adversely affect the business of TruGreen-ChemLawn.

          Termite and Pest Control Services. The market for termite and pest control services to commercial and residential customers includes many competitors. Terminix is the leading national termite and pest control company within this market. Competition within the termite and pest control market is strong, coming mainly from regional and local, independently owned firms throughout the United States and from one other large company which operates on a national basis.

          Termite and pest control services are regulated by law in most of the states in which Terminix provides such services. These laws require licensing which is conditional on a showing of technical competence and adequate bonding and insurance. The extermination industry is regulated at the federal level under the Federal Insecticide, Fungicide and Rodenticide Act, and pesticide applicators (such as Terminix) are regulated under the Federal Environmental Pesticide Control Act of 1972. Such laws, together with a variety of state and local laws and regulations, may limit or prohibit the use of certain pesticides, and such restrictions may adversely affect the business of Terminix.

          House Cleaning Services. The market for domestic house cleaning services is highly competitive. In urban areas the market involves numerous local companies and a few national companies. ServiceMaster believes that its share of the total potential market for such services is small and that there is a significant potential for further expansion of its housecleaning business through continued internal expansion and greater penetration of the housecleaning market. Through its franchisees, ServiceMaster has a small share of the market for the cleaning of residential and commercial buildings.

          Home Systems and Appliance Warranty Contracts. The market for home systems and appliance warranty contracts is relatively new. ServiceMaster believes that AHS maintains a favorable position in its industry due to the system developed and used by AHS for accepting, dispatching and fulfilling service calls from homeowners through a nationwide network of independent contractors. AHS also has a computerized information system developed and owned by AHS, and an electronic digital voice communication system through which AHS handled more than 5.2 million calls in 1995.

Management Services

          Health Care. Within the market consisting of general health care facilities having 50 or more beds, ServiceMaster is the leading supplier of plant operations and maintenance, housekeeping, clinical equipment maintenance, and laundry and linen management services. As of December 31, 1995, ServiceMaster was serving in approximately 1,500 health care facilities. The majority of health care facilities within this market not currently served by ServiceMaster assume direct responsibility for managing their own non-medical support functions.

          ServiceMaster believes that its management services for health care facilities may expand by the addition of facilities not presently served, by initiating additional services at facilities which use only a portion of the services now offered, by the development of new services and by growth in the size of facilities served. At the same time, industry consolidation, changes in use and methods of health care delivery and payment for services continue to affect the health care environment.

          As described on page 5, effective January 1, 1996, ServiceMaster Healthcare Management Services was integrated with ServiceMaster Diversified Health Services to form ServiceMaster Healthcare Services.

          Education. ServiceMaster is a leading provider to the education market of maintenance, custodial and grounds services, and, through the DAKA/ServiceMaster joint venture, food management services. The facilities which comprise the education market served by ServiceMaster include primary schools, secondary schools and school districts, private specialty schools and colleges and universities. As of December 31, 1995, ServiceMaster was serving in approximately 400 educational facilities. ServiceMaster believes there is significant potential for expansion in the education market due to its current relatively low penetration of that market and the trend of educational facilities to consider outsourcing more of their service requirements. However, a majority of the educational facilities continue to assume direct responsibility for managing their support functions.

          Business and Industry. ServiceMaster is a leading provider of plant operations and maintenance, custodial and grounds management services to business and industrial customers. ServiceMaster believes that there is potential for expansion in those business and industrial markets which ServiceMaster has elected to emphasize due to ServiceMaster's low current penetration of those markets and the trend of business to consider outsourcing more of their service requirements and the trend of governmental units to privatize parts of their operations. The emphasized markets include the food processing, transportation, healthcare products, and automotive markets. As of December 31, 1995, ServiceMaster was serving in approximately 160 business or industrial facilities.

Diversified Health Services

          At December 31, 1995, the ServiceMaster Diversified Health Services Companies constituted the nation's twelfth largest long term care company based on the number of beds served and the largest company that was primarily a management services company (as distinguished from a real estate operator). It was also a major provider of planning and design services for long term care facilities and for acute care hospitals.

          At December 31, 1995, ServiceMaster Home Health Care Services was a provider of management services to hospital-affiliated home health care agencies. The number of free-standing home health care agencies operated by ServiceMaster Home Health Care Services represented a very small percentage of home health care agencies in the United States.

          As described on page 5, effective January 1, 1996, ServiceMaster Diversified Health Services was integrated with ServiceMaster Healthcare Management Services to form ServiceMaster Healthcare Services.

International

          The pest control companies acquired by ServiceMaster through its European holding company (TMX-Europe) are each leaders in the pest control business in the countries in which they operate. ServiceMaster believes that there is potential for expansion of these businesses in both the United Kingdom and elsewhere on the European continent.

Major Customers.

          ServiceMaster has no single customer which accounts for more than 10% of its total revenues. No part of the Company's business is dependent on a single customer or a few customers the loss of which would have a material adverse effect on the Company as a whole. Revenues from governmental sources are not material.

Employees

          On December 31, 1995, ServiceMaster had a total of approximately 34,000 employees.

          ServiceMaster provides its employees with annual vacation, medical, hospital and life insurance benefits and the right to participate in additional benefit plans which are described in the Notes to Financial Statements included in the 1995 Annual Report.

                                                    STRUCTURE OF SERVICEMASTER
                                                         (March 15, 1996)

                                           Public Investors
                                           Note A, page 13
                                                  |
                                                  |        99%
________________________               ___________|____________
|                      |               |                      |
|     ServiceMaster    |               |     ServiceMaster    |
|      Management      |_____          |  Limited Partnership |
|      Corporation     |    |          |                      |
|                      |    |    1%    |                      |
|                      |    |__________|                      |
|    Note D, page 13   |    |          |    Note B, page 13   |
|______________________|    |          |______________________|
                            |                     |
                            |                     |
                            |                     |        99%
                            |          ___________|____________
                            |          |                      |
                            |          |          The         |
                            |    1%    | ServiceMaster Company|
                            |__________|  Limited Partnership |
                                       |                      |
                                       |                      |
                                       |    Note C, page 13   |
                                       |______________________|
                                                  |
                        __________________________|_________________________________________________________________
                        |   100%                  |   90%                   |                                      |
                        | (Note E)                | (Note F)                |                                      |
             ___________|____________  ___________|____________  __ __ __ __|__ __ __ ___               __ __ __ __|__ __ __ ___
             |                      |  |                      |  |                      |               |                      |
             |     ServiceMaster    |  |    ServiceMaster     |        ServiceMaster                        International and
             |Consumer Services L.P.|  |     Management       |  |      Diversified     |               |     New Business     |
             |                      |  |    Services L.P.     |       Health Services                          Development
             |                      |  |                      |  |                      |               |                      |
             |                      |  |                      |
             |                      |  |                      |  |                      |               |                      |
             |    Note E, page 14   |  |    Note F, page 15   |       Note G, page 15                        Note H, page 15
             |______________________|  |______________________|  |_ __ __ __ __ __ __ __|               |_ __ __ __ __ __ __ __|
                        |                                                   |                                      |
           _____________|_____________                         _____________|_____________                         |
           |                         |                         |   89%                   |                         |
           |                         |                         | (Note G)                |                         |
___________|____________  ___________|____________  ___________|____________  ___________|____________  ___________|____________
|                      |  |                      |  |                      |  |                      |  |                      |
|       TruGreen/      |  |   Merry Maids L.P.   |  |     ServiceMaster    |  |     ServiceMaster    |  |    TMX-Europe B.V.   |
|     ChemLawn L.P.    |  |                      |  |      Diversified     |  |   Home Health Care   |  |                      |
|                      |  |                      |  |    Health Services   |  |     Services Inc.    |  |                      |
|                      |  |                      |  |       Companies      |  |                      |  |                      |
|                      |  |                      |  |                      |  |                      |  |                      |
|                      |  |                      |  |                      |  |                      |  |                      |
|    Note I, page 15   |  |    Note L, page 16   |  |    Note N, page 16   |  |    Note O, page 16   |  |    Note P, page 16   |
|______________________|  |______________________|  |______________________|  |______________________|  |______________________|
           |                         |                                                                             |
           |                         |                                                                             |__Peter Cox
___________|____________  ___________|____________                                                                 |
|                      |  |                      |                                                                 |__Protekta/Riwa
|  Terminix Int'l L.P. |  |     American Home    |                                                                 |
|                      |  |     Shield Corp.     |                                                                 |__Anticimex
|                      |  |                      |                                                                 |
|                      |  |                      |                                                                 |__Stenglein
|                      |  |                      |
|    Note J, page 16   |  |    Note M, page 16   |
|______________________|  |______________________|
           |
           |
___________|____________
|                      |
|     Res/Com L.P.     |
|                      |
|                      |
|    Note K, page 16   |
|______________________|



Solid lines show a legal entity.

Dotted lines show a division of The ServiceMaster Company.

         DESCRIPTION OF THE STRUCTURE OF THE SERVICEMASTER ENTERPRISE

Organization and Structure of the Parent Companies

          Until December 30, 1986, the ServiceMaster business was conducted by ServiceMaster Industries Inc. On December 30, 1986, ServiceMaster was reorganized into a limited partnership with the following results, among others: ServiceMaster Limited Partnership became the parent unit in the ServiceMaster enterprise, with one limited partnership share in ServiceMaster Limited Partnership being issued to replace every then outstanding share of common stock issued by ServiceMaster Industries Inc., and The ServiceMaster Company Limited Partnership was established as the principal operating subsidiary of ServiceMaster Limited Partnership.

          Until January 31, 1992, the general partners in ServiceMaster Limited Partnership and The ServiceMaster Company were ServiceMaster Management Corporation, which served as the managing general partner, and three individual general partners. On January 31, 1992, the three individual general partners withdrew and became stockholders of ServiceMaster Management Corporation, leaving ServiceMaster Management Corporation as the sole general partner having management authority in the two principal partnerships and, as further discussed below, the sole general partner having an interest in the 1% carried interest reserved to the general partners of the two partnerships.

          Since January 1, 1987, the general partners have collectively held a 1% interest in all profits and losses of ServiceMaster Limited Partnership and of The ServiceMaster Company, in each case limited to profits and losses generated since that date. Following the withdrawal of the individual general partners on January 31, 1992, the entire 1% interest in the profits and losses of each of ServiceMaster Limited Partnership and The ServiceMaster Company has been held by ServiceMaster Management Corporation. These separate interests constitute an aggregate interest of approximately 2% of the consolidated income and losses of the ServiceMaster business (determined after allowing for minority interests in subsidiaries, where applicable).

          The Board of Directors of ServiceMaster Management Corporation has the ultimate power to govern the ServiceMaster business. A majority of the positions on the Board are reserved for independent directors. Although the stock of ServiceMaster Management Corporation is owned by members of ServiceMaster management, the stockholders have entered into voting trust arrangements under which the incumbent members of the Board have the right to determine the persons who will be elected to the Board each year. These arrangements were not altered by the 1992 Reorganization.

          Although the owners of the outstanding limited partner shares issued by ServiceMaster Limited Partnership do not have the right to vote directly for the directors of ServiceMaster Management Corporation, they do have the right to replace ServiceMaster Management Corporation as the managing general partner by voting the percentages of their shares prescribed in the Partnership Agreement in favor of such replacement (provided, however, that certain opinions of counsel are obtained). The holders of the outstanding shares of ServiceMaster Limited Partnership accordingly retain the ultimate right to select ServiceMaster management.

The 1992 Reorganization (ServiceMaster Corporation)

          Reference is made to the discussion on page 1 for the background of the 1992 Reorganization. As a result of the approval of the Reorganization Package on January 13, 1992, ServiceMaster Corporation was admitted as a Special General Partner of the Registrant on January 31, 1992. As of March 15, 1996, no shares of stock of ServiceMaster Corporation had been issued and the corporation remains dormant.
                                      11

Organization and Structure of Consumer Services

          ServiceMaster Consumer Services Limited Partnership ("SMCS") provides a separate identity for the Consumer Services business. SMCS is a holding company for all of the operating groups which comprise such business, i.e., TruGreen-ChemLawn, Terminix, ServiceMaster Residential/Commercial Services, Merry Maids, and American Home Shield.

          SMCS has two general partners, ServiceMaster Consumer Services, Inc. and The ServiceMaster Company. As a result of the transaction with WMX Technologies, Inc. on December 31, 1995 (described on pages 2 and 3), The ServiceMaster Company is the sole limited partner of SMCS. The controlling interest in ServiceMaster Consumer Services, Inc., is held by ServiceMaster Management Corporation.

Organization and Structure of Management Services

          ServiceMaster Management Services Limited Partnership ("SMMS") provides a separate identity for the Management Services business. This business is primarily carried out through three divisions of SMMS, with a small amount of specialized business conducted through a wholly owned subsidiary.

          SMMS has two general partners, ServiceMaster Management Services, Inc., and The ServiceMaster Company and 53 limited partners in two classes:
Class A and Class B. The general partners together hold a 1% interest in SMMS. The Class A limited partners, all of whom are senior members of SMMS management, collectively own 10% of the equity of SMMS (with equity determined for this purpose after allowing for $505.6 million of intercompany debt to The ServiceMaster Company). The Class B limited partner is The ServiceMaster Company, which holds the remaining equity interest in SMMS.

Organization and Structure of Diversified Health Services

          The ServiceMaster Company holds the controlling interests in the following organizations which, together, comprise the ServiceMaster Diversified Health Services group: the ServiceMaster Diversified Health Services Companies and ServiceMaster Home Health Care Services Inc.

          The ServiceMaster Diversified Health Services Companies consist of a limited partnership and its general partner and their respective subsidiaries. The ServiceMaster Company owns 89% of the equity of the ServiceMaster Diversified Health Services Companies, with members of senior management owning the remaining 11% of such equity.

          ServiceMaster Home Health Care Services Inc. is wholly owned by The ServiceMaster Company.

Organization and Structure of the International and New Business Development
Group

          International operations of the Company are carried out through subsidiaries, licensing or joint venture arrangements, all of which are coordinated and supervised by the International component of the International and New Business Development Group. As previously noted, in 1994, the Company, through its Netherlands subsidiary, TMX-Europe B.V., acquired pest control businesses in the United Kingdom, the Netherlands and Sweden.

          On December 1, 1995, The ServiceMaster Company sold all of its equity interest in ServiceMaster Child Care Services, Inc. to Bright Horizons Children's Centers, Inc.

Notes to Organizational Structure Chart

          The following Notes are intended to be read in conjunction with the organizational structure chart on page 10.

Note A--Public Investors

          The public investors in the Registrant collectively hold a 99% interest in the profits, losses and distributions of the Registrant through their ownership of the limited partner interests in the Registrant ("Partnership Shares"). The Partnership Shares are listed on the New York Stock Exchange under the symbol "SVM". For the reasons indicated in Note D below, the public investors' 99% interest in the Registrant entitles the public investors to an approximately 98% interest in the consolidated profits, losses and distributions of ServiceMaster.

Note B--ServiceMaster Limited Partnership

          The Registrant (ServiceMaster Limited Partnership) serves as the holding company for the ServiceMaster business. It does not conduct any significant business operations or own any significant property except for its 99% common equity interest in the profits, losses and distributions of The ServiceMaster Company Limited Partnership.

Note C--The ServiceMaster Company Limited Partnership

          The ServiceMaster Company Limited Partnership supervises the
Company's international operations and serves as a holding company for the Consumer Services, Management Services, and Diversified Health Services groups. All of the common limited partner interests of The ServiceMaster Company are held by the Registrant. On January 1, 1993, the ServiceMaster SGP Trust became a special general partner of The ServiceMaster Company and has remained a special general partner of The ServiceMaster Company since that date--see Note R.

Note D--ServiceMaster Management Corporation (Managing General Partner)

          ServiceMaster Management Corporation is the managing general partner of ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership (collectively referred to in this Note D as the "Partnerships"). ServiceMaster Management Corporation has the ultimate authority to control each entity in the ServiceMaster enterprise.

          The certificate of incorporation of ServiceMaster Management Corporation requires that a majority of the positions on its board of directors must be comprised of independent directors. The certificate of incorporation further provides that this requirement may not be amended without the consent of the holders of a majority of the outstanding shares of ServiceMaster Limited Partnership. During the year 1995, the stock of ServiceMaster Management Corporation was owned by persons who were past or present senior members of the ServiceMaster management. The stockholders of this corporation have deposited their stock in a voting trust of which the directors themselves are trustees with discretionary power to vote the stock. These arrangements enable the incumbent members of the Board of Directors to choose the persons elected to the Board each year.

          On January 31, 1992, as contemplated by the 1992 Reorganization, all individuals who were then serving as general partners of the Partnership withdrew as general partners and became stockholders of ServiceMaster Management Corporation with stock interests therein which indirectly represented their former general partner carried interests. Their general partner carried interests were transferred to ServiceMaster Management Corporation as part of these adjustments.

          ServiceMaster Management Corporation does not employ any significant number of persons or own any office space or other equipment used to conduct the day-to-day management of ServiceMaster; rather, the employees and assets necessary to manage the ServiceMaster business are based within The ServiceMaster Company or the operating entities.

          The applicable partnership agreements as adopted in 1986 and as amended since then provide that the general partners of the Partnerships are entitled to a 1% interest in each of the two Partnerships. Since January 31, 1992, the sole holder of the 1% interest in each of the two Partnerships has been ServiceMaster Management Corporation. These interests are "carried interests" which means that ServiceMaster Management Corporation is not required to contribute to the capital of the Partnerships except as may be necessary to pay liabilities for which provision cannot otherwise be made. These carried interests remain at a constant 1% in each of the two Partnerships at all times regardless of the extent to which additional investments in the Partnerships are made by others and regardless of the extent to which the Partnerships redeem other interests. These 1% interests provide ServiceMaster Management Corporation with approximately 1.99% of the profits and losses of the entire ServiceMaster enterprise, that is, ServiceMaster Management Corporation is entitled to 1% of the profits of The ServiceMaster Company Limited Partnership and, because that partnership is 99% owned by ServiceMaster Limited Partnership, it is entitled to an additional 1% of the 99% of The ServiceMaster Company Limited Partnership's profits which are allocated to ServiceMaster Limited Partnership.

          For the year 1995, each of the Partnerships made cash distributions equal to 1% of its net income to ServiceMaster Management Corporation. The total of the distributions made with respect to the year 1995 was $3,717,268. From that amount the corporation paid state corporate taxes and, on behalf of its stockholders but subject to reimbursement by them, the letter of credit fees charged with respect to the promissory notes described in the next paragraph. The balance, $3,514,856, was distributed by ServiceMaster Management Corporation to those past and present officers of ServiceMaster who constituted the stockholders of ServiceMaster Management Corporation. At December 31, 1995, such persons included Messrs. Cantu, Erickson, Keith, Mrozek and Oxley, whose participations within the 1.99% total carried interest of ServiceMaster Management Corporation at the end of 1995 were, respectively, 14.79%, 10.85%, 5.44%, 3.20%, and 5.44%.

          At December 31, 1995, the stock of ServiceMaster Management Corporation was owned by 34 ServiceMaster executives, each of whom has signed a promissory note payable to the corporation in the amount of the purchase price of his or her stock. Such notes total approximately $15,000,000 in the aggregate and are payable upon demand. The payment of each such note is secured by a letter of credit from the Bank of America (Illinois). The fees for such letters of credit are borne entirely by the makers of the notes and not by ServiceMaster.

Note E--ServiceMaster Consumer Services Limited Partnership and ServiceMaster
        Consumer Services, Inc.

          ServiceMaster Consumer Services Limited Partnership ("SMCS") is the holding company for the Consumer Services business. ServiceMaster Consumer Services, Inc. is one of the two general partners of SMCS. The second general partner is The ServiceMaster Company. The ServiceMaster Company, through its direct and indirect ownership of the 1% interest held by the general partners and as the sole limited partner, holds a 100% equity interest in SMCS.

Note F--ServiceMaster Management Services Limited Partnership and ServiceMaster
        Management Services, Inc.

          ServiceMaster Management Services Limited Partnership ("SMMS") is the holding company for the Management Services business. ServiceMaster Management Services, Inc. is one of the two general partners of SMMS. The second general partner is The ServiceMaster Company. The general partners collectively hold a 1%
interest in SMMS, and The ServiceMaster Company, as the Class B limited partner, and members of senior management of Management Services, as Class A limited partners, hold the remaining 99% interest.

          In January 1994, members of senior SMMS management purchased a 10% interest in SMMS as Class A limited partners. The equity of SMMS is determined, for purposes of such 10% interest, after allowing for intercompany debt to The ServiceMaster Company. Such intercompany debt is offset and eliminated in preparing the consolidated financial statements of the Registrant. SMMS has the right (the "call right") to purchase this minority interest and each Class A limited partner has the right (the "put right") to require SMMS to purchase his or her interest at any time after the end of the year 1997. The purchase price for all transactions involving the purchase of a Class A limited partner interest is the then current fair market value of the interest as confirmed by an independent appraisal.

Note G--ServiceMaster Diversified Health Services

          ServiceMaster Diversified Health Services is a division of The ServiceMaster Company. It is comprised of the ServiceMaster Diversified Health Services Companies ("DHS") and ServiceMaster Home Health Care Services. The former is 89% owned by The ServiceMaster Company (see Note N) while the latter is 100% owned by The ServiceMaster Company. The ServiceMaster Diversified Health Services Companies include a parent limited partnership and its general partner, and a number of subsidiary companies.

Note H--International and New Business Development

          International and New Business Development is a division of The ServiceMaster Company. It consists of the International unit and New Business Development. The International unit oversees and provides administrative support for ServiceMaster's international operations. It owns all of the shares of TMX-Europe B.V., the Netherlands holding company for all pest control businesses acquired in Europe. The New Business Development component oversees and provides administrative support for businesses which are in their formative stages. At December 31, 1995, there were no such businesses in operation.

Note I--TruGreen Limited Partnership

          TruGreen Limited Partnership ("TruGreen") has two general partners:
TruGreen, Inc., which is the managing general partner, and TSSGP Limited Partnership, a Delaware limited partnership ("TSSGP"). Until January 1, 1995, members of TruGreen management owned a 15% minority interest in TruGreen. Effective January 1, 1995, all of the holders of the minority interest contributed their limited partner units in TruGreen to the Registrant in exchange for 2,824,062 shares of the Registrant and a contingent right to receive an additional payment in 1997 depending upon the magnitude of TruGreen's earnings and the performance of the Registrant's shares in 1995 and 1996. As a result of this transaction, the Registrant and Consumer Services together became the owners of 100% of the equity interests in TruGreen.

Note J--The Terminix International Company Limited Partnership

          The Terminix International Company Limited Partnership ("Terminix") has two general partners: Terminix International, Inc., the managing general partner, and TSSGP. Terminix is a wholly owned subsidiary of SMCS.

Note K--Res/Com Limited Partnership

          ServiceMaster Residential/Commercial Services Limited Partnership ("Res/Com") has two general partners: ServiceMaster Residential/Commercial Services Management Corporation, which is the managing general partner, and TSSGP. Res/Com is a wholly owned subsidiary of SMCS.

Note L--Merry Maids Limited Partnership

          Merry Maids Limited Partnership ("Merry Maids") has two general partners: Merry Maids, Inc., which is the managing general partner, and TSSGP. Merry Maids is a wholly owned subsidiary of SMCS.

Note M--American Home Shield Corporation

          American Home Shield Corporation ("AHS") is a wholly-owned subsidiary of SVM Holding Corp. ("Holding"). Holding is a wholly owned subsidiary of SMCS.

Note N--ServiceMaster Diversified Health Services Companies

          The ServiceMaster Diversified Health Services Companies (formerly VHA Long Term Care) are wholly owned subsidiaries of LTCS Investment L.P. ("LTCS"). LTCS is 89% owned by The ServiceMaster Company and 11% by members of senior management of the ServiceMaster Diversified Health Services Companies. LTCS has the right (the "call right") to purchase this 11% minority interest, and each person who holds a part of the minority interest has the right (the "put right") to require LTCS to purchase his or her minority interest in LTCS. The call right and the put right may be exercised at any time during the period beginning on January 1, 1999, and ending on January 31, 2004. The purchase price for all transactions involving a minority interest purchase is the then current fair market value as confirmed by an independent appraisal.

Note O--Home Health Care Services

          ServiceMaster Home Health Care Services Inc. is a wholly owned subsidiary of The ServiceMaster Company and is a part of the ServiceMaster Diversified Health Services group.
Note P--TMX-Europe

          TMX-Europe B.V., a Netherlands limited company, is a wholly owned subsidiary of The ServiceMaster Company. TMX-Europe serves as the holding company for ServiceMaster's European pest control companies.

Note Q--Other Subsidiaries

          Other subsidiaries include CMI Group, Inc., a subsidiary of ServiceMaster Management Services L.P., and miscellaneous operating and name protection entities. Reference is made to Exhibit 21 for a complete list of the subsidiaries of the Registrant.

NOTE R--SERVICEMASTER SGP TRUST

On January 1, 1993, the limited partnership agreement of The ServiceMaster Company was amended to admit a trust as a Special General Partner of The ServiceMaster Company (the "SGP Trust"). The beneficiaries of the SGP Trust are the limited partners of the Registrant as constituted from time to time. The SGP Trust receives each year an allocation of taxable income equal to the amount by which the aggregate taxable income of The ServiceMaster Company exceeds the cash distributions made by the Registrant directly to its limited partners. As a result of this allocation of taxable income, the cash distributions made by the Registrant directly to its limited partners will equal or exceed the taxable income of the Registrant which is directly allocated to its limited partners. The ServiceMaster Company makes cash distributions to the SGP Trust in the amounts required by the trust for the payment of its federal and state income tax liabilities. This arrangement prevents taxable income as allocated to the public shareholders from exceeding their cash distributions from the Registrant and thereby solves the "crossover problem" as described in earlier annual reports and in the Registrant's Proxy Statement dated December 11, 1991.

                                     * * *

(THE NEXT PAGE IS PAGE #41)

                       FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion of Federal income tax matters describes the material consequences to the non-corporate U.S. shareholders of ServiceMaster Limited Partnership (the "Public Partnership") and to the Public Partnership as sole common limited partner of The ServiceMaster Company Limited Partnership (the "Principal Subsidiary Partnership"). (These two partnerships are together referred to as the "Principal Partnerships".) This discussion does not consider state, local and foreign tax issues, nor does it separately describe (except where noted) the consequences to shareholders who received their shares as a form of compensation (or in exchange for ServiceMaster stock issued in prior years as compensation), or which are corporations, tax-exempt entities, or non-resident alien individuals.

          THIS DISCUSSION MAY NOT BE DIRECTLY APPLICABLE TO ANY PARTICULAR SHARE-HOLDER, DEPENDING ON THAT SHAREHOLDER'S UNIQUE CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL INCOME TAX TREATMENT IN THEIR SPECIFIC TAX SITUATIONS, INCLUDING THE APPLICATION AND EFFECT OF THE STATE, LOCAL AND FOREIGN LAWS WHICH MIGHT APPLY TO A SPECIFIC SHAREHOLDER.

          The following discussion is based on provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, existing and proposed regulations promulgated thereunder, judicial decisions, legislative history, and current administrative rulings and practices. For a number of Code sections the Internal Revenue Service (the "IRS") has been directed or authorized by statute to issue regulations that may materially affect the tax consequences of holding an interest in ServiceMaster. As of the date hereof, certain of these regulations have not yet been promulgated. Moreover, any of the statutes, regulations, rulings, practices, or judicial precedents upon which this discussion is based could be changed, perhaps retroactively, with adverse tax consequences.

          The Federal income tax treatment of shareholders, as described below, depends in some instances on interpretation by ServiceMaster Management Corporation (the "Managing General Partner") of complex provisions of the Federal income tax law for which no clear precedent or authority may be available. In determining basis adjustments, allocations, asset valuations and taxable income of the Principal Partnerships, the Managing General Partner must make determinations that will affect a shareholder in various ways depending on such factors as the date a shareholder purchased shares of the Public Partnership.

          Possible Legislative Changes. Congress is considering the possible enactment of proposals to revise in certain respects the federal income taxation of widely held partnerships (such as the Public Partnership). These proposals would, among other changes, simplify the rules under which the partners report their share of partnership income or loss and change the rules relating to the auditing of, and the collection of deficiencies with respect to, such partnerships.

Tax Status of the Principal Partnerships

          Significance of "Partnership" Status. Except as otherwise provided by Code Section 7704, a partnership incurs no Federal income tax liability unless the partnership is classified as an association taxable as a corporation. Instead, each partner in a partnership is required to take into account in computing his or her Federal income tax liability his or her allocable share of the income, gains, losses, deductions and credits of the partnership. The Federal income tax treatment contemplated for shareholders of the Public Partnership will be available only if the Public Partnership is not classified as an association taxable as a corporation.

          If either of the Principal Partnerships were classified as an association taxable as a corporation in any year, such partnership's income, gains, losses, deductions and credits would be reflected on its own tax return, rather than being passed through to shareholders, and its net income would be taxed at corporate rates (with the maximum rate for regular tax currently equal to 35%, and the rate for alternative minimum tax equal to 20%). In addition, distributions made to shareholders would be treated as (a) taxable dividend income (to the extent of such partnership's current and accumulated earnings and profits) or, to the extent distributions exceed the partnership's earnings and profits, (b) a non-taxable return of capital (to the extent of a shareholder's basis for his or her shares) or (c) taxable capital gain. In sum, classification of either of the Principal Partnerships as an association taxable as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to shareholders from holding Public Partnership shares.

          Classification of the Principal Partnerships. The Principal Partnerships received an opinion of counsel that, as of their formation in December, 1986, the Principal Partnerships would be classified as partnerships for Federal income tax purposes. The Principal Partnerships believe that, since that date, nothing has occurred which changes the conclusion that each of these entities is to be classified as a partnership for Federal income tax purposes. This conclusion is based upon the following factors, among other things:

                 (a) ServiceMaster Management Corporation has acted as a general partner in each of the Principal Partnerships and has maintained and will continue to maintain a net worth, on a fair market value basis, of at least $15.0 million (apart from direct or indirect interests in either of the Principal Partnerships or in any subsidiaries of the Principal Partnerships) in the form of (i) cash or cash equivalents; (ii) marketable obligations issued or guaranteed by the United States government or any agency or political subdivision thereof or issued by any state of the United States or any agency or political subdivision thereof; (iii) commercial paper; (iv) certificates of deposit; (v) bankers' acceptances; (vi) securities regularly traded on an established market; and/or (vii) notes receivable secured by bank letters of credit;

                 (b) Each of the Principal Partnerships has operated at all times in accordance with applicable provisions of the Delaware Revised Uniform Limited Partnership Act, the terms and conditions of their respective partnership agreements, and the statements and representations made in ServiceMaster's December 11, 1991, proxy statement/prospectus;

                 (c) Except as required by Section 704(c) of the Code or as the result of a temporary allocation required under Section 704(b) of the Code (for example, a qualified income offset or a minimum gain chargeback), the aggregate interest of the Managing General Partner in each material item of gain, loss, deduction or credit of each of the Principal Partnerships has always been equal to at least 1% of each such item;

                 (d) The partnership agreement governing each of the Principal Partnerships has provided, and continues to provide, in accordance with IRS Revenue Procedure 89-12, that upon dissolution of the respective partnerships the general partners of that partnership will contribute to the partnership an amount equal to the deficit balance, if any, in their capital accounts; and

                 (e) The general partners of each of the Principal Partnerships have always held their respective interests in each of the Principal Partnerships for their own accounts and, in managing each of the Principal Partnerships, have not acted under the direction of or as agents for the limited partners of the Public Partnership.

          If the Managing General Partner were to withdraw as a partner at a time when there is no successor managing general partner, or if the successor managing general partner could not satisfy the applicable net worth requirement and other restrictions, then the IRS might attempt to classify one or both of the Principal Partnerships as associations taxable as corporations.

          The Managing General Partner and the Principal Partnerships intend to contest any material adverse determination by the IRS classifying either of the Principal Partnerships as an association taxable as a corporation.
Shareholders should be aware that the Principal Partnerships, and hence indirectly the shareholders, may incur substantial legal expenses in the event of such a contest, and there can be no assurance that such a contest would be successful. At the same time, however, such an adverse determination is not expected to occur.

          Publicly Traded Partnerships Treated as Corporations. Section 7704 of the Code provides that a publicly traded partnership (i.e., any partnership if interests in the partnership are traded on an established securities market or are readily tradeable on a secondary market or the substantial equivalent thereof) will generally be treated as a corporation for Federal income tax purposes with respect to taxable years beginning after 1987. However, Section 7704 also provides that a partnership whose interests were publicly traded on December 17, 1987 will not be treated as a corporation under Section 7704 until the partnership's first taxable year beginning after 1997. This "grandfather status" is lost, however, if the partnership adds a substantial new line of business after December 17, 1987; in that event, the partnership may be treated as a corporation as of the day after the date on which such substantial new line of business is added. The Public Partnership is a publicly traded partnership for purposes of Section 7704 but ServiceMaster currently intends to operate its businesses in a manner so as to continue to qualify under this exception to the general rule of Section 7704 and to thereby retain its partnership tax status for Federal income tax purposes for all tax years beginning before 1998.

          In accordance with shareholder approval granted on January 13, 1992, ServiceMaster currently intends to engage in a reincorporating merger on December 31, 1997, immediately prior to the time when Code Section 7704 would otherwise automatically treat the Public Partnership as a corporation for Federal income tax purposes. The reincorporating merger should provide certain benefits which might not be available if ServiceMaster remained in partnership form subject to the application of Code Section 7704. As discussed more fully in ServiceMaster's December 11, 1991 proxy statement/prospectus, no Federal income tax will be imposed on shareholders in the Public Partnership by reason of the reincorporating merger, assuming that Federal income tax laws remain as now constituted.

          The board of directors of the Managing General Partner may accelerate the effective date of the reincorporating merger to a date earlier than December 31, 1997 if either changes in tax laws or other developments cause more than 51% of ServiceMaster's income to be subject to corporate income tax prior to 1998 or the board of directors, in its sole discretion, determines that the advantages of such acceleration to ServiceMaster and the holders of a majority of its outstanding shares outweigh the disadvantages. It is possible that an acceleration of the effective date of the reincorporating merger could adversely impact some shareholders in the Public Partnership.

          THE DISCUSSION THAT FOLLOWS IS BASED ON THE ASSUMPTION THAT THE PRINCIPAL PARTNERSHIPS ARE NOT CLASSIFIED FOR FEDERAL INCOME TAX PURPOSES AS ASSOCIATIONS TAXABLE AS CORPORATIONS, AND THAT THE PUBLIC PARTNERSHIP IS NOT TREATED AS A CORPORATION PURSUANT TO CODE SECTION 7704.

Tax Consequences of Partnership Share Ownership

          General. The Public Partnership is not subject to Federal income tax as an entity. Rather, subject to the limitations prescribed in Code Section 469, each partner is required to report on his or her Federal and state income tax returns his or her allocable share of the income, gains, losses, deductions and credits (and, for alternative minimum tax purposes, tax preference items) of the Public Partnership for the taxable year of the Public Partnership ending with or within his or her taxable year and will be taxable directly on his or her allocable share of the Public Partnership's taxable income. The Public Partnership's taxable income includes its allocable share of the income, gains, losses, deductions and credits (and, for alternative minimum tax purposes, tax preference items) of the Principal Subsidiary Partnership which, in turn, includes its allocable share of such items of subsidiary partnerships. The beneficial owners of Partnership Shares are treated as partners of the Public Partnership for Federal income tax purposes. Thus, if Partnership Shares are held by a nominee, the beneficial owner of the Partnership Shares will be taxed on income and loss of the Public Partnership. Subject to the discussion set forth in the next five paragraphs, because shareholders are required to include Public Partnership income in their income for tax purposes without regard to whether they receive cash distributions of that income, shareholders may be liable for Federal income taxes with respect to Public Partnership income even though they have not received cash distributions from the Public Partnership sufficient to pay such taxes. However, throughout the period from January 1, 1987 to December 31, 1995, the Public Partnership's cash distributions to its shareholders have been substantially in excess of the taxes payable in respect of the taxable income allocated to such shareholders. The Public Partnership has no reason to expect that this situation will not continue through the end of the year 1997.

          ServiceMaster SGP Trust. In recognition of the fact that in 1993 (for the first time in the Public Partnership's history) taxable income was likely to exceed cash distributions to many shareholders of the Public Partnership, the Principal Subsidiary Partnership admitted the ServiceMaster T Trust as a special general partner of the Principal Subsidiary Partnership effective January 1, 1993. On September 30, 1993, the ServiceMaster T Trust was replaced by the ServiceMaster A Trust. Each of these trusts is hereinafter referred to as the "SGP Trust". The interest held by the SGP Trust is denominated in the Principal Subsidiary Partnership's partnership agreement as a Class T Partnership Interest. (See Note R, page 17). As stated in Note R, the beneficiaries of the SGP Trust are the limited partners of the Public Partnership as constituted from time to time. On the date on which ServiceMaster converts back to corporate form pursuant to the Reincorporating Merger approved on January 16, 1992, the SGP Trust will be assimilated into ServiceMaster Incorporated of Delaware, the successor corporate holding company for the ServiceMaster enterprise.

          The beneficial interests held by the beneficiaries of the SGP Trust are not assignable or transferable separately, but only by and in connection with the transfer of shares in the Public Partnership. Every assignment, sale or transfer of any interest in shares in the Public Partnership prior to the date on which the SGP Trust terminates will include a proportional undivided beneficial interest in the SGP Trust.

          Since January 1, 1993 the SGP Trust has been allocated that amount of the taxable income (determined without regard to section 743(b) adjustments) of the Principal Subsidiary Partnership which exceeds the aggregate cash distributions made by the Public Partnership to its limited partners. The effect of this arrangement is that the cash distributions made by the Public Partnership to its limited partners will always equal or exceed the taxable income of the Public Partnership which is directly allocated to its limited partners. With respect to the additional taxable income which is allocated to the SGP Trust, the Principal Subsidiary Partnership makes cash distributions to the SGP Trust from time to time in the amounts required by the SGP Trust to discharge its federal and state income tax liabilities. The SGP Trust does not receive any other allocations of income or cash distributions.

          The formation of the SGP Trust was not a taxable event to the Principal Partnerships or the shareholders, and the creation of the Class T Partnership Interest was not a taxable event to either the SGP Trust or the Principal Subsidiary Partnership or to the Public Partnership. The distribution of funds to the SGP Trust by the Principal Subsidiary Partnership is not a taxable event to either party. The SGP Trust includes in its taxable income its allocable share of the income of the Principal Subsidiary Partnership.

          If the SGP Trust were to distribute its income to its beneficiaries, such distributions would be taxable to the beneficiaries. However, because it is not anticipated that the SGP Trust will make any distributions to its beneficiaries, the shareholders of the Public Partnership will not recognize any taxable income on account of the establishment of, and the allocations to, the SGP Trust.

          Accounting Method and Tax Information. The Public Partnership uses the accrual method of accounting in reporting income and computes income on the basis of a taxable year ending on December 31. The Public Partnership will prepare and furnish to each shareholder of record during any taxable year the information necessary for the preparation of the shareholder's Federal, state and other tax returns required as a result of the operations of the Public Partnership for that year.

          Tax Basis of Partnership Shares. The tax basis of a shareholder in his or her Partnership Shares is significant because (i) basis is used in measuring the gain or loss recognized for tax purposes either upon the receipt of cash distributions from the Public Partnership or upon a partial or complete disposition of Partnership Shares by the shareholder and (ii) a shareholder may deduct his or her allocable share of Public Partnership losses only to the extent of his or her tax basis in his or her shares. See "Tax Consequences of Partnership Share Ownership -- Taxation of Partners on Public Partnership Distributions" and "Sale or Other Disposition of Shares."

          Taxation of Partners on Public Partnership Distributions. If the cash distributions to a shareholder by the Public Partnership in any year exceed his or her allocable share of the Public Partnership's taxable income for that year, the excess will constitute a return of capital to the shareholder to the extent of the shareholder's basis in his or her Partnership Shares. This situation is expected to occur for shareholders whose taxable income is determined by reference to the Section 754 election (see "Section 754 Election", page 50). A return of capital will not be reportable as taxable income by a shareholder for Federal income tax purposes, but will reduce the tax basis of his or her Partnership Shares. If a shareholder's tax basis were reduced to zero, then any further cash distribution to the shareholder for any year in excess of his or her allocable share of the Public Partnership's tax-able income for that year would be taxable to him or her as though it were gain on the sale or exchange of his or her Partnership Shares. All or a portion of such excess cash distribution could be treated as ordinary income as the result of the application of the recapture provisions of the Code. See "Sale or Other Disposition of Shares."

          Limitation on Losses. No investor should invest in the Public Partnership with the expectation that an investment in the Public Partnership will result in tax losses that may be applied to offset an investor's income from other sources. To the extent that the Principal Partnerships' operations result in losses for tax purposes in any calendar year, a shareholder generally will be entitled to use his or her allocable share of such losses to the extent of his or her tax basis in his or her Partnership Shares at the end of the year, subject to the limitations prescribed in Code Section 469.

          Code Section 469 limits a taxpayer's ability to use losses or credits generated by limited partnerships and other business activities in which such taxpayer does not materially participate ("passive activities"). In general, losses from passive activities will not offset earned income (salary and bonus) or portfolio income (interest, dividends and royalties). Such losses will generally only offset income from other passive activities. Similarly, tax credits from passive activities will only reduce income tax attributable to income from passive activities. Losses and credits from a passive activity which cannot be used in a given year are generally carried forward. These deferred losses and credits, if not usable sooner, will generally be allowed in full when the taxpayer disposes of his or her entire interest in the activity.

          Section 469 applies separately to each publicly traded partnership. Thus, passive activity losses and credits attributable to a limited partner's interest in a publicly traded partnership (such as the Public Partnership) cannot be applied against the limited partner's other income, even if such income is treated as passive under Section 469. Such losses and credits are suspended and carried forward for applications against income from the publicly traded partnership in future years. Upon a complete disposition of the limited partner's interest in the publicly traded partnership in a fully taxable transaction, any of the limited partner's remaining suspended losses generally may be applied against other income. Income attributable to a limited partner's interest in a publicly traded partnership (such as the Public Part-nership) cannot be offset by losses or credits from the limited partner's other passive activities.

          Substantially all of any losses or credits generated by the Public Partnership will likely be subject to the limitations prescribed in Section 469. The limitations prescribed in Section 469 generally apply to individuals, estates, trusts, personal service corporations and, with certain modifications, closely-held corporations.

          Under current law, a partner who is subject to the "at-risk" limitations of Code Section 465 may not deduct his or her allocable share of partnership losses for a taxable year to the extent they exceed the aggregate amount for which he or she is considered to be "at-risk" with respect to the partnership activities giving rise to those losses as of the end of its taxable year in which the losses occur. Because it is not anticipated that the Principal Partnerships will incur losses that exceed either the shareholders' aggregate basis in their Partnership Shares or amounts "at-risk" with respect to the Principal Partnerships' activities, the "at-risk" limitations under current law should generally not affect shareholders adversely.

Federal Income Tax Allocations

          General. In general, items of income, gain, loss, deduction and credit for the Principal Partnerships are allocated for both accounting and Federal income tax purposes in accordance with the percentage interests of the general and limited partners. However, as discussed in greater detail below, the Managing General Partner is empowered by the limited partnership agreements for the Principal Partnerships (the "Principal Partnership Agreements") to specially allocate various Principal Partnership tax items other than in accordance with percentage interests when, in the judgment of the Managing General Partner, such special allocations are necessary to comply with applicable provisions of the Code and the regulations or, to the extent permissible under the Code and the regulations, to preserve the uniformity of the shares in the Public Partnership, i.e., to ensure that all Partnership Shares will have identical attributes. These allocation provisions will be recognized for Federal income tax purposes if they are considered to have "substantial economic effect" within the meaning of Code Section 704(b). If any allocation fails to satisfy the "substantial economic effect" requirement, the allocated items will be reallocated among the shareholders based on their respective "interests in the partnership," determined on the basis of all of the relevant facts and circumstances.

          Pursuant to regulations issued under Section 704(b), a partnership allocation will be considered to have "substantial economic effect" if it is determined that the allocation has "economic effect" and the economic effect is "substantial." An allocation to partners (other than an allocation of loss, deduction or certain other items attributable to nonrecourse liabilities ("nonrecourse deductions")) will be considered to have "economic effect" if
(i) the partnership maintains capital accounts in accordance with specific rules set forth in the regulations and the allocation is reflected through an increase or decrease in the partners' capital accounts, (ii) liquidating distributions are required to be made in accordance with the partners' respective positive capital account balances by the end of the taxable year (or, if later, within 90 days after the date of liquidation), and (iii) any partner with a deficit in his or her capital account following the distribution of liquidation proceeds would be unconditionally required to restore the amount of such deficit to the partnership. If the first two of these requirements are met but the partner to whom an allocation is made is not obligated to restore the full amount of any deficit balance in his or her capital account, the allocation still will be considered to have "economic effect" to the extent the allocation does not cause or increase a deficit balance in the partner's capital account (determined after reducing that account for certain "expected" adjustments, allocations, and distributions specified by the regulations) if the partnership agreement contains a "qualified income offset" provision. A qualified income offset requires that in the event of any unexpected distribution (or specified adjustments or allocations) to a partner that results in a deficit balance in such partner's capital account, there must be an allocation of income or gain to the dis-tributee that eliminates the resulting capital account deficit as quickly as possible.

          In order for the "economic effect" of an allocation to be considered "substantial," the regulations require that the allocation must have a "reasonable possibility" of "substantially" affecting the dollar amounts to be received by the partners, independent of tax consequences. The regulations provide that the "economic effect" of an allocation will be presumed to be insubstantial if it merely shifts tax consequences within a partnership taxable year or is transitory, i.e., likely to be offset by other allocations in subsequent taxable years. The regulations state, however, that adjustments to the tax basis in property will be presumed to be matched by corresponding changes in the fair market value of the property. Thus, the regulations conclude that there will not be a strong likelihood that an allocation of deductions attributable to depreciation will be transitory due to a provision for a subsequent corresponding allocation of gain attributable to the disposition of that property.

          In addition to the regulations described above, the Treasury has issued regulations which address the effect of nonrecourse liabilities upon partnership allocations. Under the regulations, if (i) the partnership maintains capital accounts in accordance with specific rules set forth in the regulations and allocations are reflected through an increase or decrease in partners' capital accounts and (ii) liquidating distributions are required to be made in accordance with partners' respective positive capital account balances by the end of the taxable year (or, if later, within 90 days after the date of liquidation), then a partner may be allocated nonrecourse deductions that cause his or her capital account to fall below zero, provided (among other requirements) that the deficit produced by the allocation is not in excess of the minimum gain that would be allocated to the partner in the event the partnership property securing the nonrecourse liability were disposed of in a taxable transaction in full satisfaction of such liability. The regulations further provide that in the event there is a decrease in such partnership's minimum gain for a partnership taxable year, the partners must be allocated items of partnership income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, an amount equal to such partner's share of the net decrease in partnership minimum gain during such year.

          The Principal Partnership Agreements provide that a capital account is to be maintained for each partner, that the capital accounts are to be maintained in accordance with applicable principles set forth in the regulations, and that all allocations to a partner are to be reflected in the partner's capital account. In addition, distributions upon liquidation of the Principal Partnerships are to be made in accordance with respective capital account balances. The Principal Partnership Agreements do not require the limited partners to restore any deficit balance in their capital accounts upon liquidation of the Principal Partnerships. However, the Principal Partnership Agreements contain a "minimum gain" allocation for nonrecourse deductions and a "qualified income offset" provision. Pursuant to the Principal Partnership Agreements, tax income and gain will be allocated in a manner consistent with the book income and gain allocations associated with the minimum gain and qualified income offset provisions.

          The manner of allocation of items of income, gain, loss, deduction and credit for both book and Federal income tax purposes is set forth in the Principal Partnership Agreements. In general, the Principal Partnerships' income, gains, losses, deductions and credits are allocated pursuant to the Principal Partnership Agreements among the partners pro rata in accordance with their percentage interests, except that the allocation of taxable income of the Principal Subsidiary Partnership to the ServiceMaster SGP Trust is determined in the manner described above and in Note T, page [16]. The Principal Partnership Agreements contain special allocations of book income and gain for the qualified income offset and minimum gain provisions (discussed above) and special allocations of income and deduction to preserve the uniformity of shares. The Principal Partnership Agreements further provide exceptions to the pro rata allocations for Federal income tax purposes of (i) income, gain, loss and deductions attributable to properties contributed to the Principal Partnerships in exchange for shares ("Contributed Property"), (ii) income, gain, loss and deductions attributable to the Principal Partnerships' properties where the Principal Partnerships have adjusted the book value of such properties upon the Public Partnership's issuance of additional shares to reflect unrealized appreciation or depreciation in value from the later of the Principal Partnerships' acquisition date for such properties or the latest date of a prior issuance of shares ("Adjusted Property"), (iii) curative allocations of gross income and deductions to preserve the uniformity of shares issued or sold from time to time, (iv) recapture income resulting from the sale or disposition of Principal Subsidiary Partnership assets ("Recapture Income"), (v) income and gain in a manner consistent with the allocation of book income and gain pursuant to a qualified income offset, and (vi) income and gain attributable to nonrecourse debt in a manner consistent with the allocation of book income and gain under a minimum gain provision.

          With respect to property contributed by a shareholder to the Principal Partnerships, the Principal Partnership Agreements provide that, for Federal income tax purposes, partnership income, gain, loss and deductions shall first be allocated among the partners in a manner consistent with Code Section 704(c). In addition, the Principal Partnership Agreements provide that partnership income, gain, loss and deductions attributable to Adjusted Property shall be allocated for Federal income tax purposes in accordance with Section 704(c) principles.

Pursuant to Section 704(c), items of partnership income, gain, loss and deduction with respect to Contributed Property are to be shared among the partners pursuant to regulations so as to take account of the differences between the Principal Subsidiary Partnership's basis for the property and the fair market value of the property at the time of the contribution (i.e., a Book-Tax Disparity).

          The IRS has issued final regulations under Section 704(c) which provide that these allocations of partnership income, gain, loss and deduction to account for the Book-Tax Disparity can be made by any reasonable method. The final regulations set forth three non-exclusive allocation methods which are generally considered to be reasonable. The Principal Subsidiary Partnership makes every effort to comply with these regulations.

          As discussed below, the Code Section 754 election permits an adjustment in the basis in the assets of the Principal Subsidiary Partnership and subsidiary partnerships pursuant to Code Section 743(b) to reflect the price at which Partnership Shares are purchased from a shareholder as if such purchaser had acquired a direct interest in such assets. See "Section 754 Election." Such Section 743(b) adjustment is attributed solely to such purchaser of shares and is not added to the bases of the assets of the Principal Subsidiary Partnership and subsidiary partnerships associated with all of the shareholders ("common bases"). With respect to Section 743(b) adjustments, proposed regulations relating to ACRS depreciation appear to require the acquiring partner to use a depreciation method and useful life for the increase in basis which is different from the method and useful life generally used to depreciate the Public Partnership's common bases in the assets of the Principal Subsidiary Partnerships and subsidiary partnerships.

          The Managing General Partner has the authority under the Principal Partnership Agreements to specially allocate items of income and deductions in a manner that will preserve the uniformity among all shares, so long as such allocations are consistent with and supportable under the principles of Code
Section 704. The Managing General Partner may use a "depreciation convention method" or any other convention to preserve the uniformity of shares. If no allowable or workable convention is available to preserve the uniformity of Partnership Shares or the Managing General Partner in its discretion so elects, the Partnership Shares may be separately identified as distinct classes to reflect differences in tax consequences. The Managing General Partner has adopted conventions and allocations to achieve uniformity among all Partnership Shares.

          The Principal Partnership Agreements also require that gain from the sale of Principal Subsidiary Partnership properties, to the extent characterized as Recapture Income, be allocated (to the extent such allocation does not alter the allocation of gain otherwise provided for in the Principal Partnership Agreements) among the partners (or their successors) in the same manner in which such partners were allocated the deductions giving rise to such Recapture Income.

          The Section 704(b) regulations and Sections 1.1245-1(e) and 1.1250-1(f) of the regulations tend to support a special allocation of Recapture Income. However, such regulations do not specifically address a special allocation based on the allocation of the deductions giving rise to such Recapture Income as stated in the Principal Partnership Agreements. Therefore, it is not clear that the allocation of Recapture Income will be given effect for Federal income tax purposes. If it is not, such Recapture Income will be allocated to all shareholders and the general partners.

          Transferor/Transferee Allocations. The Principal Partnerships will allocate their taxable income and losses among the shareholders of record in proportion to the number of Partnership Shares owned by them based on the number of months during the year for which each shareholder was record owner of the shares. The Principal Partnerships' taxable income and loss allocable to each month will be determined by allocating such income or loss pro rata to each month in the year. With respect to any Partnership Share that is transferred during any calendar month, the Principal Partnerships will treat a shareholder who becomes the record owner of such share on or before the close of business on the fifteenth day of the month as having been the owner of such share for the entire month if he or she holds such share for the remainder of such month. Conversely, a shareholder who becomes the record owner of a Partnership Share during such month but after the fifteenth day of a calendar month will be allocated the taxable income and losses attributable to the second half of such month if he or she holds such share for the remainder of such month.


Depreciation; Amortization; Recapture

          General. The Principal Partnerships claim depreciation, cost recovery and amortization deductions with respect to the purchase price (or other tax basis) of the various properties of the Principal Partnerships and subsidiary partnerships and related improvements to the extent permitted by the applicable Code provisions. Land is not subject to depreciation, cost recovery or amortization deductions.

          Until the enactment of Code section 197 in 1993, the general rule was that if an intangible asset has a determinable useful life, then the cost of the asset may be amortized over that useful life using a straight-line method. If, however, the useful life of an intangible asset is not determinable, then the cost of the intangible asset may not be amortized or deducted.

          In 1993, Congress enacted Code Section 197. This section allows for the amortization of certain intangibles over a 15-year period. This 15-year amortization period must be used even if the intangible asset has a useful life of less than 15 years. The types of intangible assets covered by Code Section 197 include goodwill, going concern value, work force in place, licenses, permits, covenants not to compete, franchises, trademarks, trade names, customer -based intangible assets (e.g., favorable sale contracts) and supplier-based intangible assets (e.g., favorable supply contracts). Interests in partnerships are specifically excluded from Code Section 197, among other types of intangible assets. Code Section 197 applies to intangible assets acquired after August 10, 1993 unless an election is made to apply Code Section 197 retroactively starting after July 25, 1991.

          The Principal Partnerships elected to have the provisions of Code
Section 197 apply retroactively to an increase in basis for property acquired by the Principal Partnerships after that date. This election can be expected to increase the amount of intangible amortization of the Principal Partnerships.

          Various components of the Principal Partnerships' properties fall into each of the categories discussed in the preceding paragraphs. A portion of the cost of certain Principal Partnership properties is allocable to (i) nondepreciable, nonamortizable land, (ii) tangible property, some of which is real property (i.e., buildings and structural components) or tangible personal property that may qualify for depreciation deductions, and (iii) intangible property that may or may not qualify for amortization.

          For shareholders who purchased shares in the Public Partnership after August 18, 1993, the amortization on the intangible assets acquired by the Principal Partnerships before July 26, 1991 allowed by Section 197 will apply only to the increase in basis resulting from the Code Section 754 election. In other words, no amortization under Code Section 197 will be allowed on the Principal Partnerships' original basis in intangible assets, unless those assets were acquired by the Principal Partnerships after July 25, 1991.

          Deductions for depreciation, cost recovery and amortization claimed by the Principal Partnerships with respect to assets of the Principal Partnerships and subsidiary partnerships reduce the partnerships' adjusted basis for the properties, thereby increasing the potential gain (or decreasing the potential loss) to the Principal Partnerships upon the ultimate disposition of the properties. These deductions also have the effect of reducing the shareholders' adjusted basis for their Partnership Shares (by reducing taxable income or increasing tax losses), thereby affecting the potential gain or loss to be realized upon a subsequent sale of the shares. See "Sale or Other Disposition of Shares."

Sale or Other Disposition of Shares

          General. In the event of a sale or disposition of Partnership Shares, a shareholder will recognize gain or loss, as the case may be, on the disposition in an amount equal to the difference between the amount realized by the shareholder on the disposition and his adjusted tax basis for his Partnership Shares. See "Tax Consequences of Partnership Share Ownership" --"Tax Basis of Partnership Shares." For these purposes, a shareholder's share (as determined for purposes of Code Section 752) of any Principal Partnership indebtedness attributable to the transferred Partnership Shares will be included in the amount realized on the disposition.

          Generally, under current law, gain recognized by a shareholder on the sale or exchange of shares that have been held for more than twelve months will be taxable as long-term capital gain, taxable at a maximum rate of 28% in the case of taxpayers other than corporations. However, that portion of the gain attributable to "substantially appreciated inventory items" and "unrealized receivables" of the Principal Partnerships, as those terms are defined in the Code, will be treated as ordinary income. Ordinary income attributable to unrealized receivables and inventory items may exceed the net taxable gain realized upon the sale and may be recognized even if there is a net tax loss realized upon the sale. "Unrealized receivables" include, among other things, the shareholder's proportionate share of the amounts that would be recaptured as ordinary income if the Principal Partnerships were to have sold their assets at fair market value at the time the shareholder transferred his shares. See "Depreciation; Amortization; Recapture". Any loss recognized upon the sale of shares generally will be treated as a capital loss.

          A shareholder will not ordinarily recognize any gain or loss upon making a gift of Partnership Shares. However, a shareholder making a gift of Partnership Shares more likely than not will include as an amount realized the share (as determined for purposes of Code Section 752) of any of the Partnerships' indebtedness allocable to the transferred Partnership Shares. See "Tax Consequences of Partnership Share Ownership" -- "Tax Basis of Partnership Shares." Such shareholder would therefore recognize gain (but not loss) on making a gift of Partnership Shares if the shareholder's basis had declined so that it were less than such amount deemed realized. In the case of a deductible gift to a charitable organization the donor's basis is apportioned between the value deemed contributed and the deemed sale price. Any gain recognized more likely than not would be subject to the same rules (described above) which apply to gain recognized on a sale of a Partnership Share, so that some portion could be treated as ordinary income.

          The IRS has ruled that a partner must maintain an aggregate adjusted tax basis in his entire partnership interest (consisting of all interests in a given partnership acquired in separate transactions). Upon the sale of a portion of such aggregate interest, such partner would be required to allocate his aggregate tax basis between the portion of the interest sold and the portion of the interest retained according to some equitable apportionment method. (The IRS ruling requires that the apportionment be based on the relative fair market values of such interests on the date of sale.) This requirement, if applicable to the Public Partnership, effectively would preclude a shareholder owning shares that were purchased at different prices on different dates from controlling the timing of the recognition of the inherent gain or loss in his shares by selecting the specific shares that he will sell. However, the application of this ruling in the context of a publicly traded limited partnership such as the Public Partnership is not clear. The ruling does not address whether this aggregation requirement, if applicable, results in the tacking of the holding period of older shares onto the holding period of more recently acquired shares.

          Transferor/Transferee Allocations. The manner in which the Principal Partnerships intend to allocate their taxable income and losses between transferors and transferees of shares is described above under "Federal Income Tax Allocations" -- "Transferor/Transferee Allocations." Shareholders contemplating a transfer of shares should note that cash distributions to which they are entitled may not correspond to the Principal Partnerships' taxable income and loss which shall be allocated between the transferor and transferee of such shares.

          Information Return Filing Requirements. The Public Partnership is required to notify the IRS of any sale or exchange (of which the Public Partnership has notice) of a share and to report to the IRS the name, address, and taxpayer identification number of the transferee and the transferor who were parties to such transaction and of the Public Partnership, the date of the transaction and any additional information required by the applicable information return or its instructions. The Public Partnership also must provide this information to the transferor and the transferee. If the Public Partnership fails to furnish the required information to the IRS, the Public Partnership may be subject to a penalty of up to $50 per failure, up to an annual maximum penalty of $250,000, unless the failure is due to an intentional disregard of the requirement, in which case a penalty of $100 per failure or if greater, 5% of the amount required to be reported, would apply, without limit. Penalties could also be asserted against the Public Partnership if it fails to furnish the required information to the transferor and the transferee.

          Any person who directly or indirectly holds an interest in the Public Partnership as a nominee on behalf of another person during a Public Partnership taxable year must furnish the Public Partnership with a written statement for such taxable year identifying the name, address and taxpayer identification number of the nominee and such other person and providing information regarding acquisitions and transfers of Partnership Shares (including information regarding acquisition cost and net sale proceeds) made by the nominee on behalf of such other person during such taxable year.

Section 754 Election

          Effect of the Election. The Principal Partnerships have made and expect to continue to make the election permitted by Section 754 of the Code which allows adjustments to the basis of partnership property under Section 743 of the Code upon certain transfers of a partnership interest. Such election, once made, is irrevocable absent the consent of the IRS. The general effect of such an election upon a transfer of shares is to permit the purchaser of such shares to adjust the basis of the Principal Partnerships' properties for purposes of his tax return to reflect the price at which his shares are purchased, as if such purchaser had acquired a direct interest in the Principal Partnerships' assets.

          Effect of the Interplay Between the Section 754 Election, Section 197 and the SGP Trust. As discussed on page 44, the existence of the SGP Trust means that the taxable income of ServiceMaster Limited Partnership as allocated to each of its shareholders will not be greater than the cash distributions made to that shareholder. For many shareholders, however, taxable income will be less than their cash distributions due to the effect of the Section 754 election. The principal effect of the Section 754 election is to cause the calculation of a partner's share of taxable income to reflect amortization and depreciation deductions which are determined by using a higher basis (reflecting the partner's purchase price) in the underlying assets than the partnership's own internal, historical basis for those assets. In this connection, the provision in the Revenue Reconciliation Act of 1993 which permits the amortization of intangible assets over a 15-year period has important consequences to those persons who purchased ServiceMaster shares on August 10, 1993 or thereafter. If their purchase price for such shares is at least $22 per share ($33 per share before the June 7, 1993 3-for-2 share split), their proportionate interest in the assets of ServiceMaster, including goodwill and other intangible assets on which amortization is now being taken over a 15-year period, will cause the calculation of their share of ServiceMaster's taxable income to include deductions which are expected to leave such persons with an allocation of no taxable income on such ServiceMaster shares or with negative taxable income on those shares. (If a limited partner is allocated negative taxable income on his or her ServiceMaster shares, it can be used to offset a like amount of positive taxable income on other ServiceMaster shares or gain upon the sale of ServiceMaster shares; however, it can not be used to offset taxable income from other sources). Under these circumstances, cash distributions on such shares will decrease the tax basis of those shares by the amount of cash distributed and without an offsetting increase in basis attributable to the allocation of taxable income to those shares. Accordingly, the amount of gain realized upon a taxable disposition of the shares will be greater than would be the case if the
Section 754 election had not been made.

          Tax exempt organizations such as pension plans, profit sharing plans, IRAs, Keoghs, private foundations and other charitable organizations will benefit from the interplay among the Section 754 election, the SGP Trust and the amortization of intangibles in another way. Such entities are subject to the unrelated business income tax on their share of the taxable income of a publicly traded partnership (such as ServiceMaster). However, since their ServiceMaster taxable income is expected to be zero or less (for the reasons discussed above), such entities should not be subject to any unrelated business income tax liability or tax return filing requirement.

          Other Section 754-Related Matters. If a shareholder's adjusted basis in his or her Partnership Shares is less than his or her proportionate share of adjusted basis of the Principal Partnerships' property at the time of acquisition of such Partnership Shares, such shareholder's share of adjusted basis of the Principal Partnerships' property must be reduced to equal his or her basis in the Partnership Shares, resulting in adverse consequences to such shareholder.

          A proper allocation of the adjustment among the various assets deemed purchased for purposes of Section 743(b) requires a determination of the relative value of the Principal Partnerships' assets at such time. The IRS may challenge any such allocations.

          Should the IRS require a different basis adjustment to be made, and should, in the Corporate General Partner's opinion, the expense of compliance exceed the benefit of the election, the Corporate General Partner may seek permission from the IRS to revoke the Section 754 elections for the Principal Partnerships. If such permission is granted, a purchaser of Partnership Shares probably will incur increased tax liability.

Termination of the Principal Partnerships for Tax Purposes

          Code Section 708 provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, the partnership will be considered to have terminated for tax purposes. Because of the structure of the Principal Partnerships, it is likely that a Code Section 708 termination of the Public Partnership would result in a Code Section 708 termination of the Principal Subsidiary Partnership as well. In view of the fact that Partnership Shares will be publicly traded, it is possible that shares representing 50% or more of the Public Partnership's capital and profits interests might be sold or exchanged within a single 12-month period. However, a share that changes hands several times during a 12-month period would only be counted once for purposes of determining whether a termination has occurred. If the Principal Partnerships should terminate for tax purposes, they would be deemed to have distributed their assets to their partners, who would then be deemed to have contributed the assets to new partnerships. The Principal Partnerships would have a new basis in their non-cash assets equal to the aggregate basis of the shareholders in their Partnership Shares prior to the termination plus any gain recognized by the shareholders in the termination, less any cash deemed distributed to the shareholders in connection with the termination. Accordingly, if the basis of the shareholders in their Partnership Shares is more or less than the Principal Partnerships' aggregate basis in their assets immediately prior to the termination, the Principal Partnerships' basis in their non-cash assets following the termination might have to be reallocated among those assets to reflect the relative fair market values of those assets at the time of termination. Such a reallocation may be favorable or unfavorable, depending on the circumstances.

         Generally, a shareholder would not recognize any taxable gain or loss as a result of the deemed pro rata distribution of Principal Partnership assets incident to a termination of the Principal Partnerships. A shareholder, however, would recognize gain to the extent, if any, that the shareholder's pro rata share of the Principal Partnerships' cash (and the reduction, if any in the shareholder's share of the Principal Partnerships' indebtedness as determined for purposes of Code Section 752) at the date of termination exceeded the adjusted tax basis of his Partnership Shares. Also, the Principal Partnerships' taxable years would terminate. If the shareholder's taxable year were other than the calendar year, the inclusion of more than one year of the Principal Partnerships' income in a single taxable year of the shareholder could result. Also, new tax elections would be required to be made by the reconstituted partnerships. Finally, a termination of the Principal Partnerships may cause the Principal Partnerships or their assets to become subject to unfavorable statutory or regulatory changes enacted prior to the termination but previously not applicable to the Principal Partnerships or their assets because of protective "transitional" rules. However, a constructive termination under Code
Section 708 should not cause the Partnership to lose the benefits of the up-to-10-year grace period during which the application of new Code Section 7704 is postponed. See "Tax Status of the Principal Partnerships" and "Publicly Traded Partnerships Treated as Corporations."

          In order to preserve maximum liquidity for the Partnership Shares, the Public Partnership has not adopted procedures designed to prevent a deemed termination of the Principal Partnerships from occurring.

          An actual dissolution of the Principal Partnerships will result in the distribution to the shareholders of record of any assets remaining after payment of, or provision for, the Principal Partnerships' debts and liabilities. To the extent that a shareholder is deemed to receive money (including any reduction in his share of Principal Partnership liabilities as determined for purposes of Code Section 752) in excess of the basis of his Partnership Shares, such excess generally will be taxed as a capital gain, except to the extent of any unrealized receivables or substantially appreciated inventory items, as described above. See "Sale or Other Disposition of Shares." A shareholder will recognize a loss upon dissolution only if the liquidating distribution consists solely of cash, or of cash and unrealized receivables and appreciated inventory items, and then only to the extent that the adjusted basis of his Partnership Shares exceeds the amount of money received and his basis in such unrealized receivables and inventory items.

Minimum Tax on Tax Preference Items

          The Code provides for an alternative minimum tax on the excess of alternative minimum taxable income over an exemption amount. Although these rules are applicable to the shareholders of the Public Partnership, in fact the Public Partnership has had no preference items since inception and does not anticipate generating any preference items in the future.

Investment Interest

          Each individual shareholder's distributive share of the Public Partnership's portfolio income (i.e., income from interest, dividends, annuities and royalties not derived in the ordinary course of a trade or business) will be treated as investment income under Code Section 163(d) and may be offset by the shareholder's investment interest expense. Code section 163(d) has been amended to exclude capital gains on the disposition of investment property from the computation of investment income unless a shareholder elects to include such gains in his or her taxable income at ordinary rates. A portion of the interest incurred by a shareholder to finance the acquisition of Partnership Shares will generally be treated as investment interest expense if the Principal Partnerships hold investment property.

          The IRS has announced that forthcoming Regulations will also treat an individual shareholder's net passive income from a publicly traded partnership (such as the Public Partnership) as investment income under Code Section 163(d). Accordingly, the amount of an individual shareholder's net passive income if any from the Public Partnership will be treated as investment income for purposes of Code Section 163(d). For this purpose, the computation of the amount of a shareholder's net passive income from the Public Partnership will take into account any passive activity deductions attributable to expenses of the shareholder that are incurred outside the Public Partnership and are properly allocable to the interest in passive activities that the shareholder holds through Partnership Shares. Thus, the amount of a shareholder's net passive income, if any, from the Public Partnership generally will be reduced on account of a portion of any interest incurred by the shareholder to finance the acquisition of Partnership Shares.

          Noncorporate shareholders are urged to consult their tax advisors with regard to the specific effect that limitations on the deduction of investment interest would have on their investment in the Public Partnership.

Tax-Exempt Entities, Individual Retirement Accounts and Regulated Investment Companies

          Unrelated Business Taxable Income. Tax-exempt entities (including IRAs and trusts that hold assets of employee benefit or retirement plans) are subject to tax on certain income derived from a business regularly carried on by the entity that is unrelated to its exempt activities (i.e., "unrelated business taxable income" ("UBTI")). It is anticipated that nearly all of any tax-exempt entity's share (whether or not distributed) of the Principal Partnerships' gross income will be treated as gross income from an unrelated business, and the tax-exempt entity's share of nearly all of the Principal Partnerships' deductions will be allowed in computing the tax-exempt entity's UBTI.

          Tax-exempt shareholders other than those who benefit from the interplay between the Section 754 Election, Section 197 and the SGP Trust as described on page 51 would be subject to tax on any UBTI to the extent that the sum of such UBTI (i.e., gross income net of deductions), if any, from their Partnership Shares and from other sources were to exceed $1,000 in any particular year. Moreover, even if their UBTI does not exceed $1,000 so that tax-exempt shareholders do not incur a Federal income tax liability, they nevertheless will be required to file income tax returns if their gross income included in computing such UBTI is $1,000 or more for any tax year.

          Investment Company Income. For purposes of determining whether a shareholder is a regulated investment company (within the meaning of Code
Section 851), the shareholder's income derived from the Principal Partnerships will be treated as income from dividends, interest and gains from the sale or other disposition of securities only to the extent the shareholder's income is attributable to such dividends, interest and gains realized by the Principal Partnerships.

Administrative Matters

          Information to Shareholders and Assignees. In addition to the required Schedule K1 to be furnished by the Public Partnership to holders of Partnership Shares during a particular taxable year, the Public Partnership intends to furnish detailed instructions and explanations advising recipients of the Schedule K1 as to how to fill out their own income tax returns. The information will be provided within 90 days after the end of the Public Partnership's taxable year.

          Partnership Tax Returns and Possible Audit. Although a partnership is not required to pay any Federal income tax, tax audits are conducted, and the tax treatment of partnership income, loss, deduction and credit is determined, at the partnership level in a unified proceeding.

          In audits of partnerships, the IRS ordinarily will provide notice of the commencement of administrative proceedings and final adjustment only to each partner with an interest in profits of 1% or more. The Corporate General Partner is designated the "tax matters partner" ("TMP") to receive notice on behalf of and to provide notice to those shareholders with interests of less than 1% in the Public Partnership ("non-notice shareholders"). The TMP may extend the statutory period of limitations for assessment of adjustments attributable to "partnership items" for all shareholders and may enter into a binding settlement on behalf of non-notice shareholders, except for any group of such shareholders with an aggregate interest of 5% or more in Public Partnership profits that elects to form a separate notice group or shareholders who otherwise properly notify the IRS that the TMP is not authorized to act on their behalf. If the IRS and the TMP fail to settle an audit proceeding, then the TMP may choose to litigate the matter. In that event, the TMP would select the court in which such litigation would occur (including, perhaps, a court where prepayment of the tax may be required). All shareholders would have the right to participate in such litigation and, regardless of participation, would be bound by the outcome of the litigation. Because shareholders will be affected by the outcome of any administrative or court proceedings with respect to both the Public Partnership and the Principal Subsidiary Partnership, the Corporate General Partner intends to provide shareholders with appropriate notices of Federal income tax proceedings with respect to both Principal Partnerships.

          Shareholders will be required to treat Public Partnership items on their individual returns in a manner consistent with the treatment of those items on the Public Partnership's return, unless the shareholders file with the IRS a statement identifying the inconsistency. Examination of the Principal Partnerships' tax returns could result in an adjustment to the tax liability of a shareholder without any examination of the shareholder's tax return. In addition, any such audit could result in an audit of a shareholder's entire tax return and in adjustments to non-partnership related items on that return.

          Tax Shelter Registration. The Code requires a tax shelter organizer to register a "tax shelter" with the IRS by the first date on which interests in the tax shelter are offered for sale. Such registration does not indicate approval by the IRS and could result in an audit. The registration provisions require the tax shelter organizer to maintain a list containing information on each investor, would require the shareholders to report the Public Partnership's tax registration number on their separate Federal income tax returns, and would require the Public Partnership to maintain a list of each person to whom it transfers an interest in a "tax shelter." Penalties may be imposed if registration is required and not made. A "tax shelter" for purposes of the registration requirement is one in which a person could reasonably infer, from the representations made in connection with any offer for sale of any interest in the investment, that the "tax shelter ratio" for any investor may be greater than two to one as of the close of any of the first five years ending after the date on which the investment is offered for sale. The term "tax shelter ratio" is the ratio that the aggregate amount of gross deductions plus 350% of the credits that are potentially allowable to an investor bears to the partner's investment base for the year.

          The Public Partnership has not been registered as a "tax shelter" because it expects that no shareholder's tax shelter ratio will exceed two to one.

          Accuracy-Related Penalties. The Code provides for a penalty to be assessed in the event of a tax underpayment attributable to a substantial overstatement of the value or adjusted basis of property claimed on a tax return. This penalty will apply if (i) the claimed value or adjusted basis of the property equals or exceeds 200% of the correct value or adjusted basis, and
(ii) the amount of the tax underpayment for the taxable year attributable to substantial valuation overstatements exceeds $5,000 ($10,000 in the case of a corporation other than an S corporation or a personal holding company). The amount of the penalty generally is 20% of the tax underpayment attributable to substantial valuation overstatements where the claimed value or adjusted basis is less than 400% of the correct value of adjusted basis, and 40% of the tax underpayment attributable to substantial valuation overstatements where the claimed value or adjusted basis equals or exceeds 400% of the correct value or adjusted basis. The penalty will likely be potentially applicable to partners in cases where the partnership has made a substantial valuation overstatement. The penalty generally will not apply with respect to any portion of a tax underpayment attributable to a substantial valuation overstatement (with respect to property other than charitable deduction property) if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

          The Code provides for a penalty in the amount of 20% of any underpayment of tax attributable to a "substantial understatement of income tax." A "substantial understatement of income tax" is the amount of the understatement of tax on a taxpayer's return for a particular taxable year that exceeds the greater of $5,000 ($10,000 if the taxpayer is a corporation other than an S corporation or a personal holding company) or 10% of the tax required to be shown on the return for the year. As a general rule, the penalty will not be imposed with respect to underpayments attributable to items for which (i) there is or was substantial authority for the tax treatment afforded such items by the taxpayer, or (ii) the relevant facts affecting the treatment of such items are adequately disclosed in the taxpayer's return or in a statement attached to the return and there was a reasonable basis for the position. The penalty will not apply with respect to any portion of a tax underpayment attributable to a substantial understatement of income tax if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion. There can be no assurance that a shareholder will not have a substantial understatement of income tax as a result of the treatment of items of income, gain, loss, deduction and credit resulting from his investment in the Public Partnership or that the IRS will not contend that there is not substantial authority for the treatment on the shareholder's return of certain items of income, gain, loss, deduction and credit. If the IRS should challenge the treatment by the Principal Partnerships for tax purposes of the various items of income, gain, loss, deduction and credit, and if a shareholder should fail to meet the substantial authority and adequate disclosure tests, a shareholder could incur a penalty for a substantial underpayment of taxes resulting from his investment in the Public Partnership.

          Interest on Deficiencies. The Code provides that interest accrues on all tax deficiencies at a rate based on the Federal short-term rate plus 3 percentage points (5 percentage points in certain cases involving underpayment by a C corporation of tax amounting to more than $100,000) and compounded daily. This interest applies to penalties as well as tax deficiencies.

          Backup Withholding. Distributions to shareholders whose Partnership Shares are held on their behalf by a broker may constitute reportable payments subject to backup withholding. Backup withholding, however, would apply only if the shareholder (i) failed to furnish his Social Security number or other taxpayer identification number to the person subject to the backup withholding requirement (e.g., the broker) or (ii) furnished an incorrect Social Security number or taxpayer identification number. If backup withholding were applicable to a shareholder, the person subject to the backup withholding requirement would be required to withhold 31% of each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder. Amounts withheld under the backup withholding provisions are allowable as a refundable credit against a taxpayer's Federal income tax.

Tax Considerations for Foreign Investors

          General. A nonresident alien or foreign corporation, trust or estate ("foreign person") which is a partner in a partnership which is engaged in a business in the United States will be considered to be engaged in such business, even though the foreign person is only a limited partner. The activities of the Principal Partnerships will constitute a United States business for this purpose, and such activities likely will be deemed to be conducted through a permanent establishment within the meaning of the Code and applicable tax treaties. Therefore, a foreign person who becomes a shareholder in the Public Partnership will be required to file a United States tax return on which he must report his distributive share of the Principal Partnerships' items of income, gain, loss, deduction and credit, and to pay United States taxes at regular United States rates on his share of any of the Principal Partnerships' net income, whether ordinary income or capital gains.

          Code Section 1446 generally requires partnerships which have taxable income effectively connected with a trade or business in the United States to withhold tax with respect to the portion of such income allocable to foreign partners. This withholding tax generally is imposed at the rate of 39.6% with respect to effectively connected income (as computed for purposes of Section
1446) allocable to foreign individuals, and 35% with respect to effectively connected income (as computed for purposes of Section 1446) allocable to foreign corporations and withholding may be required under Section 1446 even if no actual distribution has been made to partners. However, pursuant to an IRS Revenue Procedure, in the case of a publicly traded partnership (such as the Public Partnership) the Code Section 1446 withholding tax will be imposed in an alternative manner unless the publicly traded partnership elects not to have such alternative treatment apply. Under this alternative approach, the Code
Section 1446 withholding tax is imposed on distributions made to individual or corporate foreign partners. The Treasury is authorized to issue such regulations applying Section 1446 to publicly traded partnerships as may be necessary to carry out the purposes of Section 1446, but such regulations have not yet been issued. Although foreign shareholders would be entitled to a United States tax credit for amounts withheld by Principal Partnerships under
Section 1446, either Section 1446 or the regulations (not yet issued) applying
Section 1446 to publicly traded partnerships could under some circumstances adversely affect the Principal Partnerships and the foreign shareholders.

          Branch Profits Tax. Code Section 884 imposes a branch profits tax at the rate of 30 percent (or lower to the extent provided by any applicable income tax treaty) on the earnings and profits (after certain adjustments) of a U.S. branch of a foreign corporation, if such earnings and profits are attributable to income effectively connected with a U.S. trade or business. The legislative history of Code Section 884 indicates that the branch prose tax is intended to apply to foreign corporations that are partners in partnerships which have a U.S. trade or business. Thus, foreign corporations which own shares in the Public Part-nership may be subject to the branch profits tax on earnings and profits attributable to the Principal Partnerships' income as well as federal income tax on their share of Partnership income. The earnings and profits (which are subject to branch profits tax) attributable to Partnership Shares held by a foreign corporation will, of course, reflect a reduction for Federal income taxes paid by the foreign corporate shareholder on its share of Partnership income.

          FIRPTA. The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), as amended by subsequent legislation, provides that gain or loss on the disposition of a United States Real Property Interest ("USRPI") is taxable in the United States as if effectively connected with a U.S. business and imposes withholding requirements on such sales and on distributions of USRPIs by partnerships to foreign persons. USRPIs include (i) United States real estate and (ii) interest in certain entities (including publicly traded partnerships) holding United States real estate. The shares will not be USRPIs unless the value of the Principal Partnerships' United States real estate equals or exceeds 50% of the value of all its business assets. Furthermore, the FIRPTA rules generally do not apply to any foreign person which owns 5% or less of the publicly traded Partnership Shares. FIRPTA also imposes certain withholding obligations with respect to dispositions of USRPIs by a partnership that are includable in a foreign person's share of partnership income.

          Foreign Taxes. A foreign person may be subject to tax on his share of the Principal Partnerships' income and gain in his country of nationality or residence, or elsewhere. The method of taxation in such jurisdictions, if any, may differ considerably from the United States tax system described previously, and may be affected by the United States characterization of the Principal Partnerships and their income. Prospective investors who are foreign persons should consult their own tax advisors with respect to the potential tax effects of these and other items related to an investment in the Public Partnership.

State and Local Income Taxes

          In addition to the Federal income tax consequences described above, prospective investors should consider state and local tax consequences of an investment in the Public Partnership. A shareholder's share of the taxable income or loss of the Principal Partnerships generally will be required to be included in determining his reportable income for state or local tax purposes. If the Public Partnership is treated as a corporation under Code Section 7704, as described above under "Tax Status of the Partnerships" -- "Publicly Traded Partnerships Treated as Corporations," the Public Partnership may also be treated as a corporation for state tax purposes in those states which base state income taxes on Federal income tax laws.

          Management has been successful in filing a composite return on behalf of its individual shareholders in all states where the Principal Partnerships do business. The Public Partnership will provide information each year to the shareholders as to the share of income and taxes paid on their behalf in each state. For those entities not included in the composite state return (corpo-rations, partnerships and certain other entities), the Public Partnership will provide the applicable state information.

          Certain tax benefits which are available to shareholders for Federal income tax purposes may not be available to shareholders for state or local tax purposes and, in this regard, investors are urged to consult their own tax advisors. The Public Partnership intends to supply shareholders with information regarding their income, if any, derived from various jurisdictions in which the Principal Subsidiary Partnership operates.

                                  SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATE
                 GENERAL PARTNER, SERVICEMASTER AND MERGER SUB

  1. DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATE GENERAL PARTNER AND SERVICEMASTER. The following table sets forth, as of the date hereof, the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the last five years of each director and executive officer of the Corporate General Partner and ServiceMaster. Each person is a citizen of the United States of America, and, unless otherwise indicated below, the business address of each such person is c/o The ServiceMaster Company, One ServiceMaster Way, Downers Grove, Illinois 60515-9969.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
-------------------------  ----------------------------------------------------------------
C. William Pollard......   Director since December 1977. Since May 1990, he has been the
                           Chairman of the Board of Directors and Chairman of the Executive
                           Committee. He is a member of the Consumer Services and
                           International and New Business Development Committee, the
                           Management Services and Diversified Health Services Committee,
                           the Finance Committee and the Nominating Committee. From May
                           1983 to December 31, 1993, Mr. Pollard served as the Chief
                           Executive Officer of ServiceMaster. He served as President of
                           ServiceMaster from 1981 to May 1990. Mr. Pollard is a director of Herman Miller, Inc., Zeeland, Michigan, an office furniture manufacturer, and a director of Provident Companies, Inc.,
                           Chattanooga, Tennessee.
Carlos H. Cantu.........   Director since 1988. He is a member of the Executive Committee, the Consumer Services and International and New Business
                           Development Committee, the Management Services and Diversified
                           Health Services Committee, the Finance Committee and the
                           Nominating Committee. On January 1, 1994, Mr. Cantu became the
                           President and Chief Executive Officer of ServiceMaster. He
                           served as the President and Chief Executive Officer of
                           ServiceMaster Consumer Services from May 1991 to August 1994, as
                           Executive Vice President and Chief Operating Officer, Consumer
                           Services, from October 1988 to May 1990 and as President and
                           Chief Operating Officer of ServiceMaster Consumer Services from
                           June 1, 1990 to May 1991. He served as President and Chief
                           Executive Officer of The Terminix International Company Limited
                           Partnership from December 18, 1986 to December 31, 1992. He has been a director of Midland Financial Group, Inc., an insurance company in Memphis, Tennessee, since September 1992 and of
                           Haggar Corporation, a clothing manufacturing company in Dallas,
                           Texas, since February 9, 1995.
Charles W. Stair........   Director since December 1986. He previously served as a director from 1976 to 1983. On December 10, 1994 he was elected Vice
                           Chairman of the Board of Directors. He is a member of the
                           Management Services and Diversified Health Services Committee.
                           Mr. Stair is a member of the Profit Sharing, Savings and
                           Retirement Plan Administrative Committee. He served as the
                           President and Chief Executive Officer of ServiceMaster
                           Management Services from May 1991 to December 31, 1994, as
                           President and Chief Operating Officer, Management Services, from
                           June 1990 to April 1991, and as Executive Vice President and
                           Chief Operating Officer, Management Services, from October 1,
                           1988 to May 1990.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
-------------------------  ----------------------------------------------------------------
Paul W. Berezny.........   Director since October 7, 1995. He is a member of the Management
                           Services and Diversified Health Services Committee. He is
                           President of Berezny Investments, Inc., a real estate
                           development and management company.
Sidney E. Harris........   Director since December 10, 1994. He is a member of the
                           Management Services and Diversified Health Services Committee.
                           He has been the Dean of the Peter F. Drucker Graduate Management
                           Center at the Claremont Graduate School, Claremont, California
                           since 1991. He is a cofounder of the Institute for the Study of
                           U.S./Japan Relations in the World Economy. Dr. Harris is a
                           director of Transamerica Investors, Inc., Los Angeles,
                           California, a mutual funds investment company.
Herbert P. Hess.........   Director since 1981. He is a member of the Executive Committee, the Consumer Services and International and New Business
                           Development Committee, the Finance Committee, the Nominating
                           Committee, the Compensation Committee and the Share Option
                           Committee. Mr. Hess is a Managing Director of Berents & Hess
                           Capital Management, Inc., an investment management firm. He is the past President and Chief Executive Officer of State Street
                           Research & Management Company, an investment management firm.
                           Mr. Hess was Chairman of MetLife-State Street Investment
                           Services, Inc. from 1988 to April 1, 1990.
Kay A. Orr..............   Director since January 1, 1994. She is a member of the Consumer
                           Services and International and New Business Development
                           Committee. Mrs. Orr was Governor of Nebraska from 1987 to 1991 and served as the State Treasurer of Nebraska from 1981 to 1986.
                           From 1979 to 1981, she served as Chief of Staff to the Governor of Nebraska. Mrs. Orr is a director of The Williams Companies,
                           Inc., Tulsa, Oklahoma, a pipeline company.
Phillip B. Rooney.......   Director since January 1, 1994. He is a member of the Executive
                           Committee, the Consumer Services and International and New
                           Business Development Committee and the Compensation Committee.
                           Mr. Rooney is a director and the President and Chief Operating
                           Officer of WMX Technologies, Inc., Oak Brook, Illinois, the
                           Chairman of the Board and Chief Executive Officer of
                           Wheelabrator Technologies Inc., Hampton, New Hampshire, and a
                           director of Waste Management International, plc, London,
                           England. He is also a director of Illinois Tool Works, Inc.,
                           Caremark International. Inc. and Urban Shopping Centers, Inc.
Lord Brian Griffiths of
 Fforestfach............   Director since August 1992. He is a member of the Executive
                           Committee, the Nominating Committee and the Compensation
                           Committee. Since 1991, he has been an international advisor to
                           Goldman, Sachs & Co. concerned with strategic issues related to their United Kingdom and European operations and business
                           development activities worldwide. During the period 1985 to
                           1990, he served at No. 10 Downing Street as Head of the Prime
                           Minister's Policy Unit. He was made a life peer at the
                           conclusion of his service to the Prime Minister. Lord Griffiths is a director of THORN EMI plc, a music recording company, Times
                           Newspapers Holding Ltd., London, England, a newspaper company,
                           Herman Miller, Inc., Zeeland, Michigan, an office furniture manufacturer, and Telewest, London, England, a television
                           company.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
-------------------------  ----------------------------------------------------------------
Michele M. Hunt.........   Director since October 7, 1995. She is a member of the
                           Management Services and Diversified Health Services Committee.
                           Since July 1995, Ms. Hunt has been a private business
                           consultant. She was appointed by President Clinton as Director of the Federal Quality Institute and served in such role from
                           August 1993 to June 1995. From 1980 to July 1993, she served as
                           Corporate Vice President for People and Quality with Herman
                           Miller, Inc., an office furniture manufacturer.
Gunther H. Knoedler.....   Director since 1979. He is a member of the Executive Committee, the Management Services and Diversified Health Services
                           Committee, the Audit Committee (of which he is the Chairman), the Compensation Committee and the Share Option Committee. Mr.
                           Knoedler is a retired Executive Vice President and Director
                           Emeritus of Bell Federal Savings & Loan Association, Chicago,
                           Illinois.
Vincent C. Nelson.......   Director since 1978. Mr. Nelson is a member of the Executive
                           Committee, the Consumer Services and International and New
                           Business Development Committee, the Nominating Committee, the
                           Compensation Committee, the Audit Committee, the Employee Share
                           Purchase Plan Administrative Committee and the Share Option
                           Committee. Mr. Nelson is a business investor.
Dallen W. Peterson......   Director since October 7, 1995. Mr. Peterson served as the
                           Chairman of Merry Maids, Inc. until the acquisition of that company's assets by Merry Maids Limited Partnership in July
                           1988. He is presently the Chairman of Merry Maids Limited
                           Partnership. He is a member of the Consumer Services and
                           International and New Business Development Committee.
Henry O. Boswell........   Director since 1985. He is a member of the Executive Committee, the Consumer Services and International and New Business
                           Development Committee, the Finance Committee, the Nominating
                           Committee and the Compensation Committee. From 1983 until his retirement in October 1987, Mr. Boswell was President of Amoco
                           Production Company. During the same time period, he was Chairman of the Board of Amoco Canada and a director of Amoco
                           Corporation. Mr. Boswell is a director of Rowan Companies, Inc.,
                           Houston, Texas, an offshore oil drilling company, and Cabot Oil
                           & Gas Corp., Houston, Texas, an oil and gas production company.
James D. McLennan.......   Director since May 1986. He is a member of the Management
                           Services and Diversified Health Services Committee and the Audit
                           Committee. Mr. McLennan joined McLennan Company, a full service real estate company, in 1958. He was named partner in 1968 and became President in 1981. Mr. McLennan is also a director of The
                           Loewen Group Inc., a provider of funeral services, Burnaby,
                           B.C., Canada.
Burton E. Sorensen......   Director since May 1984. He is a member of the Executive
                           Committee, the Finance Committee and the Compensation Committee.
                           He is the Chairman and Chief Executive Officer of Lord
                           Securities Corporation. He served as President and Chief
                           Executive Officer of the corporation from December 1984 to
                           December 1992. Mr. Sorensen is also a director of Provident
                           Companies, Inc., Chattanooga, Tennessee.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
-------------------------  ----------------------------------------------------------------
David K. Wessner........   Director since March 1987. He is a member of the Executive
                           Committee, the Management Services and Diversified Health
                           Services Committee and the Compensation Committee. Mr. Wessner
                           is Executive Vice President, HealthSystem Minnesota. Previously,
                           he was Senior Vice President, Program and Process Improvement,
                           Geisinger Health System, from November 1992 to August 1994 and
                           Senior Vice President and Administrative Director from 1982 to
                           November 1992.
Ernest J. Mrozek........   Elected Senior Vice President and Chief Financial Officer
                           effective January 1995. He served as Vice President and Chief
                           Financial Officer from May 1994 to December 1994, as Vice
                           President, Treasurer and Chief Financial Officer from November
                           1, 1992 to April 30, 1994, as Vice President and Chief
                           Accounting Officer, from January 1, 1990 to October 31, 1992 and as Vice President, Accounting, from December 1987 to December
                           1989. He practiced public accounting as a manager with Arthur
                           Andersen LLP from 1981 to December 1987.
Robert D. Erickson......   Director from May 1987 to May 1993. He previously served as a director from May 1981 through May 1984. He is a non-director member of the Consumer Services and international and New
                           Business Development Committee. Mr. Erickson also is a member of the Profit Sharing, Savings and Retirement Plan Administrative
                           Committee, the Employee Share Purchase Plan Administrative
                           Committee, and the Employee Benefits Plan Committee. He is
                           President and Chief Operating Officer, International and New
                           Business Development. He served as Executive Vice President and
                           Chief Operating Officer of this division from November 1992 to
                           October 1993. He served as Executive Vice President and Chief
                           Operating Officer, People Services, from January 1990 to October
                           1992.
Brian D. Oxley..........   President and Chief Operating Officer of ServiceMaster
                           Management Services and ServiceMaster Healthcare Services. From
                           November 1992 to December 31, 1993, he served as the President and Chief Executive Officer of the International and New
                           Business Development Group. He served as Executive Vice
                           President, New Business Development from January 1991 to
                           November 11, 1992 and as President of International Services
                           from January 1, 1988 to November 11, 1992. He is a non-director member of the Management Services and Diversified Health
                           Services Committee.
Jerry D. Mooney.........   President and Chief Executive Officer of ServiceMaster
                           Diversified Health Services, Inc. until December 31, 1995, and now serves as President, Healthcare New Business Initiatives. He has held the positions with Diversified Health Services since the acquisition of the business by the Registrant in August
                           1993. He is a non-director member of the Management Services and
                           Diversified Health Services Committee of the Board of Directors.
                           He is also a director, chairman of the audit committee and member of the compensation committee of Concord EFS, Inc.,
                           Memphis, Tennessee, involved primarily in the electronic
                           processing of debit and credit card transactions. He also serves as a director of Thompco Medical, Inc., and on an Advisory Board for SouthTrust Corporation.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
-------------------------  ----------------------------------------------------------------
Robert F. Keith.........   President and Chief Operating Officer of ServiceMaster Consumer
                           Services, Inc. He served as Group President, ServiceMaster
                           Consumer Services, from November 1992 to July 1994. He had been
                           Vice President, Treasurer and Chief Financial Officer from
                           November 1989 to October 1992. He is a non-director member of the Consumer Services and International and New Business
                           Development Committee.
Vernon T. Squires.......   Senior Vice President and General Counsel effective January 1,
                           1988. He served as Vice President and General Counsel from April
                           1, 1987 until December 31, 1987. He served as an associate and partner with the law firm of Wilson & McIlvaine in Chicago, specializing in corporate and tax law, from 1960 to April 1,
                           1987. He is presently Of Counsel to that firm.
Eric R. Zarnikow........   Vice President and Treasurer effective May 1, 1994. He is a member of all ServiceMaster employee benefit plan committees.
                           From August 1991 to April 1994, he served as Vice President and
                           Treasurer of Gaylord Container Corporation. He was Treasurer of
                           Gaylord Container Corporation from June 1987 to July 1991.
Deborah A. O'Connor.....   Vice President and Controller effective January 1, 1993. From
                           July 1991 to December 1992, she was Manager of Financial
                           Projects. She previously had practiced public accounting with
                           Arthur Andersen LLP since 1984. She is a member of the Profit
                           Sharing, Savings and Retirement Plan Administrative Committee.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

      NAME              POSITION WITH MERGER SUB
      ----              ------------------------
      Carlos H. Cantu   President
      Ernest J. Mrozek  Director and Vice President
      Vernon T. Squires Director, Vice President and Secretary
      Eric R. Zarnikow  Director and Treasurer

  Facsimile copies of the Letter of Transmittal and Form of Election will be accepted. The Letter of Transmittal, Form of Election, certificates for Shares and any other required documents should be sent by each holder of Shares or his broker-dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

                                Exchange Agent:

                       HARRIS TRUST COMPANY OF NEW YORK

         By Mail:

                                 By Facsimile                 By Hand:
                                Transmission:
   Harris Trust Company
                                (212) 701-7636          Harris Trust Company
       of New York              (212) 701-7640              of New York
      P. O. Box 1023       Confirm by telephone to:   Receive Window 5th Floor
   Wall Street Station          (212) 701-7621            77 Water Street
 New York, New York 10268                                New York, New York

  Any questions or requests for assistance or additional copies of the Offering Circular / Prospectus, the Letter of Transmittal and the Form of Election may be directed to either the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                               ----------------

                              Information Agent:

                            D. F. KING & CO., INC.

                               77 Water Street
                           New York, New York 10005
                           (212) 269-5550 (Collect)

                         Call Toll Free (800) 669-5550

                               ----------------

                           The Dealer Managers are:

                             GOLDMAN, SACHS & CO.
                          [Address and phone number]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Corporate General Partner is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such amounts paid in settlement actually and reasonably incurred by such person in connection with such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Corporate General Partner's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporate General Partner shall not be liable to the Corporate General Partner or its stockholders for monetary damages for a breach of fiduciary duty as a director.

  ServiceMaster and The ServiceMaster Company L.P. are limited partnerships formed under the laws of the State of Delaware. Section 108 of the Delaware Revised Uniform Limited Partnership Act provides that a Delaware partnership may, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, may and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Article 7.9 of the ServiceMaster Limited Partnership Agreement of Limited Partnership ("Article 7.9") obligates ServiceMaster to indemnify to the fullest extent allowable by law any person who at any time serves as a director or executive officer of ServiceMaster, The ServiceMaster Company L.P., ServiceMaster Management Services, Inc. or ServiceMaster Consumer Services, Inc., against any claim which arises in connection with his or her service with ServiceMaster, including any subsidiary, any ServiceMaster employee benefit plan, or in any other capacity in which he or she is asked to serve by the Corporate General Partner's Board of Directors or Chief Executive Officer. The Board of Directors of the Corporate General Partner or its Chief Executive Officer may extend the indemnification protections to any other person to the extent they deem appropriate. Article 7.9 is intended to allow indemnification in accordance with and subject to Article 7.9 and to the fullest extent permitted by applicable law, including, but not limited to the Delaware Revised Uniform Limited Partnership Act.

  Article 7.9(c) provides that, except to the extent that ServiceMaster otherwise expressly agrees in writing, ServiceMaster will not be obligated to reimburse any person for or otherwise indemnify any person against: (a) any obligation such person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification; (b) except as otherwise expressly provided by a separate written agreement, any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person; (c) any liability imposed by contract or applicable law resulting from such person's competition against the ServiceMaster enterprise; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. With certain exceptions, ServiceMaster will not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Corporate General Partner's Board of Directors.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Article 7.9(o) further provides that ServiceMaster may purchase and maintain insurance on behalf of any person who is or was a director or executive officer of ServiceMaster, The ServiceMaster Company L.P., ServiceMaster Management Service, Inc. or ServiceMaster Consumer Services, Inc. or is or was serving in any other capacity with ServiceMaster or any other corporation at the request of the Corporate General Partner's Board of Directors or Chief Executive Officer against any expense, liability or loss, whether or not ServiceMaster would have the power to indemnify such person against such liability under Article 7.9.

  All of the Corporate General Partner's directors and officers and all of ServiceMaster's officers are covered by insurance policies maintained and held in effect by ServiceMaster against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as a part of this Registration Statement:

    See Exhibit Index

  (b) Financial Statement Schedules:

    Schedule VIII--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  The Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

    (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ServiceMaster pursuant to the foregoing provisions, or otherwise, ServiceMaster has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ServiceMaster of expenses incurred or paid by a director, officer or controlling person of ServiceMaster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ServiceMaster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DOWNERS GROVE, STATE OF ILLINOIS ON DECEMBER 12, 1996.

                                          ServiceMaster Limited Partnership
                                                       Registrant

                                                  ServiceMaster Management
                                                         Corporation
                                          By: _________________________________
                                                     (General Partner)

                                                     Vernon T. Squires
                                          By: _________________________________
                                                     Vernon T. Squires
                                             Senior Vice President and General
                                                           Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON DECEMBER 12, 1996, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:


                 SIGNATURE                                     TITLE
                 ---------                                     -----


                     *                      Chairman and Director
___________________________________________
            C. William Pollard

                     *                      President and Chief Executive Officer and
___________________________________________   Director
              Carlos H. Cantu

                     *                      Vice Chairman and Director
___________________________________________
             Charles W. Stair

                     *                      Senior Vice President and Chief Financial
___________________________________________   Officer (principal financial and
             Ernest J. Mrozek                 accounting officer)

                     *                      Director
___________________________________________
           Paul W. Berezny, Jr.

                                            Director
___________________________________________
             Henry O. Boswell

                                            Director
___________________________________________
              Brian Griffiths

                     *                      Director
___________________________________________
             Sidney E. Harris

                                            Director
___________________________________________
              Herbert P. Hess


                     *                      Director
___________________________________________
              Michele M. Hunt

                                            Director
___________________________________________
            Gunther H. Knoedler

                                            Director
___________________________________________
             James D. McLennan

                     *                      Director
___________________________________________
             Vincent C. Nelson

                                            Director
___________________________________________
                Kay A. Orr

                                            Director
___________________________________________
            Dallen W. Peterson

                                            Director
___________________________________________
             Philip B. Rooney

                     *                      Director
___________________________________________
            Burton E. Sorensen

                     *                      Director
___________________________________________
             David K. Wessner

             Vernon T. Squires
___________________________________________
             Vernon T. Squires
             Attorney in fact


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ServiceMaster Limited Partnership:

  We have audited in accordance with generally accepted auditing standards, the financial statements included in ServiceMaster Limited Partnership's annual report to shareholders incorporated by reference in this Form S-4 Registration Statement, and have issued our report thereon dated January 24, 1996. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The financial schedule statement included in Item 21(b) of this Form S-4 Registration Statement is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This financial statement schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

Chicago, Illinois
December 10, 1996

                                                                   SCHEDULE VIII

                       SERVICEMASTER LIMITED PARTNERSHIP

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                              DEDUCTIONS--
                           BALANCE AT  CHARGED TO RESERVES OF WRITE-OFFS OF
                          BEGINNING OF COSTS AND   ACQUIRED   UNCOLLECTIBLE  BALANCE AT
     CLASSIFICATION          PERIOD     EXPENSES   COMPANIES    ACCOUNTS    END OF PERIOD
     --------------       ------------ ---------- ----------- ------------- -------------
AS OF DECEMBER 31, 1995:
  Allowance for doubtful
   accounts--
    Accounts receivable
     (current)..........    $17,610      16,878        94        16,553        $18,029
                            -------      ------       ---        ------        -------
    Notes receivable
     (current)..........    $ 2,504         350       --            415        $ 2,439
                            -------      ------       ---        ------        -------
AS OF DECEMBER 31, 1994:
  Allowance for doubtful
   accounts--
    Accounts receivable
     (current)..........    $17,563      15,428       531        15,912        $17,610
                            -------      ------       ---        ------        -------
    Notes receivable
     (current)..........    $ 1,875         685       --             56        $ 2,504
                            -------      ------       ---        ------        -------
AS OF DECEMBER 31, 1993:
  Allowance for doubtful
   accounts--
    Accounts receivable
     (current)..........    $15,772      13,579       613        12,401        $17,563
                            -------      ------       ---        ------        -------
    Notes receivable
     (current)..........    $ 2,128         694       --            947        $ 1,875
                            -------      ------       ---        ------        -------

                       SERVICEMASTER LIMITED PARTNERSHIP

                                 EXHIBITS INDEX

  EXHIBIT
    NO.                                  DESCRIPTION OF EXHIBIT
  -------                                ----------------------
  2.1      Acquisition Agreement dated December 5, 1996, by and among ServiceMaster Limited
           Partnership, ServiceMaster Acquisition Corporation and Barefoot Inc.
  2.2      Plan and Agreement of Merger dated December 5, 1996, by and among ServiceMaster
           Limited Partnership, ServiceMaster Acquisition Corporation and Barefoot Inc.
  2.3      Merger and Reorganization Agreement dated December 10, 1991, by and among
           ServiceMaster Incorporated of Delaware, ServiceMaster Limited Partnership,
           ServiceMaster Corporation, ServiceMaster Management Corporation, NewSub A, Inc.,
           and NewSub B, Inc., is incorporated by reference to Annex D to ServiceMaster's
           Proxy Statement/Prospectus dated December 11, 1991.
  3.1      Amended and Restated Certificate of Incorporation of ServiceMaster Management
           Corporation is incorporated by reference to Exhibit 28.1 to the 1986 10-K.
  3.2      Amended and Restated Bylaws of ServiceMaster Management Corporation is
           incorporated by reference to Exhibit 28.2 to the 1986 10-K.
  3.3      Amended and Restated Certificate of Incorporation of ServiceMaster Incorporated of
           Delaware as filed on December 17, 1991 is incorporated by reference to Exhibit
           28.11 to the 1992 10-K.
  3.4      Amended and Restated Certificate of Incorporation of ServiceMaster Incorporated of
           Delaware as filed in January, 1993 is incorporated by reference to Exhibit 28.13 to the 1992 10-K.
  4.1      Form of Certificate representing share of limited partner interest in
           ServiceMaster.*
  4.2      Common Stock Purchase Agreement entered into by certain purchasers of the Common
           Stock of ServiceMaster Management Corporation on December 30, 1986 is incorporated by reference to Exhibit 28.3 to the 1986 10-K.
  4.3      ServiceMaster Limited Partnership Agreement of Limited Partnership, as Amended and
           Restated on December 30, 1986 is incorporated by reference to Exhibit 4.1 to the
           Annual Report on Form 10-K for the year ended December 31, 1986 (SEC File Number
           0-3168) (the "1986 10-K").
  4.4      Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of
           ServiceMaster Limited Partnership is incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K for the year ended December 31, 1987 (SEC File No.
           1-9378) (the "1987 10-K").
  4.5      Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of
           ServiceMaster Limited Partnership is incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K for the year ended December 31, 1988 (SEC File No.
           1-9378) (the "1988 10-K").
  4.6      Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of
           ServiceMaster Limited Partnership is incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 1989 (SEC File No.
           1-9378) (the "1989 10-K").
  4.7      Amended and Restated Agreement of Limited Partnership of ServiceMaster Limited
           Partnership, effective January 31, 1992, is incorporated by reference to Annex A to the Proxy Statement/Prospectus of ServiceMaster Limited Partnership and
           ServiceMaster Incorporated of Delaware dated December 11, 1991 (the "December 1991
           Proxy Statement/Prospectus").

  EXHIBIT
    NO.                                  DESCRIPTION OF EXHIBIT
  -------                                ----------------------
  4.8      Amended and Restated Agreement of Limited Partnership of ServiceMaster Limited
           Partnership effective January 1, 1993 is incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K for the year ended December 31, 1992 (SEC File
           No. 1-9378) (the "1992 10-K").
  4.9      The ServiceMaster Company Limited Partnership Agreement of Limited Partnership, as
           Amended and Restated on December 30, 1986 (the "Amended and Restate ServiceMaster
           Company Limited Partnership Agreement"), is incorporated by reference to Exhibit
           4.2 to the 1986 10-K.
  4.10     Amendment No. 1 to the Amended an Restated ServiceMaster Company Limited
           Partnership Agreement is incorporated by reference to Exhibit 4.5 to the 1988 10-
           K.
  4.11     Amendment No. 2 to the Amended and Restated ServiceMaster Company Limited
           Partnership Agreement is incorporated by reference to Exhibit 4.7 to the 1989 10-
           K.
  4.13     Amended and Restated Agreement of Limited Partnership of The ServiceMaster Company
           Limited Partnership, effective January 1, 1993, is incorporated by reference to
           Exhibit 4.11 of the 1992 10-K.
  5.1      Opinion of Kirkland & Ellis.*
  8.1      Opinion of Vorys, Sater, Seymour and Pease re tax matters.
  8.2      Opinion of Kirkland & Ellis re tax matters.
  9.1      Voting Trust Agreement among the stockholders and directors of ServiceMaster
           Management Corporation, dated December 30, 1986 is incorporated by reference to
           Exhibit 28.4 to the 1986 10-K.
 10.1      1987 ServiceMaster Option Plan is incorporated by reference to Exhibit 10.1 of the
           ServiceMaster Registration Statement on Form S-8 (No. 33-19109), filed with the
           SEC on December 16, 1987 (the "Option Plan Registration Statement").
 10.2      Form of Option Agreement for 1987 ServiceMaster Option Plan is incorporated by reference to Exhibit 10.2 of the Option Plan Registration Statement.
 10.3      Form of Deferred Compensation and Salary Continuation Agreement for Officers is
           incorporated by reference to Exhibit 10(c)(3) to the Annual Report on Form 10-K
           for the year ended December 31, 1980 (SEC File No. 0-3168) (the "1980 10-K").
 10.4      Form of Deferred Directors Fee Agreement is incorporated by reference to Exhibit
           10(c)(4) to the 1980 10-K.
 10.5      Form of ServiceMaster Executive Share Subscription Program, Share Subscription and
           Purchase Agreement, Disclosure Confirmation, effective August 18, 1987, is incorporated by reference to Exhibit 10.5 to the 1987 10-K.
 10.6      Incentive Reward Compensation Plan is incorporated by reference to Exhibit
           10(c)(6) to the 1980 10-K.
 10.7      ServiceMaster Industries Inc. Profit Sharing, Savings and Retirement Trust dated
           April 1, 1984 is incorporated by reference to Exhibit 10(c)(11) to the Annual
           Report on Form 10-K for the year ended December 31, 1985.
 10.9      ServiceMaster Profit Sharing, Savings and Retirement Plan amended and restated
           effective January 1, 1987 is incorporated by reference to the 1987 10-K.
 10.10     ServiceMaster Partnership Share Investment Plan (the "PSIP") is incorporated by reference to the PSIP Registration Statement on Form S-8 (No. 33-19763) filed with the SEC on January 22, 1988, as amended through all post-effective amendments filed on or before February 10, 1988.
 10.11     Form of the Share Grant Award Plan is incorporated by reference to Exhibit 10.12 to the 1987 10-K.

  EXHIBIT
    NO.                                  DESCRIPTION OF EXHIBIT
  -------                                ----------------------
 10.12     License Agreement by and among The ServiceMaster Company Limited Partnership, The
           Terminix International Company Limited Partnership and Duskin Co., Ltd., dated May
           11, 1987 is incorporated by reference to Exhibit 10.3 to the 1987 10-K.
 10.13     Form of Executive Debenture Equity Program 9% Convertible Subordinated Debenture
           Due April 1, 1995; Subscription to Purchase; Form of Call Agreement; Form of
           Promissory Note is incorporated by reference to Exhibit 10.14 to the 1987 10-K.
 10.14     The Terminix International Company LP Profit Sharing Retirement Plan (previously known as Cook International, Inc. Profit Sharing Retirement Plan) effective
           January 1, 1984; Amendment No. One to The Terminix International Company L.P.
           Profit Sharing Retirement Plan effective January 1, 1986 and April 1, 1986;
           Amendment No. Two, effective April 1, 1986; Amendment No. Three, effective January
           1, 1987 and January 1, 1988; The Terminix International Company L.P. Profit
           Sharing Retirement Trust, all of which are incorporated by reference to Exhibit
           10.15 to the 1987 10-K.
 10.15     ServiceMaster 10-Plus Plan is incorporated by reference to Exhibit 4.2 to the
           ServiceMaster Limited Partnership Registration Statement on Form S-8 (No. 33-
           39148) filed with the SEC on February 26, 1991 (the "10-Plus Registration
           Statement").
 10.16     Form of Option Agreement for the ServiceMaster 10-Plus Plan is incorporated by reference to Exhibit 4.3 to the 10-Plus Registration Statement.
 10.17     Form of Directors Deferred Fees Plan (ServiceMaster Shares Alternative) is
           incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for
           the year ended December 31, 1990 (SEC File No. 1-9378) (the "1990 10-K").
 10.18     Form of Directors Deferred Fees Agreement (ServiceMaster Shares Alternative) is
           incorporated by reference to Exhibit 10.19 of the 1990 10-K.
 10.19     Form of ServiceMaster Deferred Fees Plan Trust is incorporated by reference to
           Exhibit 10.20 of the 1990 10-K.
 10.20     ServiceMaster 10-Plus Plan as amended September 3, 1991 is incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K for the year ended
           December 31, 1991 (the "1991 10-K").
 10.21     Form of Option Agreement for the ServiceMaster 10-Plus Plan as amended September
           3, 1991 is incorporated by reference to Exhibit 10.22 to the 1991 10-K.
 10.22     ServiceMaster 1994 Non-Employee Director Share Option Plan is incorporated by reference to Exhibit to the ServiceMaster Limited Partnership Registration
           Statement on Form S-8 filed with Securities and Exchange Commission on October 5,
           1994 (the "Directors Share Plan Registration Statement").
 10.23     Form of Option Agreement for the ServiceMaster 1994 Non-Employee Director Share
           Option Plan is incorporated by reference to Exhibit 4.3 to the Directors Share
           Plan Registration Statement.
 10.24     Merger Agreement dated April 22, 1989, as Amended and Restated as of September 22,
           1989, by and among ServiceMaster Limited Partnership, SVM Holding Corp., SVM
           Acquisition Corp., and American Home Shield Corporation is incorporated by reference to Annex A to the Proxy Statement/Prospectus included as part of the
           Registration Statement on Form S-4 as filed by American Home Shield Corporation and ServiceMaster Limited Partnership on September 26, 1989.
 10.25     Contribution Agreement dated December 31, 1995, among ServiceMaster Limited
           Partnership, ServiceMaster Consumer Services Limited Partnership, WMI Urban
           Services, Inc., and WMX Technologies, Inc., is incorporated by reference to
           Exhibit 1 to the Current Report on Form 8-K as filed by ServiceMaster Limited
           Partnership on January 15, 1996 (the "January 15, 1996 8-K").

  EXHIBIT
    NO.                                  DESCRIPTION OF EXHIBIT
  -------                                ----------------------
 10.26     Option Agreement dated December 31, 1995 between ServiceMaster Limited
           Partnership, ServiceMaster Incorporated of Delaware, and WMI Urban Services, Inc.
           is incorporated by reference to Exhibit 2 to the January 15, 1996 8-K.
 10.27     Participation Agreement dated November 8, 1990, by and among ServiceMaster
           Consumer Services Limited Partnership, The ServiceMaster Company Limited
           Partnership, ServiceMaster Consumer Services Management Corporation, ServiceMaster
           Management Corporation, Waste Management, Inc., WMI Urban Services, Inc., and
           WMPC, Inc. is incorporated by reference to Exhibit 4.2 to the Form 8-K filed on
           November 21, 1990 (the "November 1990 8-K").
 10.28     Amended and Restated Agreement of Limited Partnership for ServiceMaster Consumer
           Services Limited Partnership dated November 8, 1990 is incorporated by reference to Exhibit 4.4 to the November 1990 8-K.
 10.29     Amended and Restated Agreement of Limited Partnership of ServiceMaster Management
           Services Limited Partnership dated December 1991 is incorporated by reference to
           Exhibit 28.10 to the 1991 10-K.
 10.30     Amended and Restated Agreement of Limited Partnership of ServiceMaster Consumer
           Services Limited Partnership effective June 30, 1992 is incorporated by reference to Exhibit 28.12 to the 1992 10-K.
 10.31     Agreement of Trust (T Trust) between The ServiceMaster Company Limited
           Partnership, as grantor, and Continental Bank National Association, as trustee, dated January 1, 1993 is incorporated by reference to Exhibit 28.14 to the 1992
           10-K.
 10.32     Agreement of Trust (A Trust) between The ServiceMaster Company Limited
           Partnership, as grantor, and Continental Bank National Association, as trustee, dated January 1, 1993 is incorporated by reference to Exhibit 28.15 to the 1992
           10-K.
 11.1      Statement re Per Share Earnings of ServiceMaster is incorporated by reference to
           Exhibit 11 to the ServiceMaster 1995 10-K.
 21.1      Information regarding the Subsidiaries of the Registrant is incorporated by reference to Exhibit 21 to the ServiceMaster 1995 10-K.
 23.1      Consent of Arthur Andersen LLP with respect to the Financial Statements of
           ServiceMaster.
 23.2      Consent of Arthur Andersen LLP with respect to the Financial Statements of
           Barefoot.
 23.3      Consent of Kirkland & Ellis (included in Exhibits 5.1 and 8.2).
 23.4      Consent of Vorys, Sater, Seymour and Pease (included in Exhibit 8.1).
 24        Power of Attorney
 27        Financial Data Schedule is incorporated by reference to Exhibit 27 to the
           ServiceMaster 1995 10-K.
 99.1      Form of Letter of Transmittal.*
 99.2      Form of Election.*
 99.3      Form of Notice of Guaranteed Delivery.*
 99.4      Letter to Securities Dealers, Commercial Banks, Trust Companies and other
           Nominees.*
 99.5      Letter to clients of Securities Dealers, Commercial Banks, Trust Companies and
           other Nominees.*
 99.6      Instruction Sheet for Barefoot Stockholders.*
 99.7      Opinion of Robert W. Baird & Co. Incorporated delivered to the Board of Directors of Barefoot Inc. dated December 4, 1996.
 99.8      Confidentiality Agreement between ServiceMaster and Barefoot dated November 11,
           1996.

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*To be filed by Amendment.